REGISTRATION NO. 1-15401


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 3 TO
                                     FORM 10



                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                       Pursuant to Section 12(b) or (g) of
                       the Securities Exchange Act of 1934



                            ENERGIZER HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               MISSOURI                               43-1863181
       (STATE OF INCORPORATION)                    (I.R.S.EMPLOYER
                                                  IDENTIFICATION NO.)

             800 CHOUTEAU
           ST. LOUIS, MISSOURI                          63102
     (ADDRESS OF PRINCIPAL OFFICES)                  (ZIP CODE)

    REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (314) 982-2970



        Securities to be registered pursuant to Section 12(b) of the Act:

       NAME OF EACH EXCHANGE ON WHICH               EACH CLASS IS TO BE
   TITLE OF EACH CLASS TO BE SO REGISTERED             REGISTERED
 ------------------------------------------        -------------------
     Common Stock, $.01 par value            New York Stock Exchange, Inc.
     Common Stock Purchase Rights            New York Stock Exchange, Inc.

     Securities to be registered pursuant to Section 12(g) of the Act: None

                            ENERGIZER HOLDINGS, INC.

                I.  INFORMATION INCLUDED IN INFORMATION STATEMENT
                    AND INCORPORATED IN FORM 10 BY REFERENCE

               CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10


ITEM
 NO.  ITEM CAPTION                                    LOCATION IN INFORMATION STATEMENT
----  --------------                                  ---------------------------------

1.    Business                                        BUSINESS AND PROPERTIES

2.    Financial Information                           SUMMARY SELECTED HISTORICAL
                                                      FINANCIAL INFORMATION;
                                                      MANAGEMENT'S DISCUSSION AND
                                                      ANALYSIS OF RESULTS OF OPERATION
                                                      AND FINANCIAL CONDITION

3.    Properties                                      BUSINESS AND PROPERTIES--Properties

4. .  Security Ownership of Certain Beneficial
      Owners and Management                           STOCK OWNERSHIP INFORMATION

5.    Directors and Executive Officers                MANAGEMENT

6.    Executive Compensation                          EXECUTIVE COMPENSATION; ENERGIZER
                                                      COMPENSATION AND BENEFIT PLANS

7.    Certain Relationships and Related Transactions  AGREEMENTS BETWEEN RALSTON AND
                                                      ENERGIZER; CERTAIN TRANSACTIONS

8.    Legal Proceedings                               BUSINESS AND PROPERTIES-Legal
      Proceedings

9. .  Market Price of and Dividends on the
      Registrant's Common Equity and Related
      Stockholder Matters                             THE DISTRIBUTION--Listing and Trading of
                                                      Energizer Stock

11..  Description of Registrant's Securities to be    DESCRIPTION OF ENERGIZER CAPITAL
      Registered                                      STOCK; ANTI-TAKEOVER EFFECTS OF
                                                      CERTAIN PROVISIONS


12.   Indemnification of Directors and Officers       INDEMNIFICATION OF DIRECTORS,
                                                      OFFICERS AND EMPLOYEES
                                                      OF ENERGIZER

13.   Financial Statements and Supplementary Data     INDEX TO FINANCIAL INFORMATION OF
                                                      ENERGIZER HOLDINGS, INC.

              II. INFORMATION NOT INCLUDED IN INFORMATION STATEMENT

Item  10.     Recent  Sales  of  Unregistered  Securities.

          Energizer Holdings, Inc. was incorporated as a Missouri corporation on September 23, 1999. It issued 1000 shares of its $1.00 par value common stock to Eveready Battery Company, Inc. on that date in consideration of a capital contribution of $1,000. The issuance was exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) of the Act, because the issuance did not involve any public offering of securities.
 .

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

          None.
Item  15.     Financial  Statements  and  Exhibits.

     (a)  Financial  Statements--See  Index  to  Financial  Information

     (b)  Exhibits:
EXHIBIT  NO.                    DESCRIPTION
------------                    -----------

2.1     Form  of  Agreement  and  Plan  of  Reorganization
2.2     Form  of  Tax  Sharing  Agreement
2.3     Form  of  Bridging  Agreement
2.4     Form  of  Aircraft  Joint  Ownership  Agreement
2.5     Form  of  Lease  Agreement
2.6     Form  of  Intellectual  Property  Agreement
3.1     Articles  of  Incorporation  of  Energizer  Holdings,  Inc.
3.2     Bylaws  of  Energizer  Holdings,  Inc.
4.1 Form of Rights Agreement between Energizer Holdings, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent
10.1    Form  of  Energizer  Holdings,  Inc.  Incentive  Stock  Plan
10.2    Form  of  Energizer  Holdings,  Inc.  Non-Qualified  Deferred
        Compensation  Plan
10.3    Form  of  Change  of  Control  Employment  Agreements
10.4    Form  of  Indemnification  Agreements with Executive Officers and  Directors
10.5    Form  of  Executive  Savings  Investment Plan
10.6    Form  of  Executive  Health  Insurance  Plan
10.7    Form  of  Executive  Long  Term  Disability  Plan
10.8    Form  of  Financial  Planning  Plan
10.9    Form  of  Executive  Group  Personal  Excess  Liability  Insurance Plan
10.10   Form  of  Executive  Retiree  Life  Plan
10.11   Form  of  Supplemental  Executive  Retirement  Plan
10.12   Financing  Term  Sheet
21      List  of  Energizer  Subsidiaries
27      Financial  Data  Schedule


                            ENERGIZER HOLDINGS, INC.

                               800 Chouteau Avenue
                            St. Louis, Missouri 63102


April  1,  2000

Dear  Shareholder:

     I am pleased to welcome you as a shareholder of Energizer Holdings, Inc., the world's largest manufacturer of primary batteries and flashlights.

     Although Energizer is a new public company, its business is well established. Our "Eveready" brand has been synonymous with batteries and flashlights for almost 100 years, and today our world-class "Energizer" brand products are known globally for long-lasting service and dependability. Our "Energizer" and "Eveready" brand products are distributed in more than 160 countries. We carry forward a reputation for providing products of the highest quality and value, and a tradition of innovation and continuously improved batteries and lighting products.

     I welcome your participation as an Energizer shareholder and look forward to continuing our tradition of working on your behalf.

                                   Sincerely,



                                   J.  Patrick  Mulcahy
                                   Chief  Executive  Officer
                                   Energizer  Holdings,  Inc.

                             RALSTON PURINA COMPANY


April  1,  2000

Dear  Ralston  Purina  Shareholder:

     I am pleased to inform you that on March 16, 2000, the Board of Directors of Ralston Purina Company declared a distribution to Ralston's stockholders of shares of the common stock and related common stock purchase rights of Energizer Holdings, Inc., currently a wholly owned subsidiary of Ralston. The distribution will occur as of 12:01 a.m. CST on April 1, 2000.

     Energizer and its subsidiaries will continue to operate their worldwide battery business. Following the distribution, Energizer will conduct that business as a separate, publicly-owned company.

     If you are a shareholder of record of Ralston Stock as of the close of business on March 31, 2000, the record date for the distribution, you will receive one share of Energizer Stock for every three shares of Ralston Stock you own (and a cash payment instead of any fractional share of Energizer Stock). No action is required on your part in order to receive your distribution. The distribution of Energizer Stock will generally be tax-free to you for federal income tax purposes, but any cash that you receive instead of fractional shares will be taxable to you. You will receive your Energizer Stock certificate (and any cash payment for fractional shares) in a separate mailing shortly after April 1, 2000.

     The attached Information Statement describes the distribution in detail and contains important information about Energizer, including financial statements and other financial information. The Information Statement is being provided to all Ralston stockholders in connection with the distribution of Energizer Stock.

     Energizer Stock will be listed and traded on the New York Stock Exchange, and its stock symbol will be "ENR".

     Your Board of Directors has carefully considered the spin-off of the Energizer business. The Board and I believe that the spin-off is in the best interests of the shareholders of Ralston, and will result in changes that should benefit both Energizer and Ralston. After the spin-off, Ralston and Energizer will each be an independent company with its own board of directors and management group. We believe that each group will be able to be more focused on the challenges and competition facing their businesses.

                                   Sincerely,
                                W. Patrick McGinnis
                         Chief Executive Officer and President
                               Ralston  Purina  Company

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 3 to Form 10 Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                  ENERGIZER  HOLDINGS,  INC.


                                  By:/s/ Daniel E. Corbin, Jr.
                                     Daniel  E.  Corbin,  Jr.
                                     Executive  Vice  President,
                                     Finance  and  Control
                                     Energizer  Holdings,  Inc.



March  16,  2000

                              INFORMATION STATEMENT

                            ENERGIZER HOLDINGS, INC.

                                  COMMON STOCK
                                ($.01 par value)

     Ralston Purina Company is furnishing you with this Information Statement in connection with its distribution to its stockholders of 100% of the shares of the common stock of its subsidiary, Energizer Holdings, Inc. (as well as related common stock purchase rights). Following the distribution, Ralston will not own any Energizer Stock and Energizer will be an independent public company. Ralston's common stock is referred to as "Ralston Stock", Energizer's common stock is referred to as "Energizer Stock", and the distribution of the Energizer Stock is referred to as the "distribution", throughout the rest of this document.

     The distribution will be made on April 1, 2000. You will receive one share of Energizer Stock for every three shares of Ralston Stock which you hold as of the close of business on March 31, 2000.

     No stockholder action is necessary to receive the shares of Energizer Stock in the distribution. This means that:

-     You  do  not  need  to  pay  any consideration to Ralston or to Energizer.

- You do not need to surrender or exchange any shares of Ralston Stock to receive your shares of Energizer Stock in the distribution.

In addition, a stockholder vote is not required for the distribution to occur. Ralston is not asking you for a proxy, and requests that you do not send a proxy. Neither Ralston nor Energizer will receive any cash or other proceeds from the distribution.

     Energizer Stock will be listed and traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "ENR". There has been no trading market for Energizer Stock. However, we expect that a limited market for the Energizer Stock will develop on or shortly before March 31, 2000, the record date for the distribution.

     As you review this Information Statement, you should carefully consider the matters described under the caption "THE DISTRIBUTION -- Risk Factors."

                                ---------------------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------

             THE DATE OF THIS INFORMATION STATEMENT IS MARCH 20, 2000.

                              INFORMATION STATEMENT
                                TABLE OF CONTENTS


QUESTIONS  AND  ANSWERS  ABOUT  THE
   DISTRIBUTION  OF  ENERGIZER  STOCK                                        4
INTRODUCTION                                                                 7
SUMMARY                                                                      8
SUMMARY  OF  SELECTED  HISTORICAL
   FINANCIAL  INFORMATION                                                   11
UNAUDITED  PRO  FORMA  COMBINED
   FINANCIAL  INFORMATION                                                   12
   FORWARD-LOOKING  STATEMENTS                                              15
THE  DISTRIBUTION                                                           15
     Background  and  Reasons  for  the
       Distribution                                                         15
     Advice  Provided  by  Financial  Advisor                               18
     Risk  Factors                                                          19
     Manner  of  Effecting  the  Distribution                               27
     Federal  Income  Tax
       Consequences  of  the  Distribution                                  28
     Listing  and  Trading  of  Energizer  Stock                            29
     Energizer  Stock  Received  by
       Benefit  Plans                                                       30
REGULATORY  APPROVALS                                                       31
AGREEMENTS  BETWEEN  RALSTON  AND
   ENERGIZER                                                                31
     Agreement  and  Plan  of
     Reorganization                                                         31
     Tax  Sharing  Agreement                                                37
     Bridging  Agreement                                                    37
     Lease  Agreement                                                       37
     Foreign  Distribution  Agreements                                      38
     Aircraft Joint  Ownership  Agreement                                   38
MANAGEMENT'S  DISCUSSION  AND
   ANALYSIS  OF  RESULTS  OF  OPERATIONS
   AND  FINANCIAL  CONDITION                                                39
BUSINESS  AND  PROPERTIES  .                                                52
     Background                                                             52
     Patents,  Technology  and  Trademarks                                  54
     Energizer's  Objectives  and  Strategy                                 54
     Sales  and  Distribution                                               57
     Competition                                                            57
     Employees                                                              60
     Raw  Materials                                                         60
     Governmental  Regulation;  Environmental
        Matters                                                             60
     Legal  Proceedings                                                     61
     Properties                                                             63
MANAGEMENT                                                                  64
     Directors  of  Energizer                                               64
     Directors'  Meetings  and
        Committees                                                          65
     Director  Compensation                                                 66
     Compensation  Committee  Interlocks
     and  Insider  Participation                                            67
     Executive  Officers  of  Energizer                                     67
EXECUTIVE  COMPENSATION                                                     69
ENERGIZER  COMPENSATION  AND
    BENEFIT  PLANS                                                          71
     Energizer  Incentive  Stock  Plan                                      71
     Savings  Investment  Plan                                              76
     Deferred  Compensation  Plan                                           78
     Change of Control Employment Agreements                                79
     Other Executive Benefit Plans                                          79
CERTAIN  TRANSACTIONS                                                       79
STOCK  OWNERSHIP  INFORMATION                                               80
DESCRIPTION  OF  ENERGIZER  CAPITAL
   STOCK                                                                    82
     Authorized  Capital  Stock                                             82
     Energizer  Common  Stock                                               82
     Preferred  Stock                                                       83
     Common  Stock  Purchase  Rights                                        84
     Transfer  Agent                                                        86
ANTI-TAKEOVER  EFFECTS  OF  CERTAIN
   PROVISIONS                                                               87
     Classified  Board  of  Directors;
       Removal                                                              87
     Shareholder  Action  by  Written
       Consent;  Special  Meetings                                          88
     Advance  Notice  Provisions                                            88
     Preferred  and  Common  Stock                                          88
     Business  Combinations                                                 89
     Amendment  of  Certain  Provisions  of  the
       Energizer  Articles  and  Bylaws                                     90
     Rights                                                                 90
     Change of Control Employment Agreements;
       Other  Severance  Arrangements                                       90
     Missouri  General  and
       Business  Corporations  Law                                          90
INDEMNIFICATION  OF  DIRECTORS,  OFFICERS  AND
   EMPLOYEES  OF  ENERGIZER                                                 92
SHAREHOLDER  PROPOSALS                                                      93
INDEPENDENT  ACCOUNTANTS                                                    93
WHERE  YOU  CAN  OBTAIN  ADDITIONAL  INFORMATION                            93
INDEX  TO  FINANCIAL  INFORMATION
OF  ENERGIZER  HOLDINGS,  INC.                                              95

         QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION OF ENERGIZER STOCK
         ---------------------------------------------------------------

The  following  questions  and answers highlight important information about the
--------------------------------------------------------------------------------
distribution of Energizer Stock.  Because this is a summary, it does not contain
--------------------------------------------------------------------------------
all  the  information  that may be important to you.  You should read the entire
--------------------------------------------------------------------------------
Information  Statement  for  more  complete  information.
---------------------------------------------------------

Q.     WHAT  WILL  HAPPEN  IN  THE  DISTRIBUTION?

A. Ralston Purina Company is separating its battery business from Ralston's pet products business. It will accomplish this by distributing all of the outstanding shares of Energizer Stock to the Ralston stockholders. Ralston will not retain any shares of Energizer Stock following the distribution. This type of distribution is often referred to as a spin-off. If you are a Ralston stockholder as of the close of business on March 31, 2000 you will be entitled to receive shares of Energizer Stock in the distribution.

     Upon completion of the distribution, you will own shares in two separately traded public companies, Ralston Purina Company and Energizer Holdings, Inc. Ralston will remain the world's largest producer of dry dog food and dry and soft-moist cat foods, and a leading manufacturer of cat box filler in the United States and Canada. Energizer will be the world's largest manufacturer of primary batteries and flashlights, including Energizer and Eveready brand products. This document refers to Ralston Purina Company as Ralston and to Energizer Holdings, Inc. as Energizer.

Q.     WHAT  DO  I  HAVE  TO  DO  TO  PARTICIPATE  IN  THE  DISTRIBUTION?

A. Nothing. No proxy or vote is necessary for the distribution to occur. You do not need to, and should not, mail in any certificates of Ralston Stock to receive shares of Energizer Stock in the distribution.

Q.     WHAT  WILL  I  RECEIVE  IN  THE  DISTRIBUTION?

A. You will receive one share of Energizer Stock for every three shares of Ralston Stock you own, with a cash payment instead of any fractional share of Energizer Stock. All fractional shares which would otherwise be distributed to you will be combined with those of all other Ralston stockholders and will be sold by Continental Stock Transfer & Trust Company, the distribution agent, in the open market at then-current prices. You will receive your pro-rata portion of the sale proceeds shortly after the distribution. This document refers to Continental as the Transfer Agent.

     You will receive your Energizer Stock certificate (and any cash payment in lieu of any fractional shares) in a separate mailing shortly after April 1, 2000.

     The shares of Energizer Stock will also include an associated common stock purchase right similar to those you have with your existing Ralston Stock. These rights are designed to encourage a potential acquirer of at least 20% of the outstanding Energizer Stock to negotiate with the Energizer Board of Directors rather than proceed unilaterally. The rights are also designed to protect stockholders in the event that someone acquires a large percentage of the outstanding Energizer Stock and the Energizer Board of Directors concludes that the acquisition is not in the best interests of Energizer and its stockholders. For more information about the common stock purchase rights, see "DESCRIPTION OF ENERGIZER CAPITAL STOCK - Common Stock Purchase Rights."

Q.     DO  I  HAVE  TO  PAY  TAXES  ON  THE  RECEIPT  OF  ENERGIZER  STOCK?

A. Ralston has received a ruling from the IRS that the distribution of Energizer Stock will be tax-free to Ralston stockholders for Federal income tax purposes. However, any cash that you receive instead of fractional shares of Energizer Stock will be taxable to you. In addition, if you are an employee of Ralston or Energizer and hold any restricted shares of Ralston Stock, the shares of Energizer Stock which you receive with respect to those shares will be taxable at the time that the restrictions lapse. To review the tax consequences of the distribution in greater detail, see "THE DISTRIBUTION - Federal Income Tax Consequences of the Distribution."

Q.     WILL  ENERGIZER  STOCK  BE  LISTED  ON  ANY  EXCHANGE?

A. Yes, the Energizer Stock has been approved for listing on the New York Stock Exchange and will trade under the symbol "ENR".

Q.     WHAT  WILL  HAPPEN  TO  THE  TRADING  OF  RALSTON  AND  ENERGIZER  STOCK?

A.     Beginning  on  or  about  March 27, 2000, and continuing through April 3,
2000, you will only be able to sell your Ralston Stock with due bills for Energizer Stock. This means that you will give up your right to receive Energizer Stock if you sell your Ralston Stock during this time. The shares of Energizer Stock which you receive in the distribution must be delivered by you to the buyer of your Ralston Stock.

Beginning on or about March 27, 2000, we expect that investors will be able to buy and sell Energizer Stock on a when-issued basis until certificates for Energizer Stock are actually delivered by the Transfer Agent.

You should consult your own broker if you intend to sell your Ralston Stock after March 27, 2000 and before you receive your certificate for Energizer Stock. Make sure that your broker understands your intentions with respect to such sales.

Q.   HOW  CAN  I  OBTAIN  MORE  INFORMATION  ABOUT  THE  DISTRIBUTION?

A.   If  you  have  questions  about  the  distribution,  please  contact:
     Ralston  Purina  Company
     Investor  Relations  Department
     Checkerboard  Square,  7T
     St.  Louis,  Missouri  63164
     (314)  982-2161

     If, following the distribution, you have questions about the shares of Energizer Stock which will be credited to your book entry account with the Transfer Agent, please contact:

     Continental  Stock  Transfer  &  Trust  Company
     2  Broadway
     New  York,  NY  10004
     (888)  509-5580

                                  INTRODUCTION

During the past several years, Ralston's board of directors and management have comprehensively reviewed Ralston's management, organization and businesses. The primary goal of this review was to generate maximum value for Ralston's stockholders and to focus the resources of the organization on its key strategic businesses. Most recently, this review has focused on improving and sustaining the performance of its remaining businesses - pet products and batteries.

After much consideration of the issues involved, as well as the views of the management of both Ralston and Energizer, and financial advice provided by Wasserstein Perella and Co., Inc., the board of directors determined that a separation of the pet products business of Ralston from the battery business of Energizer would serve the goal of improved business performance and would be in the best interests of both businesses as well as the stockholders of Ralston. The pet products and battery businesses are large, complex businesses with different challenges, strategies and means of doing business and it is expected that the separation will permit the management of each business to focus solely on the opportunities and challenges specific to that business. It will also allow Energizer to design more effective compensation programs, including an employee stock ownership plan, linked to the performance of the battery business, as reflected in the trading value of the Energizer Stock. In approving the separation, the board considered that:

- having two separate public companies may improve the ability of each business to respond to the opportunities and challenges in its industry and achieve its maximum value;

- the separation will allow Energizer to establish an employee stock ownership plan offering investment in Energizer Stock, which will give employees a strong financial interest in the success of Energizer; and

- having two separate public companies will enable the financial markets to evaluate each company more effectively, which should maximize shareholder value over the long-term for both Ralston and Energizer.

To review the reasons for the separation of Ralston and Energizer in greater detail, see "THE DISTRIBUTION - Background and Reasons for the Distribution."

To accomplish the separation, on March 16, 2000, the board of directors of Ralston declared a distribution, by means of a dividend payable on April 1, 2000, of one share of Energizer Stock (and a related common stock purchase right) for every three shares of Ralston Stock held of record as of the close of business on March 31, 2000. Following the distribution, Energizer will be an independent publicly-owned company.

The following summary highlights selected information from this document regarding Energizer and the distribution. It may not contain all of the information that is important to you. To better understand the distribution and the challenges and opportunities facing Energizer, you should read carefully the entire Information Statement, including the historical and pro forma consolidated financial statements of Energizer and the notes to those financial statements, all of which are included in this Information Statement.

                                     SUMMARY


THE ENERGIZER BUSINESS. Following the distribution, Energizer will be the world's largest manufacturer of primary batteries and flashlights and a global leader in the dynamic business of providing portable power. Energizer's subsidiaries manufacture and market a complete line of primary (non-rechargeable) alkaline and carbon zinc batteries under the brands "Eveready" and "Energizer", as well as miniature batteries and flashlights and other lighting products. They also market a line of rechargeable batteries. Energizer and its subsidiaries operate 23 manufacturing facilities in 16 countries on 4 continents. Energizer's worldwide work force of approximately 11,000 employees is responsible for the production of approximately 6 billion battery cells annually.

     Energizer has a long-standing reputation for providing consumers with batteries and lighting products that deliver long-lasting, dependable performance. Global demand for alkaline batteries continues to grow and Energizer is well-positioned to capitalize on that growth:
-     the  "Energizer"  alkaline  brand  franchise  has  worldwide  recognition;
- Energizer's alkaline battery manufacturing facilities have sufficient capacity for expected increases in demand, and offer broad geographic distribution;
- Energizer has a significant market position in most of the geographic markets in which it competes;
- Energizer's well-trained workforce, experienced management and innovative research and product development teams enable it to create growth opportunities;
- Energizer's focus on continuous innovation and research on alkaline and future technologies enable it to provide the highest quality products in response to constantly changing market demands.

For more information about Energizer's business, see "BUSINESS AND PROPERTIES - Background" and " - Competition".

BUSINESS STRATEGY. Energizer's goal is to increase its revenue growth and profitability by:
-     forging  new  cooperative  relationships  with its major retail customers;
-     introducing  more  effective  workforce  incentives;
- delivering premium-quality battery and lighting products and increasing consumer perceptions of the advantages of Energizer's products;
- maintaining its strong market positions in North America, Europe and Asia and expanding its presence in battery markets with opportunities for significant growth; and
- managing manufacturing, sales and marketing efforts in the most cost-efficient manner possible.

Energizer  plans  to  achieve  its  objectives  by:
-     providing  its  major  retail  customers  with significant retail support;
- redesigning its compensation programs to create more effective incentives directly linked to the value of Energizer Stock, including an employee stock ownership plan with a significant company match for employee investments in Energizer Stock;
- maintaining its strong research and development orientation but focusing on more effective advertising and promotional efforts;
-     aggressively  pricing  and  promoting  its  products  to  establish strong market share in new and growing markets, and favorably positioning the "Energizer" brand as consumers continue to shift from carbon zinc to alkaline batteries; and
- maintaining effective cost control programs, and developing and implementing methods for more efficient manufacturing and distribution operations.

For more information, see "BUSINESS AND PROPERTIES - Energizer's Objectives and Strategy".

RISK FACTORS. An investment in Energizer Stock is subject to a number of risks, among which are:
- Energizer's lack of an operating history as a separate independent company;
- the potential of a decrease in value, or wide fluctuations in the market price, of Energizer Stock;
- the need for Energizer to service its approximately $615 million of debt and the effect of that debt on Energizer's debt rating and its ability to invest in research and development, make acquisitions or pay dividends;
- the potential that Energizer's market share in the United States and other key areas will continue to decline;
- the potential negative effect on the Energizer business from competition, retailer consolidation, technological advances, or increases in the price of commodities and raw materials;
- the potential negative effect on the Energizer business of government intervention or regulation, currency fluctuations, foreign and U.S. tax laws, tariffs or quotas, and restrictions on the flow of capital;
- political and economic instability in countries or regions where the Energizer business is conducted; and
- the potential anti-takeover effects of certain terms of Energizer's Articles of Incorporation, Bylaws and Rights Agreement.

     For more information about these risk factors, see "THE DISTRIBUTION - Risk Factors".

RELATIONSHIP BETWEEN ENERGIZER AND
RALSTON AFTER THE DISTRIBUTION. After the distribution, Energizer will be a separate company from Ralston. Energizer and Ralston will enter into agreements to assist in the separation of the Energizer business, and its operation as a public corporation. The agreements deal with many issues, including:
-     the  orderly  separation  of  Energizer  and  Ralston;
- services to be provided by Ralston and Energizer to each other on a transitional basis following the distribution;
- the allocation between Energizer and Ralston of assets that are not specifically identified with the business of either company; and
- the allocation of certain tax and other liabilities between Energizer and Ralston.

     Under these agreements, Energizer and Ralston agree to compensate each other after the distribution for certain losses, damages, claims and liabilities that may result from the operation of their respective businesses, as well as for other allocated liabilities. For more information about these agreements, see "AGREEMENTS BETWEEN RALSTON AND ENERGIZER."

              SUMMARY OF SELECTED HISTORICAL FINANCIAL INFORMATION

     The following table sets forth Summary Selected Historical Financial Information for Energizer Holdings, Inc. (Energizer). The historical financial information presented below may not necessarily be indicative of the results of operations or financial position that would have been obtained if Energizer had been an independent company during the periods shown or of Energizer's future performance as an independent company. The financial data set forth below should be read in conjunction with Energizer's Combined Financial Statements and the notes thereto found elsewhere in this Information Statement. See "MANAGEMENT'S DISCUSSION
AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" and "INDEX TO FINANCIAL INFORMATION OF ENERGIZER HOLDINGS, INC." Earnings per share data is presented elsewhere in this Information Statement on a pro forma basis only. (See "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION".)



                                           ENERGIZER HOLDINGS, INC.
                              SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION
                                                (IN MILLIONS)

                           FOR THE THREE MONTHS
                           ENDED DECEMBER 31,               FOR THE YEAR ENDED SEPTEMBER 30,
                           ------------------               --------------------------------
STATEMENT OF EARNINGS DATA

                                  1999    1998     1999      1998      1997      1996      1995
                                  ----    ----     ----      ----      ----      ----      ----

Net Sales . . . . . .           673.6  $ 582.4  $1,872.3  $1,921.8  $2,005.8  $2,023.5  $1,991.8

Depreciation and Amortization .  21.9     24.6      94.9     101.2     112.3     122.6     125.8

Earnings from Continuing
Operations before Income
Taxes (a) . . . . . . . . .     173.7     97.4     248.2     262.5     203.9     271.4     141.9

Income Taxes. . . . .            69.0     42.6      88.4      54.3      44.6     106.3      76.3

Earnings from Continuing
 Operations (b).. . . . .       104.7     54.8     159.8     208.2     159.3     165.1      65.6

Net Earnings. . . . . . .       104.7     52.0      80.0     164.7     159.8     169.1      78.1


                                        DECEMBER 31,. . . . . . . .  SEPTEMBER 30,
BALANCE SHEET DATA. . . . . . . .            1999      1999      1998      1997      1996      1995
                                             ----      ----      ----      ----      ----      ----

Working Capital . . . . . . . . .       $   513.7  $  478.1  $  478.5  $  489.6  $  532.3  $  434.4

Property at Cost, Net . . . . . .           465.6     472.8     476.9     494.2     543.2     545.3

  Additions (during the period) .            11.0      69.2     102.8      98.8      95.7      73.3

 Depreciation (during the period)            15.8      68.4      74.1      79.5      81.4      82.4

Total Assets. . . . . . . . . . .         1,850.8   1,833.7   2,077.6   2,113.6   2,146.9   2,106.7

Long-term Debt. . . . . . . . . .             1.4       1.9       1.3      21.3      43.1      57.3

(a) Includes restructuring provisions of $6.1 for the three months ended December 31, 1998, $9.9, $21.3, $83.7, $3.4, and $90.8 for the years ended
September 30,  1999,  1998,  1997,  1996  and  1995,  respectively.
(b) Earnings from continuing operations were reduced due to after-tax restructuring provisions and increaseddue to income tax benefits as follows:


                                    For the three months
                                    ended December 31,          For the year ended September 30,
                                    ------------------           --------------------------------

                                           1999   1998     1999      1998     1997    1996     1995
                                          -----  ------  -------  --------  -------  ------  -------
      After-tax restructuring provisions  $   -  ($6.2)   ($8.3)   ($12.8)  ($72.0)  ($2.2)  ($70.0)
      Capital loss tax benefits. . . . .      -      -     16.6      48.4     35.9       -        -
      Foreign tax credit refunds.. . . .      -      -        -         -     20.5       -        -
                                          -----  ------  -------  --------  -------  ------  -------
                               Total . .  $   -  ($6.2)  $  8.3   $  35.6   ($15.6)  ($2.2)  ($70.0)
                                          =====  ======  =======  ========  =======  ======  =======


                            ENERGIZER HOLDINGS, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


Ralston will transfer its global battery products business to a wholly owned subsidiary of Ralston, Energizer Holdings, Inc. The stock of Energizer Holdings, Inc. will be spun-off to the Ralston shareholders in a tax-free distribution. The historical combined financial statements of Energizer reflect periods during which the various spun-off businesses operated as divisions or subsidiaries of Ralston.

The pro forma combined statement of earnings for the year ended September 30, 1999 presents the combined results of Energizer's operations assuming that the distribution had occurred as of October 1, 1998. Such statement of earnings has been prepared by adjusting the historical statement of earnings to indicate the effect of estimated costs and expenses and the recapitalization associated with the distribution.

The pro forma combined statement of earnings for the three months ended December 31, 1999 presents the combined results of Energizer's operations assuming that the distribution had occurred as of October 1, 1999. Such statement of earnings has been prepared by adjusting the historical statement of earnings to indicate the effect of estimated costs and expenses and the recapitalization associated with the distribution.

The pro forma combined balance sheet at December 31, 1999, presents the combined financial position of Energizer, assuming the distribution had occurred at that date. Such balance sheet has been prepared by adjusting the historical balance sheet for the effect of changes in assets, liabilities, and capital structure associated with the distribution.

The pro forma financial statements may not necessarily reflect the combined results of operations or financial position that would have existed had the distribution been effected on the dates specified nor are they necessarily indicative of future results.


                                        ENERGIZER HOLDINGS, INC.
                                        ------------------------
                                Pro Forma Combined Statement of Earnings
                                     Year Ended September 30, 1999
                        (In  millions, except  per  share  data  -  unaudited)
                        ------------------------------------------------------


                                                                 ADJUSTMENTS
                                                                  RELATED TO
                                                   HISTORICAL    DISTRIBUTION        PRO FORMA
                                                   ------------  --------------      -----------
Net Sales . . . . . . . . . . . . . . . . . . . .  $   1,872.3                     $  1,872.3
Costs and Expenses
        Cost of products sold . . . . . . . . . .        997.9                          997.9
        Selling, general and administrative . . .        398.0             8.0(a)       400.9
                                                                          (3.3)(b)
                                                                          (1.8)(c)
                                                                               (d)
        Advertising and promotion . . . . . . . .        164.3                          164.3
        Research and development. . . . . . . . .         48.5                           48.5
        Provisions for restructuring. . . . . . .          7.8                            7.8
        Interest. . . . . . . . . . . . . . . . .          7.6            36.9(e)        44.5
                                                   ------------  --------------    -----------
                                                       1,624.1            39.8        1,663.9
                                                   ------------  --------------    -----------

Earnings from continuing operations . . . . . . .
        before Income Taxes . . . . . . . . . . .        248.2           (39.8)         208.4
Income Taxes. . . . . . . . . . . . . . . . . . .        (88.4)          (11.2)(f)      (91.5)
                                                                           8.1 (g)
                                                   ------------  --------------    -----------
Earnings from continuing operations . . . . . . .  $     159.8   $       (42.9)    $    116.9
                                                   ============  ==============  ===========


Earnings per share from continuing operations (h)            -               -     $      1.14
                                                                                    ===========
Weighted average shares of common stock (h) . . .            -               -          102.6
                                                                                    ===========

(a)  To reflect the  incremental  costs  associated  with becoming a stand-alone company, including board  of  director  costs,  stock  exchange  registration  fees,  shareholder record keeping services, external  financial  reporting, treasury services, tax planning and compliance, certain legal expenses  and  compensation  planning  and  administration.
(b)  To  reflect  pension  income  on  plan  assets  to  be  transferred to Energizer plans upon the distribution.
(c)  To  eliminate  expense  of  certain  post  retirement  benefits  to  be  retained  by  Ralston.
(d)  In  addition  to  costs  described  above,  compensation for certain executive officers will be higher than  the  costs  included in the historical financial statements.  The amount of the increase cannot  be  determined  at  this  time.
(e)  To  reflect  the  increase  in  interest  expense  associated with debt levels to be assumed at
     Distribution  Date.  The  adjustment  reflects an average interest rate of 7.0% for $150.0 of incremental  notes  payable and 7.7% for $343.9 of incremental long-term debt.  Approximately
     $343.9  of  the incremental debt will have a variable interest rate.  A 1/8% variation in the interest  rate  would  change  interest  expense  by  $.4.
(f)  To  reflect  taxes  as  if  Energizer  was  a  single,  stand-alone  U.S.  taxpayer.
(g)  To  reflect  tax  effect  of  the  above  pro  forma  adjustments.
(h)  The  number  of  shares  used  to  compute  earnings per share is based on the weighted average number  of  basic  shares  of  Ralston  stock  outstanding  during  the  twelve  months  ended
     September  30, 1999, adjusted for the anticipated distribution of one share of Energizer stock for each  three  shares  of  Ralston  stock.

                                         ENERGIZER HOLDINGS, INC.
                                         ------------------------
                                 Pro Forma Combined Statement of Earnings
                                   Three Months Ended December 31, 1999
                              (In millions, except per share data - unaudited)
                              ------------------------------------------------


                                                                 ADJUSTMENTS
                                                                 RELATED TO
                                                   HISTORICAL    DISTRIBUTION       PRO FORMA
                                                   ------------  --------------    -----------
Net Sales . . . . . . . . . . . . . . . . . . . .  $     673.6   $           -   $     673.6
Costs and Expenses
        Cost of products sold . . . . . . . . . .        322.2               -         322.2
        Selling, general and administrative . . .         95.6             2.0(a)       97.6
                                                                           0.4(b)
                                                                          (0.4)(c)
                                                                              (d)
        Advertising and promotion . . . . . . . .         67.6               -          67.6
        Research and development. . . . . . . . .         11.9               -          11.9
        Provisions for restructuring. . . . . . .            -               -             -
        Interest. . . . . . . . . . . . . . . . .          2.6             8.9(e)       11.5
                                                   ------------  --------------  -----------
                                                         499.9            10.9         510.8
                                                   ------------  --------------  -----------

Earnings from continuing operations
       before Income Taxes. . . . . . . . . . . .        173.7           (10.9)        162.8
Income Taxes. . . . . . . . . . . . . . . . . . .        (69.0)            3.3(f)      (63.6)
                                                             -             2.1(g)
                                                   ------------  --------------  -----------
Earnings from continuing operations . . . . . . .  $     104.7   $        (5.5)  $      99.2
                                                   ============  ==============  ===========


Earnings per share from continuing operations (h)            -               -   $      1.02
                                                                                 ===========
Weighted average shares of common stock (h) . . .            -               -          97.4
                                                                                 ===========

(a)  To  reflect  the incremental  costs  associated  with becoming a stand-alone company, including board  of  director  costs,  stock  exchange  registration  fees,  shareholder record keeping services, external financial reporting, treasury services, tax planning and compliance, certain legal expenses  and  compensation  planning  and  administration.
(b)  To  adjust  pension  income  on  plan  assets  to  be  transferred  to Energizer plans upon the distribution.
(c)  To  eliminate  expense  of  certain  post  retirement  benefits  to  be  retained  by  Ralston.
(d)  In  addition  to  costs  described  above,  compensation for certain executive officers will be higher than  the  costs  included in the historical financial statements.  The amount of the increase cannot  be  determined  at  this  time.
(e)  To  reflect  the  increase  in  interest  expense  associated with debt levels to be assumed at
     Distribution  Date.  The  adjustment  reflects an average interest rate of 7.0% for $150.0 of incremental  notes  payable  and 7.7% for $324.1of incremental long-term debt.  Approximately
     $324.1  of  the incremental debt will have a variable interest rate.  A 1/8% variation in the interest  rate  would  change  interest  expense  by  $.1.
(f)  To  reflect  taxes  as  if  Energizer  was  a  single,  stand-alone  U.S.  taxpayer.
(g)  To  reflect  tax  effect  of  the  above  pro  forma  adjustments.
(h)  The  number  of  shares  used  to  compute  earnings per share is based on the weighted average number  of  basic  shares  of  Ralston  stock  outstanding  during  the  three  months  ended
     December  31,  1999, adjusted for the anticipated distribution of one share of Energizer stock for each  three  shares  of  Ralston  stock.

                            ENERGIZER HOLDINGS, INC.
                            ------------------------
                        Pro Forma Combined Balance Sheet
                             As of December 31, 1999
                      (Dollars  in  millions  -  unaudited)
                      -------------------------------------


                                                          ADJUSTMENTS
                                                           RELATED TO
                                              HISTORICAL   DISTRIBUTION    PRO FORMA
                                              -----------  --------------  -----------
ASSETS
Current Assets
     Cash and cash equivalents . . . . . . .  $      19.9  $           -   $      19.9
     Trade receivables, net. . . . . . . . .        605.5              -         605.5
     Inventories . . . . . . . . . . . . . .        345.6              -         345.6
     Other current assets. . . . . . . . . .        104.2              -         104.2
                                              -----------  --------------  -----------
        Total Current Assets . . . . . . . .      1,075.2              -       1,075.2
                                              -----------  --------------  -----------

Investments and Other Assets . . . . . . . .        310.0           91.8(a)      408.4
                                                        -            6.6(b)
Net Investment in Discontinued Operations. .            -              -             -


Property at Cost . . . . . . . . . . . . . .      1,004.0           12.9(c)    1,016.9
Accumulated Depreciation . . . . . . . . . .        538.4            9.3(c)      547.7
                                              -----------  --------------    ---------
                                                    465.6            3.6         469.2
                                              -----------  --------------    ---------
        Total. . . . . . . . . . . . . . . .  $   1,850.8  $       102.0   $   1,952.8
                                              ===========  ==============  ===========

LIABILITIES AND NET INVESTMENT
IN ENERGIZER
Current Liabilites
        Current maturities of long-term debt          0.3              -           0.3
        Notes payable. . . . . . . . . . . .        130.9          150.0(d)      280.9
        Accounts payable . . . . . . . . . .        121.3              -         121.3
        Other current liabilities. . . . . .        309.0            1.4(e)      310.4
                                              -----------  --------------      -------
        Total Current Liabilities. . . . . .        561.5          151.4         712.9
                                              -----------  --------------     --------

Long-Term Debt . . . . . . . . . . . . . . .          1.4          324.1(d)      325.5
Other Liabilities. . . . . . . . . . . . . .         22.7          104.2(f)      126.9
Net Investment in Energizer. . . . . . . . .      1,265.2       (1,265.2)(g)         -
Shareholders Equity. . . . . . . . . . . . .                       787.5(g)      787.5
                                              -----------  --------------     --------
        Total. . . . . . . . . . . . . . . .  $   1,850.8  $       102.0   $   1,952.8
                                              ===========  ==============  ===========


(a)  To  reflect  net  pension  asset to be included in Energizer Pension Plans at Distribution
     Date.
(b)  To  reflect  deferred  tax  effect  of  other  pro  forma  adjustments.
(c)  To  reflect  assets  to  be  assumed  by  Energizer  at  the  Distribution  Date.
(d)  To  reflect  debt  levels  to  be  assumed  by  Energizer  at  the  Distribution  Date.
(e)  To  reflect  medical  benefit  liabilities  of  Energizer  at  the  Distribution  Date.
(f)  To  reflect  post-retirement benefit and deferred compensation liabilities of Energizer at the Distribution  Date.
(g)  To  reflect  the  elimination  of  Ralston's  investment  in Energizer and the issuance of
     Energizer  Stock.


                           FORWARD-LOOKING STATEMENTS

     This document contains certain statements about Energizer that may be "forward-looking statements." "Forward-looking statements" are statements that are not historical facts, but instead are expectations, projections or assumptions which involve a degree of risk and uncertainty. You may find these statements under the captions "THE DISTRIBUTION", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION " and "BUSINESS AND PROPERTIES" in this Information Statement, or they may be preceded by the words "anticipates", "believes", "expects", "intends", "projects", "forecasts" and similar expressions. In making any of these forward-looking statements, Energizer believes that the expectations are based on reasonable assumptions. However, they are still only predictions. Because predictions involve risk and uncertainty, there are many factors which could cause actual events or results to differ significantly from what Energizer is currently expressing or implying. The most significant of these factors are discussed under the caption "THE DISTRIBUTION -- Risk Factors." Additional risks and uncertainties not presently known to Energizer, or that it currently believes to be immaterial, may also adversely affect Energizer's business.

                                THE DISTRIBUTION

BACKGROUND  AND  REASONS  FOR  THE  DISTRIBUTION

     Energizer Holdings, Inc. is a Missouri corporation which was incorporated in September of 1999 as an indirect wholly owned subsidiary of Ralston. Ralston's battery operations in the United States are conducted by Eveready Battery Company, Inc., and international battery operations are conducted by a number of foreign subsidiaries. Prior to the distribution, the capital stock of Eveready Battery Company, Inc. will be contributed to Energizer and the capital stock of Energizer International, Inc., which owns the capital stock of the various foreign battery subsidiaries, will be contributed to Eveready Battery Company, Inc. At the time of the distribution, Energizer will directly or indirectly own all of the worldwide battery operations currently conducted by Ralston.

Energizer is the successor to over 100 years' expertise in the battery and flashlight business. During Ralston's ownership of the battery business, it has expanded the "Eveready" and "Energizer" franchises to new, growing markets, and it has made technological advances which have set the pace for the battery industry.

Ralston was incorporated in 1894 and began its operations as a supplier of animal feeds in the midwestern United States. By the 1980's, however, it had grown to become a large multi-national corporation with a number of significant businesses. Its primary business was pet food and other pet products, but it also operated restaurant operations, a canned tuna business, a worldwide cereal products business, a baby food business, ski resorts, a soy protein products business, an international animal feeds business and a fresh bakery products business. As part of its expansion into diverse, internationally known businesses, Ralston acquired the worldwide "Eveready" battery and lighting products business from Union Carbide Corporation in 1986.

By the mid-1990's, however, in light of changing business environments, Ralston reassessed its investment in such a diverse group of businesses. During the past several years, Ralston's board of directors and management have comprehensively reviewed Ralston's management, organization and businesses. The primary goal of this review was to generate maximum value for Ralston stockholders and to focus the resources of the organization on its key strategic businesses. Ralston's management has sought to gain competitive advantage by serving world-wide markets through globally coordinated production, purchasing, distribution and marketing initiatives. Ralston's board of directors concluded that Ralston's stockholders were better served by having management focus on specific, core businesses than attempt to manage a number of global businesses with limited opportunities for coordination. To date, Ralston has taken a number of actions towards this goal:
- In 1994, Ralston spun-off Ralcorp Holdings, Inc., a subsidiary to which Ralston had contributed its breakfast cereal, baby food, cracker and cookie, coupon redemption and ski resort businesses.
- In 1995, Ralston sold its fresh bakery products business, and acquired the assets of Golden Cat Corporation, a large cat litter business.
-     In 1997, Ralston sold its international soy protein technologies business.
- In 1998, Ralston spun-off Agribrands International, Inc., a subsidiary to which Ralston had contributed its international animal feeds and agricultural products business.

Most recently, Ralston's review has focused on improving and sustaining the performance of Ralston's remaining businesses - pet products and batteries. Although the pet products business has done well since 1995, market share for the battery business in the United States and other key markets declined during that period, and operating profits failed to grow at a satisfactory rate. Since 1995, Ralston's board has approved a number of measures to address these problems, including capital expenditures for improved battery technology, the sale or termination of unprofitable battery operations, and the closing of plants and other reductions in battery manufacturing capacity. However, such measures alone were not sufficient to reverse the trend in operating results. Furthermore, the trading price of the Ralston Stock began to decline in 1998 and has remained at a level which the board does not believe properly reflects Ralston's value and prospects, due, in large part, in the board's opinion, to investor concerns about operating difficulties in the battery business. The board was also advised that there has been confusion in the investment community regarding Ralston's valuation as a food company or as an international consumer products company. Following a significant decline in sales during the key first quarter of 1999, the board undertook an intensive look at ongoing problems in the operation of the battery business.

After much consideration of the issues involved, including consideration of the recommendations of the management of both Ralston and Energizer, and financial advice provided by Wasserstein Perella and Co., Inc., the board of directors determined that a separation of the pet products business of Ralston from the battery business of Energizer would serve the goal of improved business performance for both businesses and would be in the best interests of Ralston, Energizer and the stockholders of Ralston. That decision was based on the following factors:

- The pet food and battery businesses are large, complex businesses with different challenges, strategies and means of doing business. The opportunities for coordination of production, purchasing, distribution or marketing between the two businesses are extremely limited.
- It is expected that the separation will permit the management of each business to focus solely on the opportunities and challenges specific to that business, and to be responsive to changes in their business environments.
- As an independent publicly held company, Energizer will be able to design more effective stock-based incentive compensation programs for its management and employees by linking their compensation much more directly to the performance of the Energizer business, as reflected in the stock market's evaluation of the Energizer Stock. These stock-based programs should provide great motivation to Energizer's employees. It is anticipated that an Energizer employee stock ownership plan with a significant company match, as well as Energizer grants of stock options and other equity-based compensation, will place a meaningful number of shares of Energizer Stock in the hands of Energizer employees.
- The separation will permit investors to choose whether to invest in the pet products business, the battery business, or both. It will also enable the investment community to better understand and evaluate the two businesses.

     Ralston's board considered a number of alternatives to a spin-off of the battery business, including sale of the business, a partial public offering of battery stock, and a Ralston "letter stock" targeting the battery business, but the board ultimately concluded that none of these alternatives would benefit the stockholders of Ralston as much as a spin-off. The board also considered negative factors regarding the spin-off, including:
- the additional expenses associated with Energizer's becoming a stand-alone public company;
- the fact that Energizer will no longer benefit from its association with Ralston for financial support, favorable credit or the purchase of goods or services; and
- the potential loss to Ralston of tax benefits associated with Energizer capital losses.

However, the board concluded that these factors were not likely to be significant enough to outweigh the benefits of separation.

On June 10, 1999, the Board of Directors of Ralston approved in principle a plan to spin-off its battery business to the Ralston stockholders. On February 4, 2000, Ralston received a tax ruling from the U.S. Internal Revenue Service to the effect that the distribution would be tax-free to both Ralston and its stockholders for Federal income tax purposes.

     On March 16, 2000, the Ralston Board formally approved the distribution and declared a distribution in the form of a dividend of one share of Energizer Stock (and an associated common stock purchase right) for every three shares of Ralston Stock held. The dividend will be payable on April 1, 2000 (the "Distribution Date"), to each holder of record of Ralston Stock as of the close of business on March 31, 2000.

     Prior to the distribution, Ralston will borrow approximately $490 million and assign the repayment obligation to Energizer. Ralston will use the proceeds for repayment of debt, for working capital requirements and for other corporate purposes.

     The Ralston board of directors believes that cash generated by Energizer's operations should be sufficient to fund Energizer's presently anticipated operating and capital expenditures, as well as its debt service obligations. Under the terms of the debt facilities, Energizer will be subject to a number of restrictions, including:
- the ratio of Energizer's total indebtedness to its EBITDA (earnings before interest, taxes, depreciation and amortization) cannot be less than 3:1, the ratio of its EBIT (earnings before interest and taxes) to its total interest expense cannot exceed 3:1, and the ratio of its consolidated indebtedness to its consolidated total capitalization cannot exceed 65%;
- during the term of the debt facilities, Energizer will be restricted from making business acquisitions if it is not in compliance with the above financial covenants or if it is otherwise in default under the terms of the facilities; it cannot make hostile acquisitions; and it cannot make acquisitions outside of the consumer products industry or otherwise unrelated to Energizer's businesses, unless the acquisition would involve less than 5% of Energizer's net consolidated assets; and
- customary negative covenants, including restrictions on liens, sale/leaseback transactions, mergers and non-arm's length transactions.

For more information about the effect of Energizer's debt, you should review "Risk Factors" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATlONS  AND  FINANCIAL  CONDITION  --  Financial  Condition".

Debt is being allocated between Ralston and Energizer in connection with the distribution in a manner which is intended to create a capital structure for each company that is reasonable in relation to each of their businesses, assets and current and presently anticipated operating earnings. For more information about the capital structure of Energizer, you should review "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATION AND FINANCIAL CONDITION - Liquidity and Capital Resources."

ADVICE  PROVIDED  BY  FINANCIAL  ADVISOR

     As described above, Ralston's board of directors received financial advice from Wasserstein Perella and Co., Inc., regarding the benefits of separation of the pet products and battery businesses. The points described above under "THE DISTRIBUTION - Background and Reasons for the Distribution" include the factors discussed by Wasserstein. Wasserstein also advised the board regarding the benefits and disadvantages of various alternatives to a spin-off of Energizer, including sale of the business, a partial public offering of battery stock, and a Ralston "letter stock" targeting the battery business. Wasserstein's financial advice was based on its analysis of various spin-offs and the financial benefits that resulted, as well as on an analysis of Ralston's trading price and trading multiples and the trading price and trading multiples of approximately 25 of the largest food companies and consumer products companies which Wasserstein believed provided relevant comparisons. Wasserstein also analyzed the various alternatives to a spin-off of Energizer from the standpoint of the likely market reaction to those alternatives, but noted that the universe of potential buyers and the significant taxes due could negatively affect the potential of a sale of the business, that Energizer's weak performance in recent years might hinder a public offering, and that a letter stock could potentially trade at a discount. Wasserstein has also provided financial advice to Ralston's board with respect to potential distribution ratios and debt levels for Energizer.

     Subsequent to the time that the advice described above was provided to Ralston's board, Mr. Robert Pruzan, the president of Wasserstein Perella and Co., Inc., was named a member of the board of directors of Energizer. For more information regarding the background of Mr. Pruzan see "MANAGEMENT - Directors of Energizer".

                                  RISK FACTORS

In addition to the other information in this document, you should carefully review the following factors which may affect Energizer's financial condition or results of operations and/or the value of the Energizer Stock.

RISK  FACTORS  RELATING  TO  SEPARATING  ENERGIZER  FROM  RALSTON

     Energizer faces a number of risks in connection with its separation from Ralston which could affect the value of your investment in both the Energizer Stock and the Ralston Stock.

BECAUSE ENERGIZER WILL NO LONGER BENEFIT FROM THE BUSINESS RELATIONSHIPS THAT RALSTON EXTENDS TO IT OR THE SERVICES THAT RALSTON PROVIDES TO IT, IT MAY INCUR GREATER EXPENSES IN OPERATING AND FINANCING ITS BUSINESSES.

     Before the distribution, Energizer operated as a wholly owned subsidiary of Ralston and it was not an independent public company. Following the distribution, Energizer will no longer be able to rely on Ralston for financial support, or benefit from its relationship with Ralston to obtain credit or receive favorable terms for the purchase of certain goods and services. In addition, except for certain transitional services, Energizer will be responsible for obtaining its own sources of financing and for its own corporate administrative services such as tax, treasury, accounting, information systems, benefits administration and human resources. Energizer's future operating results as an independent company cannot be guaranteed.

THE PRICE OF ENERGIZER STOCK MAY FLUCTUATE SIGNIFICANTLY AFTER THE DISTRIBUTION, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT AS A RESULT.

     There has been no prior trading market for Energizer Stock, and there can be no guarantee as to the prices at which the Energizer Stock will trade before or after the distribution on April 1, 2000. The shares of Energizer Stock have been approved for listing on the New York Stock Exchange under the symbol "ENR." Until the Energizer Stock is fully distributed and an orderly market develops, the prices at which the Energizer Stock trades may fluctuate significantly. Prices for the Energizer Stock will be determined in the trading markets, and may be influenced by many factors, including:
-     the  depth  and  liquidity  of  the  market  for  Energizer  Stock;
-     investor  perceptions  of  Energizer  and  the  battery  business;
-     Energizer's  dividend  policy;  and
-     general  economic  and  market  conditions  throughout  the  world.

In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Such fluctuations have affected the share prices of many newly public issuers. Market fluctuations, as well as economic conditions, may adversely affect the market price of the shares of Energizer Stock.

THE COMBINED PRICES OF THE RALSTON STOCK AND THE ENERGIZER STOCK, TRADING SEPARATELY, MAY BE LESS THAN THE CURRENT PRICE OF RALSTON STOCK.

     After the distribution, Ralston Stock will continue to be listed and traded on the New York Stock Exchange and certain other stock exchanges. As a result of the distribution, the trading price of Ralston Stock is expected to be lower than the trading price of Ralston Stock immediately prior to the distribution. The combined trading prices of Ralston Stock and Energizer Stock after the distribution may be less than, equal to or greater than the trading price of Ralston Stock prior to the distribution.

IF LARGE NUMBERS OF STOCKHOLDERS SELL THEIR ENERGIZER STOCK, THE PRICE OF THE ENERGIZER STOCK COULD DECLINE SIGNIFICANTLY.

     Approximately 100 million shares of Energizer Stock will be distributed to the Ralston stockholders, representing all of the outstanding shares of Energizer Stock. Substantially all of the shares of Energizer Stock will be eligible for immediate resale in the public market. Possible reasons for an increase in sale activity of Energizer Stock following the distribution include:
- Investment criteria of certain investment funds and other large holders of Ralston Stock may dictate the immediate sale of the Energizer Stock received by them in the distribution. Certain investment funds use total market capitalization, industry sector, dividend yield and other financial measures as criteria upon which they select or hold stocks. S&P 500 Index Funds only hold shares of companies added to the S&P 500 Index. To the extent that Energizer Stock does not meet these criteria, the investment funds would be required to dispose of any shares received in the distribution. Such sales, however, could be countered by purchases by a different investor base.
- Fractional shares which would otherwise be issued in the distribution will be aggregated by the Distribution Agent and sold on the open market as soon as practicable after April 1, 2000.

Neither Ralston nor Energizer is able to predict whether substantial amounts of Energizer Stock will be sold in the open market following the distribution, or when the sales may occur. Substantial sales of Energizer Stock, whether as a result of the distribution or otherwise, could adversely affect its market price.

ENERGIZER WILL INCUR A SIGNIFICANT AMOUNT OF DEBT WHICH IT MAY NOT BE ABLE TO SERVICE.

     Prior to the distribution, Ralston will borrow approximately $490 million in bank debt and assign the repayment obligations to Energizer, which will assume and become obligated to repay such debt. It is expected that Energizer will bear approximately $615 million in indebtedness following the distribution, consisting of this new, assumed bank debt, and pre-existing obligations of certain foreign operations. Energizer's level of indebtedness could have significant consequences, including:
- limiting cash flow available for working capital, capital expenditures, research and development and other corporate purposes because a significant portion of Energizer's cash flow from operations must be dedicated to servicing its debt;
- limiting Energizer's ability to obtain additional financing in the future for working capital or other purposes; and
- limiting Energizer's flexibility to react to competitive and other changes in the battery industry, and economic conditions generally.

Energizer's ability to pay or to refinance its indebtedness will depend upon its future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond its control.

     In addition, the debt covenants which Energizer will assume restrict Energizer's ability to make certain acquisitions and require Energizer to maintain certain debt and interest coverage ratios. See "THE DISTRIBUTION - Background and Reasons for the Distribution." These restrictions could have significant consequences, including:

- Required interest and debt coverage ratios, and restrictions on certain acquisitions, may limit Energizer's flexibility to make strategic business investments, as well as its ability to pay dividends to shareholders.
- Failure to maintain debt and interest coverage ratios could limit Energizer's ability to obtain additional advances under its credit facilities, or could result in a default allowing the lenders to accelerate the maturity of Energizer's debt.

     Energizer anticipates that its operating cash flow, together with monies available under its credit facilities will be sufficient to meet its anticipated future operating expenses, to fund capital expenditures and to service its debt as it becomes due. Energizer cannot guarantee, however, that it will be able to maintain compliance with its debt covenants, that its business will generate sufficient cash flow, or that future borrowings will be available to enable it to fund its cash needs. If Energizer needs to refinance all or a portion of its debt on or before maturity, it cannot guarantee that it will be able to do so on commercially reasonable terms, or at all.

IF ENERGIZER AND RALSTON DO NOT COMPLY WITH THE IRS RULINGS, THE DISTRIBUTION OF THE ENERGIZER STOCK COULD BE TAXABLE TO YOU.

     Ralston has received rulings from the IRS that, for Federal income tax purposes, the transfer of certain assets and liabilities of the battery business to Energizer, and other internal restructurings necessary to effect the distribution, will be tax-free to Ralston and Energizer. It has also received a ruling that the distribution will be tax-free to the Ralston stockholders. These rulings are subject to the continuing validity of certain factual representations made to the IRS and assumptions set out in the ruling request. In order to assure that the distribution will continue to qualify as tax-free, Energizer and Ralston have also agreed to certain restrictions on their future actions for a period of time following the distribution.

     If, however, the viability of the IRS rulings were challenged on audit and the distribution of the Energizer Stock were ultimately determined to be taxable, then:
- corporate level income taxes would be payable by Ralston (as the common parent of a consolidated group), based upon the amount by which the fair market value of the Energizer Stock distributed to Ralston stockholders exceeds Ralston's net tax basis in the battery business, and corporate level taxes could also be payable with respect to the subsidiary restructurings necessary to effect the distribution; and
- the fair market value of the shares of Energizer Stock which you receive in the distribution would be subject to tax as a dividend.

Energizer has agreed to indemnify Ralston and the Ralston stockholders if its actions or the actions of any of its affiliates result in such tax liability. Ralston has agreed to indemnify Energizer for any losses which it may incur in the event that Ralston or any of its affiliates take any action which adversely impacts the tax-free nature of the distribution. For more information regarding the tax consequences of the distribution, see "-- Federal Income Tax Consequences of the Distribution" and "AGREEMENTS BETWEEN RALSTON AND ENERGIZER -- Tax Sharing Agreement".

RISK  FACTORS  RELATING  TO  ENERGIZER'S  BUSINESS

     Energizer's business faces a number of risks, which include risks relating to the industry in which it operates. Ralston also faces a number of these same risks.

BECAUSE OF THE IMPORTANCE OF ENERGIZER'S FOREIGN OPERATIONS, POLITICAL OR ECONOMIC TURMOIL IN OTHER COUNTRIES MAY CAUSE ENERGIZER'S PROFITS TO DECLINE OR PUT ITS ASSETS AT RISK.

     The Energizer business is currently conducted on a worldwide basis. Consequently, Energizer is subject to a number of significant risks associated with its subsidiaries doing business in foreign countries. The operating profits of Energizer may decline because of changes in the value of local currencies, or because of hyperinflationary conditions in developing economies. Other risks and considerations include:
- the effect of foreign income and withholding taxes and the U.S. tax implications of foreign source income and losses;
-     the possibility of expropriation, confiscatory taxation or price controls;
-     adverse  changes  in  local  investment  or  exchange control regulations;
- difficulties inherent in operating in countries with less developed legal systems;
- political instability, government nationalization of business or industries, government corruption and civil unrest; and
-     restrictions  on  the  flow  of  capital  between  countries.

While these risks can affect any business with foreign operations, they assume special importance for Energizer because of the nature of Energizer's business and the significance of its foreign operations to Energizer. Approximately half of Energizer's sales and a third of its profits arise out of foreign operations, and a significant portion of its production capacity is located overseas. Negative economic conditions in Asian and Latin American countries in the past several years have significantly decreased Energizer's operating profits, and although those conditions appear to be improving, Energizer's operations in those countries may not be able to regain their former levels of profitability. Energizer's subsidiaries have manufacturing facilities in several Asian countries that have undergone or are currently undergoing political unrest, and any ongoing instability in those countries could affect Energizer's production levels.

     Because the manufacture of batteries involves the use of industrial materials, chemicals and other potentially hazardous substances, Energizer's facilities in the U.S. and other developed nations are subject to a broad range of laws and regulations relating to the environment. In many developing countries in which the Energizer business is operated there has not been significant governmental regulation relating to the environment, occupational safety, employment practices or other business matters routinely regulated in the United States. As such economies develop, it is possible that new regulations may increase the expense and risk of doing business in such countries. In addition, social legislation in many countries in which the Energizer business operates may result in significantly higher expenses associated with terminating employees, distributors, or joint ventures and with closing manufacturing facilities.

CHANGES IN TECHNOLOGY MAY CAUSE ENERGIZER'S SALES AND PROFITS TO DECLINE IF THE PRIMARY BATTERIES WHICH ENERGIZER PRODUCES CANNOT COMPETE, ON A PRICE OR PERFORMANCE BASIS, WITH NEW BATTERY TECHNOLOGIES OR OTHER SOURCES OF PORTABLE POWER.

     The battery industry has been notable for the pace of innovations in product life, product design and applied technology. Energizer and its competitors have made and continue to make significant investments in research and development with the goal of further innovation. If competitors introduce new or enhanced products that significantly outperform Energizer's, or if they develop or apply manufacturing technology which permits them to manufacture batteries at a significantly lower cost relative to Energizer's, Energizer may be unable to compete successfully in the market segments affected by these changes. For example, new battery technologies that are currently being investigated, but are not yet commercially viable, may make currently marketed alkaline batteries obsolete. Pre-emptive patent rights, restrictions on Energizer's ability to expand or modify manufacturing capacity or constraints on Energizer's research and development activity may limit Energizer's ability to introduce products that are competitive on a performance basis. Technological or design changes in portable electronic and other devices that utilize batteries as a power source may significantly affect the demand for batteries. Continuing improvements in the service life of primary (non-rechargeable) batteries, improvements in rechargeable battery performance (including improvements in size, the time required for recharge, and the duration of each discharge) and increasing consumer acceptance of rechargeable batteries, may also negatively affect the number of primary batteries sold by Energizer. As of September 30, 1999, approximately 65% of Energizer's sales were attributable to alkaline batteries, 19% to carbon zinc batteries, and 2% to rechargeable batteries for retail outlets.

ENERGIZER MAY CONTINUE TO LOSE SALES AND HAVE ITS PROFITS DECLINE IF IT IS NOT ABLE TO COMPETE SUCCESSFULLY IN ITS INDUSTRY.

     The battery industry is highly competitive, both in the United States and on a global basis, as a number of large battery manufacturers compete for consumer acceptance and, increasingly, limited retail shelf space. Competition is based upon brand perceptions, product performance, customer service and price. Energizer's ability to compete effectively may be affected by a number of factors:
- Energizer's primary competitor, Duracell International, Inc., a subsidiary of The Gillette Company, has substantially greater financial, marketing and other resources, and greater market share, than Energizer does. Because of its ownership by Gillette, it also has significant advantages in distribution, sales and negotiating leverage with retailers.
- Energizer's competitors may have lower production, sales and distribution costs, and higher profit margins, than Energizer, which may enable them to compete more aggressively in offering retail discounts and other promotional incentives.
- The offering of private-label batteries by retail chains may create significant pricing pressure and may also increase consumer perceptions that batteries are a commodity product.
- Loss of key retail customers to competitors, or significant penetration of the U.S. market by foreign battery manufacturers, may further erode Energizer's market share.
- Product improvements or effective advertising campaigns by competitors, or increased demand for rechargeable batteries, may weaken consumer demand for Energizer's products.
- Changes in consumer preferences from carbon zinc to alkaline batteries in developing countries may benefit Energizer's competitors and erode Energizer's market share in those countries.

CONSOLIDATION OF THE RETAIL TRADE MAY PUT ENERGIZER AT A DISADVANTAGE IN ITS DEALINGS WITH RETAILERS AND CAUSE ENERGIZER'S PROFITS TO DECLINE.

     During the past decade, retail sales of consumer products, including battery and lighting products, have been increasingly consolidated in a small number of regional and national mass merchandisers and warehouse clubs. This trend towards consolidation is occurring on a worldwide basis as well as in the United States. As a result of this consolidation, a significant percentage of Energizer's sales are attributable to a very limited group of customers. In the United States, 35 customers account for approximately 75% of Energizer's sales. For the fiscal year ended September 30, 1999, Wal-Mart Stores, Inc. and its subsidiaries accounted for, in the aggregate, approximately 13.5% of Energizer's sales. This consolidation gives Energizer's customers great leverage in demanding price and promotional concessions. Because of the importance of these key customers to Energizer, price or promotional demands by such customers, or reductions in purchases or loss of their accounts, could have a significant adverse impact on Energizer's operating profits.

ENERGIZER'S BUSINESS STRATEGIES MAY NOT BE SUCCESSFUL IN REVERSING ITS LOSS OF MARKET SHARE.

     Energizer's share of the U.S. primary battery market on both a dollar and a unit sales basis has declined significantly from 1995 levels. According to A.C. Nielsen, Energizer's share of the U.S. primary battery market declined from 37.7% in 1995 to 34.4% in 1998 and to 31.6% in 1999. Energizer estimates that market share for primary batteries has also declined in Europe from 27% to 21% from 1995 to 1998. Worldwide, primary battery revenues declined approximately 7% from 1995 to 1999. Energizer's market share in foreign markets could continue to decline as the demand for primary batteries in developing countries shifts from carbon zinc batteries to alkaline, and its decline in the United States and other developed countries could continue because of competitive pressure. Energizer has identified its strategies for reversing this decline, but if those strategies prove ineffective and if the decline in market share, in the U.S. and/or globally, continues, it could have a significant adverse effect on Energizer's sales volumes, operating profit and financial condition.

INCREASES IN THE PRICE OF RAW MATERIALS MAY CAUSE THE COST OF MANUFACTURING TO INCREASE AND CONSEQUENTLY CAUSE ENERGIZER'S PROFITS TO DECLINE.

     The principal raw materials used in the Energizer business - manganese dioxide, zinc, acetylene black and potassium hydroxide -- are sourced on a regional or global basis, and the prices of those raw materials are susceptible to currency fluctuations and price fluctuations due to transportation, government regulations, price controls, economic climate, or other unforeseen circumstances. Energizer manages exposure to changes in the prices of its raw materials by hedging certain of its requirements and by making forward purchases, but there is no guarantee that those efforts will be effective, and operating profits may decline if raw material price increases are not able to be passed on to customers. Energizer believes that adequate supplies of the raw materials required for its operations are available at the present time, but cannot predict the future availability or prices of such materials.

ENVIRONMENTAL LIABILITIES AND COMPLIANCE WITH ENVIRONMENTAL LAWS MAY INCREASE ENERGIZER'S EXPENSES OF DOING BUSINESS AND CONSEQUENTLY CAUSE ENERGIZER'S PROFITS TO DECLINE.

     Because the manufacture of batteries involves the use of industrial materials, chemicals and other potentially hazardous substances, Energizer's facilities are subject to a broad range of federal, state, local and foreign laws and regulations relating to the environment. While Energizer has not experienced any material adverse impact on its operations as a result of such laws and regulations, Energizer cannot guarantee that current or future regulations might not have such an impact on its business, financial condition or results of operations.

     Energizer has been and is subject to a number of proceedings related to its disposal of industrial and hazardous material at off-site disposal locations. These proceedings have been brought under federal and state statutes requiring clean-up of such locations, regardless of fault or the lawfulness of the original disposal. Liability under these statutes is typically joint and several, meaning that a liable party may be responsible for all of the costs incurred in investigating and cleaning up contamination at a site. As a practical matter, however, liability is generally shared by all of the financially viable responsible parties. Although Energizer does not currently anticipate that its liability under these proceedings, individually or as a whole, will have a materially adverse impact on its business, financial condition or results of operation, it cannot guarantee that such will be the case. Energizer also cannot estimate the impact of environmental regulations or proceedings which may be enacted or brought in the future. For more information regarding environmental matters, see "BUSINESS AND PROPERTIES - Governmental Regulation; Environmental Matters."

RISK  FACTORS  RELATING  TO  YOUR  OWNERSHIP  OF  ENERGIZER  STOCK

     In connection with your ownership of Energizer Stock, you should consider the following risks relating to Energizer's payment of dividends and its anti-takeover protections.

THE ENERGIZER BOARD MAY DECIDE THAT ENERGIZER WILL NOT PAY DIVIDENDS ON THE ENERGIZER STOCK.

     The payment and level of cash dividends, if any, by Energizer after the distribution will be at the discretion of the Energizer board of directors. It is expected that this decision will be based primarily upon the earnings, cash flow and financial requirements of the Energizer business. Restrictions on the flow of international capital may restrict the amount of funds available in the United States for the payment of dividends. In addition, although its credit facilities do not prohibit the payment of dividends by Energizer, restrictions in those facilities may significantly limit the amount of funds available for the payment of dividends. The Energizer board of directors will determine whether or not cash dividends will be paid on Energizer Stock in order to make funds available for working capital, repayment of debt, possible future acquisitions, capital expenditures, and possible repurchases of Energizer Stock. If the Energizer board of directors elects to pay cash dividends on the Energizer Stock, the board may still decide to change that policy at any time.

ENERGIZER'S  ANTI-TAKEOVER  PROTECTIONS  COULD  DELAY  OR  PREVENT  A  CHANGE IN
CONTROL,  WHICH  COULD  ADVERSELY  AFFECT  THE  PRICE  OF  THE  ENERGIZER STOCK.

     The Energizer Articles of Incorporation and Bylaws, the Missouri General and Business Corporations Law, the common stock purchase rights which are being distributed with the Energizer Stock, and the agreements that Ralston and Energizer will enter into as part of the distribution, contain provisions that could prevent or delay a change of control of Energizer in a transaction that is not approved by its board of directors. These include provisions:
-     creating  a  classified  board;
- limiting the power of stockholders to increase the size of the board, remove directors and fill vacancies on the board;
-     requiring  stockholder  approval  for  certain  business combinations; and
- requiring advance notice for director nominations or other proposals by stockholders.

In addition, Energizer's board has the authority, without further action by Energizer's stockholders, to set the terms of, and to issue, preferred stock, which could adversely affect the common stockholders' voting power. Furthermore, the common stock purchase rights will cause substantial dilution to a person or group of persons that acquires 20% or more of the outstanding Energizer Stock without the rights having been redeemed. The Reorganization Agreement that Ralston and Energizer will enter into in connection with the distribution also includes restrictions on the ability of Energizer to make share repurchases and engage in specified transactions in certain circumstances. The credit facilities which will be assumed by Energizer provide that debt obligations will be accelerated upon a change in control of Energizer. These provisions could deter or prevent an acquirer that is interested in acquiring Energizer on a leveraged basis from doing so. For more information regarding provisions which could hinder a takeover of Energizer, see "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS."


                      MANNER OF EFFECTING THE DISTRIBUTION

     The distribution will be made as of 12:01 a.m. CST on April 1, 2000 (the "Distribution Date") on a pro-rata basis to holders of record of the issued and outstanding Ralston Stock as of the close of business on March 31, 2000.

On the Distribution Date, the Energizer Stock will be delivered by Ralston to the Distribution Agent. As soon as practicable thereafter, the Distribution Agent will begin mailing share certificates for the Energizer Stock which Ralston stockholders will receive in the distribution. You will receive shares of Energizer Stock on the basis of one share of Energizer Stock for every three shares of Ralston Stock you hold. No fractional shares of Energizer Stock will be issued to you.

The Distribution Agent will aggregate fractional shares into whole shares and sell them in the open market at then prevailing prices on behalf of everyone who otherwise would be entitled to receive fractional share interests. You will receive a cash payment in the amount of your pro-rata share of the total sale proceeds. Proceeds from sales of fractional shares will be paid by the Distribution Agent based upon the average gross selling price per share of all such sales. For more information about the tax consequences of the cash payment for fractional shares, see "- Federal Income Tax Consequences of the Distribution." Ralston will bear the cost of commissions incurred in connection with these sales. It is expected that the sales will be made as soon as practicable after the Distribution Date. NEITHER RALSTON, ENERGIZER NOR THE DISTRIBUTION AGENT GUARANTEES THAT YOU WILL RECEIVE ANY MINIMUM SALE PRICE FOR YOUR FRACTIONAL SHARES OF ENERGIZER STOCK, AND NO INTEREST WILL BE PAID TO YOU ON THE PROCEEDS OF THE SALE.

Based on the number of shares of Ralston Stock issued and outstanding at March 1, 2000, approximately 100 million shares of Energizer Stock will be issued in the distribution. All of the shares of Energizer Stock will be fully paid, nonassessable and free of preemptive rights.

     The board of directors of Energizer has also declared a distribution of one common stock purchase right for every outstanding share of Energizer Stock. These rights will be indicated on your Energizer stock certificate. For more information about the common stock purchase rights, see "DESCRIPTION OF ENERGIZER CAPITAL STOCK--Common Stock Purchase Rights".

     Shares of Energizer Stock distributed with respect to any shares of Ralston Stock you hold in the Ralston Purina Dividend Reinvestment Plan will be distributed to you as soon as practicable following April 1, 2000. Any cash payable instead of fractional shares of Energizer Stock will also be distributed to you. The number of whole shares and fractional share interests, if any, of Energizer Stock which you are entitled to receive in the distribution will be determined by adding the number of shares of Ralston Stock that you hold of record to the number of shares of Ralston Stock held for your account in the Ralston Purina Dividend Reinvestment Plan, and dividing the total by three.

     Following the distribution, approximately 200 million shares of Energizer Stock will remain authorized but unissued, of which approximately 15 million will be reserved for issuance under the Energizer Incentive Stock Plan.

     No action is necessary on your part in order to receive the shares of Energizer Stock in the distribution. This means that:

-     You  do  not  need  to  pay  any consideration to Ralston or to Energizer.

- You do not need to surrender or exchange any shares of Ralston Stock to receive your shares of Energizer Stock in the distribution.

The distribution will not affect the number of outstanding shares of Ralston Stock, or the number of shares of Ralston Stock that you own.


               FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     As indicated above, Ralston has received tax rulings from the IRS providing that the transfer of certain assets and liabilities of the battery business to Energizer in connection with the distribution, and certain internal restructurings, will be tax-free to Ralston under Sections 368(a)(1)(D), 332, 367 and 351 of the Internal Revenue Code of 1986, as amended (the "Code"). The tax rulings also provide that the distribution of the Energizer Stock to stockholders of Ralston will qualify as a tax-free transaction under Section 355 of the Code. The rulings provide, among other things, that for Federal income tax purposes:

- No gain or loss will be recognized by you, or be includable in your income, solely as a result of your receipt of Energizer Stock in the distribution;

-     No  gain  or  loss  will  be  recognized by Ralston upon the distribution;

- If you hold your Ralston Stock as a capital asset, your holding period for the Energizer Stock which you receive in the distribution will include the period during which you have held the Ralston Stock;

- Your tax basis in your Ralston Stock immediately prior to the distribution will be apportioned (based upon relative market values at the time of the distribution) between the Ralston Stock which you hold and the Energizer Stock which you receive in the distribution; and

- Any cash which you receive instead of fractional shares of Energizer Stock will be taxable to you as a sale or exchange of the fractional shares.

     As soon as practicable following the distribution, Ralston will provide information to you regarding the allocation of tax basis between your Ralston Stock and your Energizer Stock.

     If you are an employee of Ralston and you receive shares of Energizer Stock in the distribution on restricted shares of Ralston Stock which were previously awarded to you as compensation, Ralston will treat the Energizer Stock which you receive as additional compensation. As compensation, these shares of Energizer Stock will not qualify for tax-free treatment under Section 355 of the Code. Rather, pursuant to Section 83 of the Code and the underlying Treasury regulations, the shares distributed to you will be taxable as ordinary compensation income. If you are an employee of Energizer and hold Ralston restricted stock awards at the time of the distribution, all restrictions will automatically lapse at the time of the distribution, and Energizer will treat the then-unrestricted shares of Ralston and Energizer Stock as ordinary compensation income pursuant to Section 83 of the Code.

     For a description of the agreements under which Ralston and Energizer have provided for various tax matters, see "AGREEMENTS BETWEEN RALSTON AND ENERGIZER --Agreement and Plan of Reorganization" and "AGREEMENTS BETWEEN RALSTON AND ENERGIZER -- Tax Sharing Agreement".

THE ABOVE INFORMATION IS ONLY A SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS INTENDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO YOU, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.


                     LISTING AND TRADING OF ENERGIZER STOCK

     There is currently no public trading market for Energizer Stock, and Energizer cannot predict the prices at which Energizer Stock may trade either prior to the distribution on a "when-issued" basis, or after the distribution. In particular, until the Energizer Stock is fully distributed and an orderly market develops, the trading prices may fluctuate significantly. The trading prices for the Energizer Stock will be determined in the securities trading markets and may be influenced by many factors, including:
-     the  depth  and  liquidity  of  the  market  for  Energizer  Stock;
-     investor  perceptions  of  Energizer  and  its  business  prospects;
-     Energizer's  dividend  policy;  and
-     general  economic  and  market  conditions.

The trading prices may also be affected by certain provisions of Energizer's Articles of Incorporation, Bylaws and the common stock purchase rights which may discourage a potential takeover of Energizer. For more information about these provisions, see "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS".

The shares of Energizer Stock have been approved for listing on the NYSE under the symbol "ENR". As of the Distribution Date, Energizer initially is expected to have approximately 24,000 shareholders of record, based upon the number of holders of record of Ralston Stock as of March 1, 2000. The Transfer Agent and Registrar for the Energizer Stock will be Continental Stock Transfer & Trust Company, located at 2 Broadway, New York, New York 10004.

The shares of Energizer Stock distributed to you in the distribution will be freely transferable by you, unless after the distribution you are deemed to be an "affiliate" of Energizer under the Securities Act of 1933. Affiliates of Energizer would include individuals or entities that control, are controlled by, or are under common control with, Energizer. This may include certain officers and directors of Energizer as well as principal shareholders of Energizer. Persons who are affiliates of Energizer will be permitted to sell their shares of Energizer Stock only if:
- the shares are sold under an effective registration statement filed under the Securities Act, or
- the shares are sold in reliance upon an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(2) of the Securities Act and Rule 144 which was issued under that Section.


                    ENERGIZER STOCK RECEIVED BY BENEFIT PLANS

     Energizer Stock distributed with respect to the shares of Ralston Stock held in the Ralston Purina Master Collective Trust for the Ralston Purina
Retirement  Plan  will  either  be
-     sold  over  time;
-     retained  in  the  trust;  or
- transferred to the trust for the Energizer defined benefit pension plan, as part of the transfer of assets and liabilities described in "AGREEMENTS BETWEEN RALSTON AND ENERGIZER -Agreement and Plan of Reorganization-Retirement Plans".

The decision will be at the discretion of the Ralston Retirement Plan trustees, J.R. Elsesser, L.L. Fraley, C.S. Sommer and A.M. Wray, all of whom are employees of Ralston. Shares of Energizer Stock distributed with respect to the shares of Ralston Stock held by the trustee for the Ralston Purina Company Savings Investment Plan ("Ralston SIP"), Vanguard Fiduciary Trust Company, will be maintained in the Ralston SIP or sold as directed by the individual participants who are credited with such shares.

If you are a Ralston employee and a participant in the Ralston SIP, you will not be permitted to invest additional monies in Energizer Stock, and after a period of time all of your shares of Energizer Stock in the Ralston SIP must be sold and the proceeds invested, according to your election, in other funds offered by the Plan.

If you are an Energizer employee and you participate in the Ralston SIP immediately prior to the distribution, the shares of Energizer Stock credited to you at the time of the distribution will be transferred, along with your other account balances (including balances in the Ralston ESOP Common Stock Fund), to a defined contribution plan to be established by Energizer - the Energizer Savings Investment Plan ("Energizer SIP"). Following the distribution, you will not be able to invest additional monies in Ralston Stock and after a period of time, the shares of Ralston Stock credited to you in the Energizer SIP must be sold and the proceeds invested, according to your election, in other funds offered by the Energizer SIP, including the Energizer ESOP Common Stock Fund.


                              REGULATORY APPROVALS

     All material federal, state or foreign regulatory approvals required in connection with the distribution have been obtained.


                    AGREEMENTS BETWEEN RALSTON AND ENERGIZER

     This section describes the primary agreements between Ralston and Energizer that will define the ongoing relationship between them after the distribution and will provide for an orderly separation of the battery business from Ralston's pet products business. The following description summarizes the material terms of these agreements. The agreements have been filed as exhibits to Energizer's Registration Statement on Form 10 which has been filed with the Securities and Exchange Commission, and are available for public review. The following description is only a summary; for the full text of the agreements, you should review the exhibits which have been filed with the Securities and Exchange Commission.


AGREEMENT  AND  PLAN  OF  REORGANIZATION

     Ralston and Energizer will, prior to the distribution, enter into an Agreement and Plan of Reorganization (the "Reorganization Agreement") providing for the principal corporate transactions required to effect the distribution. The Reorganization Agreement addresses a number of other issues between Ralston and Energizer as a result of the distribution, including indemnification arrangements, restrictions on Energizer's ability to engage in specified transactions, and employee benefit arrangements.

     Effecting  the  Distribution.

     Certain transactions described in the Reorganization Agreement will be required to separate the battery business from Ralston's pet products business. The U.S. battery business is currently conducted by Eveready Battery Company, Inc., a Delaware subsidiary of Ralston, and the international battery business is currently conducted principally through foreign subsidiaries of Energizer International, Inc. ("Energizer International"), a holding company subsidiary of Ralston. The Reorganization Agreement provides that, prior to the distribution:

- Eveready Battery Company, Inc., the initial holder of all outstanding Energizer Stock, will transfer the Energizer Stock to VCS Holdings, Inc., its parent which is a directly wholly owned subsidiary of Ralston. VCS will then merge into Ralston, leaving Ralston as the direct parent of both Energizer and Eveready;
- in Canada and Argentina, pet products and battery operations will be effectively split into separate subsidiaries of Energizer International and Ralston;
- in Chile, the assets and liabilities of the pet products business will be purchased by a newly formed subsidiary of Ralston, and in Spain, the capital stock of the local subsidiary engaged in the pet products business will be purchased by an existing subsidiary of Ralston;
- in Mexico, the capital stock of the local battery subsidiary will be transferred to Energizer International prior to the distribution in exchange for Energizer International's interest in a Mexican holding company subsidiary of Ralston;
- in the United Kingdom and Brazil, assets of the battery business, as well as, in the United Kingdom, stock of local battery subsidiaries, will be acquired by newly formed subsidiaries of Energizer International;
- the outstanding capital stock of Energizer International will be contributed to Eveready Battery Company, Inc.;
- the capital stock of the Japanese subsidiary engaged in the battery business will be contributed to Energizer International; and
- Ralston will transfer to Energizer the outstanding capital stock of Eveready Battery Company, Inc. immediately prior to the distribution.

     The effect of all of these transactions will be to place direct or indirect ownership of all U.S. and foreign battery operations under Energizer prior to the distribution.

     In addition, the Reorganization Agreement provides that Energizer will assume the obligation to repay approximately $ 490 million which will be borrowed by Ralston prior to the distribution, as well as retain approximately $125 million of pre-existing debt of the international battery subsidiaries. The actual amount which Ralston will borrow is subject to change based upon the actual amount of cash in excess of $15 million held by Energizer at the time of the distribution. Ralston itself will retain or assume certain liabilities associated with the Energizer business.

     Indemnification. Subject to certain exceptions, the Reorganization Agreement provides for indemnification by the parties as follows:

     Ralston has agreed to indemnify Energizer against any liabilities assumed or retained by Ralston in the Reorganization Agreement, and liabilities relating to:
- any breach by Ralston of any covenant made in the Reorganization Agreement or any other agreement summarized in this section (the "Ancillary Agreements");
- any third party claim primarily relating to the actions of the Ralston board of directors in authorizing the distribution; and
- the operation of the businesses conducted, or to be conducted, by Ralston and its subsidiaries or the ownership of its assets (other than the operation or assets of the battery business) both prior to and following the distribution.

     Energizer has agreed to indemnify Ralston against any liabilities assumed or retained by Energizer in the Reorganization Agreement, including the approximately $615 million of debt for which Energizer will assume or retain the obligation to repay, and liabilities relating to:
- any breach by Energizer of any covenant made in the Reorganization Agreement or any Ancillary Agreement;
- the operation of the Energizer business and former battery operations controlled by Energizer, or the ownership of the assets used in those businesses, except to the extent those liabilities are assumed or retained by Ralston in the Reorganization Agreement or any Ancillary Agreement; and
- all liabilities arising out of Ralston's continuing guarantee of any obligation of Energizer or any subsidiary of Energizer.

The indemnification payments described above will be limited to the amount of the loss, less insurance proceeds (net of any deductibles or allocated paid-loss retro-premiums) which may be received for the loss by the party seeking indemnification.

Neither Ralston nor Energizer will have any liability to the other for taxes except as provided in the Tax Sharing Agreement, described below.

     Certain Post-Distribution Covenants. The Reorganization Agreement also provides that, in order to avoid adversely affecting the intended favorable tax consequences of the distribution, neither Energizer nor any of its subsidiaries will engage in certain transactions for a period of time following the Distribution Date unless, in the sole discretion of Ralston, either:
- a legal opinion satisfactory to Ralston is obtained from counsel selected by Energizer and approved by Ralston, or
-     a  supplemental  ruling  is  obtained  from  the  IRS,

and such opinion or ruling provides that the transactions would not adversely affect the Federal income tax consequences of the distribution, as set forth in the private letter rulings which have already been obtained from the IRS by Ralston.

     Energizer does not expect that these limitations will significantly inhibit its activities or its ability to respond to business developments. The transactions subject to this provision, and the periods such transactions will be limited, are:
- material sales, exchanges or distributions to shareholders by Energizer, or other material dispositions of any of Energizer's assets, except in the ordinary course of business - 30 months;
- repurchases of Energizer Stock, unless the repurchase satisfies certain IRS Ruling criteria - 24 months;
- issuances or dispositions of Energizer Stock that represent in the aggregate 50% or more of the issued and outstanding Energizer Stock - 30 months;
- the liquidation of Energizer or its merger with any other corporation (including a subsidiary) - 30 months; or
- the cessation by Energizer of the active conduct of the battery business, within the meaning of Section 355(b) of the Code - 30 months.

     In addition, the Reorganization Agreement provides that, if Energizer engages in any of these transactions, and if the distribution becomes taxable under the provisions of the Code because of its actions, Energizer will indemnify Ralston (and its stockholders receiving shares of Energizer Stock in the distribution) against all tax liabilities, including interest and penalties, which are incurred. Ralston has agreed to indemnify Energizer against losses which it may incur in the event that Ralston or any of its subsidiaries take any action which adversely impacts the tax-free nature of the distribution.

     Additional  Covenants.  The  Reorganization  Agreement  also provides that:
- Ralston will pay all expenses associated with the transactions that are required to effect the distribution;
- by the Distribution Date, Energizer's Articles of Incorporation and Bylaws will be in the forms filed as exhibits to the Registration Statement;
- the parties will take all actions that may be required to elect or otherwise appoint as directors of Energizer the eight persons identified in this Information Statement. See "MANAGEMENT -- Directors of Energizer";
- Ralston and Energizer will each be granted access to certain records and information in the possession of the other party and will each retain their records for a period of seven years following the distribution; and
- Energizer will comply with the terms of the non-compete provisions applicable to Ralston and its affiliates under an agreement with E.I. Du Pont de Nemours and Company relating to Ralston's sale of its protein technologies business, and an agreement with Agribrands International, Inc. relating to Ralston's spin-off of that business.

Employee Benefit Arrangements. The Reorganization Agreement contains certain agreements relating to employee benefit and compensation matters in connection with the distribution. Generally, following the distribution, Ralston will cease to have any liability or obligation to current and former Energizer employees and their beneficiaries under any Ralston benefit plans, programs or practices. Energizer will assume and be solely responsible for liabilities and obligations to those current and former employees under benefit plans, programs and practices which it adopts. Energizer employees will be credited with the term of service they possessed before the distribution for purposes of all benefit plans, programs and practices which Energizer may adopt.

     Severance Pay. Subject to local laws or regulations, Ralston and Energizer have agreed that individuals who cease to be employees of Ralston or one of its subsidiaries and become employees of Energizer or one of its subsidiaries (or vice versa), will not be considered to have severed their employment for purposes of any severance or salary continuation plan. Following the distribution, Ralston and Energizer will each be responsible for any severance payable to their employees.

     Retirement Plans. Energizer has agreed that it will establish and administer a defined benefit pension plan which will provide benefits to current and former employees of Energizer who, immediately prior to the distribution, participated in the Ralston Retirement Plan. Ralston has agreed to transfer certain assets and liabilities, based on formulas set forth in the Reorganization Agreement, from the Trust for the Ralston Retirement Plan to the trust for the Energizer defined benefit pension plan. Each employee of Energizer will, for all purposes under the Energizer defined benefit pension plan, be credited with the term of service and any accrued benefit credited to him or her under the terms of the Ralston Retirement Plan as of the distribution.

     With respect to other foreign funded pension plans, Energizer and Ralston have agreed that assets and liabilities related to current and former employees of their businesses will be transferred to, or retained in, the Energizer or Ralston plan which will cover each of those current and former employees. All of the current and former employees will remain credited with the term of service and any accrued benefit credited to them under the terms of those Plans as of the distribution. Participants will receive pension benefits from the Plans in accordance with the Plan terms.

     Savings Plan. Energizer has agreed to establish the Energizer Holdings, Inc. Savings Investment Plan (the "Energizer SIP"), a defined contribution plan which is intended to be a qualified plan subject to Sections 401(a) and 401(k) of the Code. The Energizer SIP will include all current and former Energizer employees who immediately prior to the Distribution Date were participants in the Ralston SIP. Each employee who participates in the Energizer SIP will be credited with the term of service and the account balance credited to him or her as of the distribution under the terms of the Ralston SIP. Ralston will transfer an amount equal to those account balances from the Ralston SIP to the Energizer SIP. Energizer has represented that the Energizer SIP will qualify as an employee stock ownership plan and will contain an "Energizer ESOP Common Stock Fund" in which matching contributions must be invested. The Energizer SIP will provide a 50% matching contribution to the Energizer ESOP Common Stock Fund for the first 6% of participant pre-tax deferrals into the Energizer SIP. The matching contribution must remain invested in that Fund. Energizer will also make a 325% matching contribution to each employee's PensionPlus Match Account in the Energizer pension plan for the first 1% of after-tax contributions by the employee to the Energizer SIP.

     Welfare Plans. Energizer has agreed that it will adopt appropriate welfare benefit plans to provide welfare benefits (including retiree medical and life benefits) to its current and former employees. Employees will be credited with the terms of service with Ralston under similar Ralston plans for purposes of eligibility and benefits under the Energizer plans. Energizer will assume and be responsible for all welfare benefit claims of its current and former employees which are incurred either before or following the distribution.

     Ralston  Stock  Options  and  Restricted  Stock.  As  of  the distribution:
- options to acquire Ralston Stock held by Energizer employees will be adjusted to reflect the distribution and will, by their terms, accelerate and become exercisable and will continue to be exercisable for a period of time after the distribution in accordance with the terms of the options,
- options to acquire Ralston Stock held by Ralston employees will be adjusted to reflect the distribution,
- restricted shares of Ralston Stock granted under a Ralston incentive compensation plan and held by Energizer employees will, by their terms, immediately vest and thereafter the holders will receive shares of Energizer Stock in the distribution on the same basis as all other shareholders of Ralston Stock, and
- all other employees of Ralston who immediately prior to the distribution are the holders of any restricted shares of Ralston Stock will receive shares of Energizer Stock in the distribution on the same basis as all other shareholders of Ralston Stock, and the shares of Energizer Stock received will be distributed directly to those employees free of restrictions.

Incentive Stock Plan. Energizer has agreed that it will establish and administer an Incentive Stock Plan ("Energizer ISP") under which the Nominating and Executive Compensation Committee of the Energizer Board of Directors (the "Energizer Committee") will make stock awards and grant stock options to key employees and directors of Energizer.

     Deferred Compensation Plans. Energizer has agreed that it will establish and administer one or more non-qualified deferred compensation plans which will provide benefits to Energizer employees. Account balances of Energizer employees under the Ralston Purina Deferred Compensation Plan for Key Employees (other than balances under the Fixed Benefit Option), the Ralston Purina Executive Supplemental Retirement Plan, and the Ralston Purina Company Executive Savings Investment Plan will be credited to them under the Energizer deferred compensation plans, and Energizer will thereafter be solely responsible for such obligations. Energizer will indemnify Ralston against any further liability with respect to any transferred accounts. Ralston will retain liability for obligations under the Fixed Benefit Option of the Ralston Purina Deferred
Compensation  Plan  for  Key  Employees.

TAX  SHARING  AGREEMENT

     Through the distribution Energizer's business operations will continue to be included in the consolidated Federal income tax returns of Ralston. As part of the distribution, Ralston and Energizer will enter into a Tax Sharing Agreement providing, among other things, for the allocation between the parties of Federal, state, local and foreign tax liabilities for all periods through 12:01 a.m. on the Distribution Date, and reimbursement by each party for any of its taxes which may have been or will be paid or advanced by the other. The Tax Sharing Agreement provides that:
- Ralston will be liable for certain domestic tax liabilities for periods ending on or before the Distribution Date, including such liabilities resulting from audits or other adjustments to previously filed tax returns;
- Energizer will be liable for certain foreign tax liabilities attributable to the operation of the Energizer business prior to the Distribution Date; and
- Energizer will be responsible for all Federal, state, local and foreign taxes attributable to the Energizer business on and after the Distribution Date.

Though valid as between Ralston and Energizer, the Tax Sharing Agreement is not binding on the IRS or foreign tax authorities. It will not affect the joint and several liability of Ralston and Energizer, and their respective subsidiaries, to the IRS or to foreign tax authorities for taxes of the Ralston consolidated group relating to periods prior to the distribution.

BRIDGING  AGREEMENT

     Ralston and Energizer (or one of its subsidiaries) will enter into a Bridging Agreement under which Ralston and, in certain cases, Energizer, will continue to provide certain administrative services for a limited period of time following the distribution. It is also currently contemplated that employees of Ralston will administer insurance plans and programs for Energizer on an ongoing basis following the distribution, and that Ralston's offshore insurance subsidiary will provide certain reinsurance coverage for assets and operations of Energizer. Charges for such services will be determined on a fair market basis.

LEASE  AGREEMENT

     Ralston and Energizer will enter into a lease under which Energizer will lease office space for its headquarters operations for a period of time following the distribution at a negotiated rental rate reflecting the market rate for comparable space in the area.

FOREIGN  DISTRIBUTION  AGREEMENTS

     Ralston and Energizer will enter into agreements providing for the continued distribution in certain foreign countries by Energizer or its subsidiaries of pet products manufactured by Ralston. All payments and other terms and conditions for these distribution arrangements will be determined through arm's length bargaining on a fair market basis.

AIRCRAFT  JOINT  OWNERSHIP  AGREEMENT

          Following the distribution, Ralston, Energizer and Agribrands International, Inc. will share ownership of two corporate aircraft.
Responsibilities for the operation and maintenance of the aircraft, and associated expenditures, will be determined through arm's length bargaining on a fair market value basis.


                            ENERGIZER HOLDINGS, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION
                              (DOLLARS IN MILLIONS)

                  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

The following discussion is a summary of the key factors management considers necessary in reviewing the Energizer Holdings Inc.'s (Energizer) results of operations, operating segment results, liquidity and capital resources. This discussion should be read in conjunction with the Combined Financial Statements and related notes and Segment Information found elsewhere in this Information Statement.

The audited Combined Financial Statements included herein do not include certain expenses and adjustments that would have been incurred had Energizer been a separate, independent company, and may not necessarily be indicative of the results of operations, financial position and cash flows of Energizer had it operated as a separate, independent company during the periods presented or in the future. The audited Combined Financial Statements included herein do not reflect any changes that may occur in the financing and operations of Energizer as a result of the distribution.

BUSINESS  OVERVIEW
Energizer is the world's largest manufacturer of primary batteries and flashlights and a global leader in the dynamic business of providing portable power. Energizer manufactures and markets a complete line of primary alkaline and carbon zinc batteries under the brands Energizer and Eveready, as well as miniature and rechargeable batteries and flashlights and other lighting products. Energizer and its subsidiaries operate 23 manufacturing facilities in 16 countries on 4 continents. Its products are marketed and sold in more than 160 countries primarily through a direct sales force, and also through distributors, to mass merchandisers, wholesalers and other customers.

There has been a shift within primary battery products from carbon zinc batteries to alkaline batteries. As such, Energizer has recorded provisions related to restructuring its worldwide battery production capacity and certain administrative functions in each of the last three years. Alkaline batteries are now the dominant primary battery in all world areas with the exception of Asia and Africa. Energizer continues to review its battery production capacity and its business structure in light of pervasive global trends, including the evolution of technology.

Energizer's operations are managed via four major geographic areas - North America (which includes the U.S. and Canada), Asia Pacific, Europe and South and Central America (including Mexico). Segment profit and sales are concentrated in the North America and Asia Pacific areas which together account for 97% and 76%, respectively, of 1999 segment profit and sales.

The battery business is highly competitive, both in the United States and on a global basis, as a number of large battery manufacturers compete for consumer acceptance and, increasingly, limited retail shelf space. Although the alkaline battery segment is the fastest growing segment of the primary battery market in the United States and worldwide, Energizer's share of the United States and Europe primary battery market on both a dollar and a unit basis declined significantly in recent years. According to A.C. Nielsen, Energizer's share of the U.S. primary battery market declined from 37.7% in 1995 to 34.4% in 1998 and to 31.6% in 1999. Energizer estimates that market share for primary batteries has also declined in Europe from 27% to 21% from 1995 to 1998.

The Asia Pacific area, which accounts for 23% of segment profit in 1999, has experienced significant currency devaluations and economic contraction in recent years. Changes in the value of local currencies or economic contractions in this area may continue to impact segment profitability.

OPERATING  RESULTS
HIGHLIGHTS
Net earnings were $80.0 for the year ended September 30, 1999, compared to $164.7 in 1998. Included in net earnings are earnings from continuing operations of $159.8 and $208.2 in 1999 and 1998, respectively; net loss from discontinued operations of $5.6 in 1999 and $43.5 in 1998; and a net loss on the disposition of discontinued operations of $74.2 in 1999.

Earnings from continuing operations decreased $48.4 in 1999. Included in both periods are provisions for restructuring and capital loss tax benefits. Excluding these items, earnings from continuing operations decreased $21.1. This decrease is primarily attributable to declines in the Europe and Asia Pacific areas partially offset by increases in North America.

Net earnings for the year ended September 30, 1997 were $150.1 and included earnings from continuing operations of $149.6 and earnings from discontinued operations of $.5. In 1998, earnings from continuing operations increased $56.6, primarily as a result of lower restructuring charges. Excluding restructuring charges and capital loss tax benefits in both years, and excluding foreign tax credit refunds in 1997, earnings from continuing operations decreased $2.3. Increases in North America segment profitability were more than offset by declines in the Asia Pacific region. In addition, higher general corporate expense and research and development expenses were nearly offset by lower amortization and interest and other financial items expense.

Discontinued operations consists of Energizer's worldwide rechargeable Original Equipment Manufacturers' (OEM) battery business. In March 1999, the Board of Directors of Ralston Purina Company (Ralston) announced its intention to exit this business to allow Energizer to focus on its primary battery business. On November 1, 1999, this business was sold to Moltech Corporation for approximately $20.0.

INCOME  TAXES
Income taxes, which include federal, state and foreign taxes, were 35.6%, 20.7% and 21.9% of earnings from continuing operations before income taxes in 1999, 1998 and 1997, respectively. Income taxes include certain unusual items in all years, the most significant of which are described below:
- Capital loss tax benefits of $16.6, $48.4 and $35.9 were recognized in 1999, 1998 and 1997, respectively, and were primarily related to prior years' restructuring actions.
- In 1997, a tax benefit of $20.5 was recorded related to tax refund claims for 1993 through 1996 as a result of a change in Ralston's method of computing foreign tax credits.
- In 1999 and 1997, the income tax percentage was unfavorably impacted by pre-tax restructuring provisions that did not result in tax benefits due to tax loss situations or particular statutes of a country.
Excluding unusual items, the income tax percentage was 41.3% in 1999 and 39.2% in 1998 and 1997.

SEGMENT  RESULTS
Energizer's operations are managed via four major geographic areas - North America, which includes the US and Canada, Asia Pacific, Europe and South and Central America (including Mexico). This structure is the basis for Energizer's reportable operating segment information presented in the Financial Information section of this Information Statement. Energizer evaluates segment profitability based on operating profit before general corporate expenses, research and development expenses, restructuring charges and amortization of goodwill and intangibles.

NORTH  AMERICA
Net  sales  increased $30.5 or 3.0% in 1999 and $31.4 or 3.2% in 1998.  In 1999,
volume contributed $55.2 of sales increase, partially offset by unfavorable pricing and product mix. Alkaline volumes increased 7.5% in 1999 and 2.7% in 1998. Carbon zinc volume declined 16.0% in 1999 and 6.4% in 1998 reflecting the aforementioned continuing market shift to alkaline batteries from carbon zinc batteries. Additionally, 1998 sales were favorably impacted by improved pricing and product mix.

Segment Profit for North America increased $11.6 or 4.1% in 1999 as a result of the higher gross margin associated with the increase in sales. Increased marketing and distribution costs of $5.0, commensurate with the higher sales level, and increased general and administrative expenses of $4.4 were largely offset by an $8.4, or 8.2%, decrease in advertising and promotion expenditures.

In 1998, segment profit increased $18.7 or 7.2%. This increase was primarily attributable to a $34.3 gross margin improvement driven primarily by the favorable product mix and sales increase. Partially offsetting these increases were an increase in marketing and distribution costs of $6.0, or 7.6%, and an increase in advertising expenditures of $6.5, or 6.7%, in support of the Energizer Advanced Formula product launch.

ASIA  PACIFIC
Net sales decreased $12.1 or 3.0% in 1999. Currency devaluations accounted for $12.0 of the sales decline. Carbon zinc volume decreases of 5.4% were offset by a 4.2% increase in alkaline volume.

Segment profit for Asia Pacific decreased $11.1, or 11.1% in 1999. Gross margin declined $21.3 due to higher production costs and lower sales. Partially offsetting these declines were a $6.2 decrease in exchange losses and a $4.0 decrease in advertising and promotion.

In 1998, sales decreased $78.2 or 16.5% with currency devaluations accounting for $68 of the decline. To mitigate the impact of the currency devaluations, price increases were implemented in a number of Asian markets. Pricing and product mix increased sales by $10. Decreased volumes also had a negative impact on sales of $20 as carbon zinc volume declined 10% and alkaline volume declined 1.1%.

Segment profit decreased $21.2, or 17.4% in 1998. Gross margin declined $32.7 on lower sales, partially offset by lower costs due to currency devaluation. Similarly, currency devaluation was the primary factor in declines in Marketing and Distribution and General and Administrative costs of $5.6 and $3.2, respectively. Advertising and Promotion decreased $8.9 on currency devaluation and reduced spending.

EUROPE
Net sales to customers for Europe decreased $48.7 or 13.3% in 1999 and $39 or 9.6% in 1998. The 1999 decreased alkaline and carbon zinc volumes, of 4.8% and 18.7%, respectively accounted for $33.3 of the decline. Pricing and product mix negatively impacted sales by $17 in 1999. The majority of the pricing and product mix decline, $9.8, was driven by the company's move from a sales force to a distributor model in several countries during 1999. The remainder of the decline reflects competitive and retail pressures.

The sales decline in 1998 was primarily due to currency devaluation. Excluding the impact of foreign exchange rates, sales decreased $9.1 or 2.2% in 1998. Alkaline volumes increases of 8.1% were virtually offset by a 5.8% carbon zinc volume decline.

Segment profit for Europe declined by $12.5 to a loss of $1.2 in 1999. Production inefficiencies related to a plant closing and other costs associated with restructuring activities accounted for $6.5 of the decline. Excluding these costs, segment profit declined $6 as sales declines of $48.7 were partially offset by a $28.3 decrease in cost of products sold associated with the lower sales and a $15.1 decrease in overhead reflecting results of the continuing restructuring of the European business operations, including the move to the distributor sales model in several countries.

 In 1998, segment profit declined $3.9, as sales declines of $39 were nearly offset by a $22.4 decrease in cost of products sold associated with the lower sales and a $12.1 decrease in overhead reflecting restructuring of the European business operations coupled with favorable currency impacts.

SOUTH  AND  CENTRAL  AMERICA
Net sales decreased $19.2 or 12.5% in 1999. Of this decline, $19 was due to currency devaluation in the region. In addition, sales increased $16 on increased selling prices and a favorable product mix but were offset by volume declines of 10.0% for alkaline and 16.9% for carbon zinc batteries.

In 1998, sales increased $1.8 or 1.2%. Foreign currency devaluation decreased sales by $12. Offsetting this decline were overall volume improvements of $4 with alkaline volumes up 6.3% and carbon zinc down 4.2%. In addition, increased selling prices and a favorable product mix improved sales by $10.

Intersegment sales for 1998 increased $19.6 reflecting the impact of additional sourcing of carbon zinc batteries from this segment to North America as carbon zinc production capacity was eliminated in North America during 1998. This sourcing continued into 1999, to a lesser extent.

Segment profit for South and Central America decreased $2.4 or 14.2% in 1999. Gross margin declined $13, much of which was attributable to lower usage of productive capacity in the Mexican plant. Lower other operating costs and a decrease of $2.1 in exchange losses partially offset the earnings decline. Operating cost reductions included decreased advertising and promotion expenses of $4.7 and lower general and administrative expenses of $2.4 resulting from actions taken to offset lower plant utilization and from planned reorganization and restructuring in Brazil.

In 1998, segment profit increased $5.4 or 47.0% primarily on the additional margin of approximately $8.0 on intersegment sales to source carbon zinc product to North America. This increase was partially offset by increased exchange losses of $2.0.

DISCONTINUED  RECHARGEABLE  OEM  BATTERY  BUSINESS
Net earnings/(loss) from discontinued operations represents the operating results of this business through March 31, 1999. Results for this business continued to decline in 1999 on lower sales volume and decreased margins. In 1998, results of discontinued operations include an after-tax restructuring charge of $42.7, primarily representing an impairment write-down of lithium ion rechargeable battery assets. Excluding this charge, results declined $1.3 in 1998 on lower sales.

GENERAL  CORPORATE  EXPENSES
General corporate expenses of $54.0 in 1999 increased 16.9% in 1999 and increased 32.4% in 1998. The increase in 1999 was primarily attributable to strategic studies performed and headquarters' reorganization in anticipation of the spin-off and increases in various other corporate costs. The increase in 1998 was primarily attributable to increased profit in inventory eliminations and increases in various other corporate costs. These increases were partially offset by increased pension income. As a percent of sales, general corporate expenses were 2.9% in 1999, compared to 2.4% in 1998 and 1.7% in 1997.

RESEARCH  AND  DEVELOPMENT  EXPENSE
Research and development expense of $48.5 in 1999 increased 4.1% in 1999 and increased 11.2% in 1998. These increases are attributable to Energizer's ongoing effort to maintain technological leadership in the primary battery business. As a percent of sales, research and development expense was 2.6% in 1999, compared to 2.4% in 1998 and 2.1% in 1997.

RESTRUCTURING  CHARGES
Competition in the primary battery business has intensified over the past several years, and there continues to be a migration of demand from carbon zinc to alkaline batteries. In response to these changes, Energizer has recorded restructuring charges each year since 1994. These charges include a reduction in carbon zinc plant capacity as demand for this type of battery continues to decline, plant closures for the movement and consolidation of alkaline production to new or more efficient locations in an effort to achieve lower product costs, and staffing reorganizations and reductions in various world areas to enhance management effectiveness and reduce overhead costs. A detailed discussion of these and other charges taken since 1994 follows.

During 1999, Energizer recorded net provisions for restructuring of $8.3, after-tax, or $9.9, pre-tax, $2.1 of which represented inventory write-downs and is classified as Cost of Products Sold in the combined statement of earnings. Of the net pre-tax charge, $7.4 relates to current year restructuring plans for the elimination of certain production capacity in North America and in Asia.

The pre-tax charge of $7.4 for current year plans consisted of termination benefits of $3.2, other cash costs of $0.2 and fixed asset impairments of $4.0. The fixed asset impairments primarily relate to assets used for the production of lithium coin cells in North America. These assets were idled and scrapped in 1999.

The 1999 restructuring plan provided for the termination of approximately 170 production and administrative employees and the closure of one plant in Asia. This plant closure was precipitated by the financial problems in the Asian market, which resulted in contractions in battery markets in this area. As of September 30, 1999, approximately 160 employees had been terminated and the plant was closed in connection with these charges. Substantially all actions associated with these charges will be completed by the end of the first quarter of fiscal 2000.

The remaining $2.5 represents additional net provisions related to prior years' restructuring plans. Additional termination benefits of $5.5 related to the 1997 restructuring plan primarily represent enhanced severance related to a European plant closing. Additional provisions for other cash costs of $1.8 were recorded for fixed asset disposition costs for previously held for use assets related to the 1997 restructuring plan that were idled and held for disposal. Other non-cash charges of $2.1 relate to inventory write-offs which were more than offset by a reclassification of $4.5 from other comprehensive income to net income of cumulative translation adjustment for a subsidiary sold in connection with the 1997 plan. Also recorded in 1999 were asset proceeds greater than anticipated of $5.4 related to 1994, 1995 and 1997 restructuring plans.

The 1999 restructuring plans are expected to generate annual pre-tax cost savings of $0.3 in 2000 and $1.4 beginning in 2001.

During 1998, Energizer recorded net after-tax provisions for restructuring of $12.8, or $21.3 on a pre-tax basis, of which $.3 represents inventory write-downs and is classified as Cost of Products Sold in the combined statement of earnings. Of the net pre-tax charge, $36.5 related to 1998 restructuring plans, including a voluntary early retirement option offered to most U.S. Energizer employees meeting certain age and service requirements and European business operations restructuring, primarily a reorganization of European sales forces and related employee reductions.

The total 1998 pre-tax charge of $36.5 consisted of termination benefits of $29.3, which provided for the termination or early retirement of approximately 420 sales and administrative employees, other cash costs of $4.6, fixed asset impairments of $1.1 and a non-cash investment write-off of $1.5. The other cash costs of $4.6 consisted of demolition costs of $1.5 and environmental exit costs of $0.8, both relating to assets held for disposal, lease termination costs of $1.6, and other exit costs of $.7. As of September 30, 1999, approximately 340 employees had been terminated in connection with these charges. Except for disposition of certain assets held for disposal, substantially all actions associated with the 1998 charges will be completed by the end of fiscal 2000.

In addition, net reversals of $15.2 related to prior years' restructuring plans were recorded in 1998, comprised of $3.7 of additional charges offset by $18.9 of reversals of prior years' charges. The additional charges primarily related to asset disposition costs of $2.6 for previously held for use assets that were idled and held for disposal. The reversals included $9.4 of greater than anticipated proceeds from asset sales related to the 1994, 1995 and 1996 restructuring plans. In addition, $8.5 of termination benefits recorded in 1997 were reversed in 1998 due primarily to the modification of a European plant closing plan, driven by the changing business environment in Europe. The modifications resulted in the termination of approximately 200 fewer employees than originally anticipated.

Pre-tax cost savings from the 1998 restructuring plans have been or are expected to be as follows: 1999 - $12; and ultimate annual reduction - $13.

During 1997, Energizer recorded net provisions for restructuring of $72.0, after-tax, or $83.7, pre-tax, of which $5.2 represented inventory write-downs and is classified as Cost of Products Sold in the combined statement of earnings. Of the total pre-tax charge, $81.8 related to 1997 plans for the restructuring of Energizer's carbon zinc and alkaline production capacity, primarily in Europe and North America, and for staffing reorganization and reductions.

The total 1997 pre-tax charge of $81.8 consisted of termination benefits of $43.8, other cash costs of $2.4, fixed asset impairments of $29.6 and non-cash charges of $6.0. The other cash costs of $2.4 consisted of legal, environmental and other exit costs. The non-cash charges of $6.0 consisted of inventory write-offs of $3.0 and an investment write-off of $3.0.

Fixed asset impairments of $29.6 were computed using discounted cash flows to determine the fair value of the impaired plants and production assets. The net book value of these assets prior to the impairment write-down was $40.0. These assets relate to three production plants located in the United States, Canada and France, which were idled in March 1998, November 1997 and April 1999, respectively. Depreciation continued on these assets subsequent to the impairment write-down until those assets were idled.

The 1997 charges provided for the termination of approximately 1,180 employees in production, sales and administrative capacities. As previously mentioned, the plan was modified in 1998 to terminate approximately 200 fewer employees. As of September 30, 1999, approximately 890 employees had been terminated in connection with these charges. Except for disposition of certain assets held for disposal, substantially all actions associated with the 1997 charges will be completed by the end of the first quarter of fiscal 2000, with payments extending through the end of fiscal 2000.

The remaining $1.9 of the net 1997 provision represents additional provisions for prior years' restructuring plans of $2.5 and $2.9 for additional cash and non-cash charges, respectively, net of reversals of cash and non-cash provisions taken in prior years of $.7 and $2.8, respectively. The non-cash reversal was primarily due to fixed asset proceeds greater than originally anticipated.

Pre-tax cost savings from the 1997 restructuring plans have been or are expected to be as follows: 1998 - $9; 1999 - $19; 2000 - $25; and ultimate annual reduction - $26.

As of September 30, 1999, except for the disposition of certain assets held for disposal, substantially all activities associated with 1994, 1995 and 1996 restructuring plans are complete. The remaining accrual related to these plans was $1.6 at September 30, 1999 and primarily represents costs under a noncancellable lease and asset disposition costs. The 1994, 1995 and 1996 restructuring plans resulted in pre-tax cost reductions of $47 in 1997 and $51 in 1998, representing the ultimate annual reduction.

The  carrying  value of assets held for disposal at September 30, 1999 was $6.7.

Energizer expects to fund the remaining costs of these restructuring actions with funds generated from operations.

See the Notes to Financial Statements for a table which presents, by major cost component and by year of provision, activity related to the restructuring charges discussed above during fiscal years 1999, 1998 and 1997, including any adjustments to the original charges.

FINANCIAL  CONDITION
Cash flows from continuing operations totaled $337.2 in 1999, $232.6 in 1998 and $285.7 in 1997. The 45.0% increase in cash flows from continuing operations in 1999 resulted primarily from higher cash earnings and also from favorable changes in working capital items. In 1998, the 18.6% decrease in cash flows from continuing operations was attributable to changes in working capital items, partially offset by higher cash earnings. The impact of increased accounts receivable and decreased other current liabilities was partially offset by increased accounts payable.

Working capital was $478.1 and $478.5 at September 30, 1999 and 1998, respectively.

Capital expenditures totaled $69.2, $102.8 and $98.8 in 1999, 1998 and 1997, respectively. These expenditures were primarily funded by cash flow from operations. Capital expenditures of approximately $90.0 are anticipated in 2000 and are expected to be financed with funds generated from operations.

Net transactions with Ralston resulted in cash usage of $293.7, $154.7 and $98.6 in 1999, 1998 and 1997.

It is currently expected that Energizer will have approximately $615 in debt immediately after the spin off. Energizer anticipates that its operating cash flow, together with funds available under its credit facilities, will be sufficient to meet its anticipated future operating expenses, to fund capital expenditures and to service its debt as it becomes due.

INFLATION
Management recognizes that inflationary pressures may have an adverse effect on Energizer through higher asset replacement costs and related depreciation and higher material costs. Energizer tries to minimize these effects through cost reductions and productivity improvements as well as price increases to maintain reasonable profit margins. It is management's view, however, that inflation has not had a significant impact on operations in the three years ended September 30, 1999.

SEASONAL  FACTORS
Energizer's results are significantly impacted in the first quarter of the fiscal year by the additional sales volume associated with the Christmas holiday season, particularly in North America. First quarter sales accounted for 31.1%, 33.2% and 32.1% of total net sales in 1999, 1998 and 1997, respectively.

ENVIRONMENTAL  MATTERS
The operations of Energizer, like those of other companies engaged in the battery business, are subject to various federal, state, foreign and local laws and regulations intended to protect the public health and the environment. These regulations primarily relate to worker safety, air and water quality, underground fuel storage tanks and waste handling and disposal.

Energizer has received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a "potentially responsible party" (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to 9 federal "Superfund" sites. It may also be required to share in the cost of cleanup with respect to a state-designated site. Liability under the applicable federal and state statutes which mandate cleanup is joint and several, meaning that a liable party may be responsible for all of the costs incurred in investigating and cleaning up contamination at a site. However, liability in such matters is typically shared by all of the financially viable responsible parties.

Energizer's ultimate liability in connection with those sites may depend on many factors, including the volume of material contributed to the site, the number of other PRP's and their financial viability, and the remediation methods and technology to be used.

In addition, Energizer has undertaken certain programs to reduce or eliminate the environmental contamination at the rechargeable battery facility in Gainesville, Florida, which has recently been divested. In the event that the buyer would become unable to continue such programs, Energizer could be required to bear financial responsibility for such programs as well as for other known and unknown environmental conditions at the site.

Many European countries, as well as the European Union, have been very active in adopting and enforcing environmental regulations. In many developing countries in which the Energizer business operates, there has not been significant governmental regulation relating to the environment, occupational safety, employment practices or other business matters routinely regulated in the United States. As such economies develop, it is possible that new regulations may increase the risk and expense of doing business in such countries.

It is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters, particularly remediation, and future capital expenditures for environmental control equipment. Nevertheless, based upon the information currently available, Energizer believes that its ultimate liability arising from such environmental matters, taking into account established accruals of $5.8 million for estimated liabilities, should not be material to its financial position. Such liability could, however, be material to results of operations or cash flows for a particular quarter or annual period.

MARKET  RISK  SENSITIVE  INSTRUMENTS  AND  POSITIONS
The market risk inherent in Energizer's financial instruments and positions represents the potential loss arising from adverse changes in interest rates and foreign currency exchange rates. The following risk management discussion and the estimated amounts generated from the sensitivity analyses are forward-looking statements of market risk assuming certain adverse market conditions occur.

INTEREST  RATES
Energizer has interest rate risk with respect to interest expense on variable rate debt. At September 30, 1999 and 1998, Energizer had $120.7 and $128.9 variable rate debt outstanding. A hypothetical 10% adverse change in all interest rates would have had an annual unfavorable impact of $0.9 and $1.3 in 1999 and 1998, respectively, on Energizer's earnings and cash flows based upon these year-end debt levels. The primary interest rate exposures on variable rate debt are with respect to short-term local currency rates in certain Asian and South American countries.

FOREIGN  CURRENCY  EXCHANGE  RATES
Energizer employs a foreign currency hedging strategy which focuses on mitigating potential losses in earnings or cash flows on foreign currency transactions, primarily anticipated intercompany purchase transactions and intercompany borrowings. External purchase transactions and intercompany dividends and service fees with foreign currency risk are also hedged from time to time. The primary currencies to which Energizer's foreign affiliates are exposed include the U.S. dollar, the euro and the British pound, while domestic affiliates are primarily exposed to the Swiss franc.

Energizer's hedging strategy involves the use of natural hedging techniques, where possible, such as the offsetting or netting of like foreign currency cash flows. Where natural hedging techniques are not possible, foreign currency derivatives with durations of generally one year or less may be used, including forward exchange contracts, purchased put and call options, and zero-cost option collars. Energizer policy allows foreign currency derivatives to be used only for identifiable foreign currency exposures and, therefore, Energizer does not enter into foreign currency contracts for trading purposes where the sole objective is to generate profits.

Market risk of foreign currency derivatives is the potential loss in fair value of net currency positions for outstanding foreign currency contracts at fiscal year end, resulting from a hypothetical 10% adverse change in all foreign currency exchange rates. Market risk does not include foreign currency derivatives that hedge existing balance sheet exposures, as any losses on these contracts would be fully offset by exchange gains on the underlying exposures for which the contracts are designated as hedges. Accordingly, the market risk of Energizer's foreign currency derivatives at September 30, 1999 and 1998 amounts to $1.5 and $3.7, respectively.

Energizer generally views as long-term its investments in foreign subsidiaries with a functional currency other than the U.S. dollar. As a result, Energizer does not generally hedge these net investments. Capital structuring techniques are used to manage the net investment in foreign currencies as considered necessary. Additionally, Energizer attempts to limit its U.S. dollar net monetary liabilities in currencies of hyperinflationary countries, primarily in Latin America. In terms of foreign currency translation risk, Energizer is exposed to the Swiss franc and other European currencies; the Mexican peso and other Latin American currencies; and the Singapore dollar, Chinese yuan, Australian and Hong Kong dollars, and other Asian currencies. Energizer's net foreign currency investment in foreign subsidiaries and affiliates translated into U.S. dollars using year-end exchange rates was $545.1 and $600.3 at September 30, 1999 and 1998, respectively. The potential loss in value of Energizer's net foreign currency investment in foreign subsidiaries resulting from a hypothetical 10% adverse change in quoted foreign currency exchange rates at September 30, 1999 and 1998 amounts to $54.5 and $60.0.

RECENTLY  ISSUED  ACCOUNTING  STANDARDS
The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities" in June 1998. This statement provides standards on accounting and disclosure for derivative instruments, and requires that all derivatives be measured at fair value and reported as either assets or liabilities in the balance sheet. Subsequent to the issuance of SFAS No. 133, the FASB issued SFAS No. 137 which defers the effective date of SFAS No. 133 by one year. Accordingly, Energizer will be required to adopt the provisions of SFAS No. 133 no later than the beginning of fiscal year 2001. Energizer has not completed its evaluation to determine the impact of this statement on its financial statements.

YEAR  2000  READINESS
Energizer uses both purchased and internally developed computer software. Like many other organizations, certain programs within Energizer's purchased and internally developed software process dates based on two digits for the year of a transaction rather than a full four digits. If left uncorrected, these programs would be unable to properly process dates in the year 2000. As such, incomplete or untimely resolution of the Year 2000 issue by Energizer or its critical suppliers and customers or government agencies could have an adverse impact on Energizer's business, operations and financial condition.

Energizer has had active projects in place since 1996 targeted to achieve Year 2000 readiness in its key application systems software, computer hardware and operating systems software, and various other systems containing embedded chip technology (such as manufacturing equipment controllers and facility controllers which include elevators, alarm systems and heating and cooling systems) before the year 2000. Energizer completed its plans and active projects to achieve Year 2000 readiness prior to calendar year end.

The estimated total cost for Energizer to achieve Year 2000 readiness is approximately $16.4, of which $16.1 had been expended through September 30, 1999.

Energizer has developed a base contingency plan to address Year 2000 risks; however, contingency planning efforts are ongoing and will continue to evolve as new information becomes available. Contingency plans to address specifically identified Year 2000 risks include increasing raw material, packaging material and inventory levels in key manufacturing locations, securing alternate sources of supply, distribution and warehousing, developing manual workarounds and other appropriate measures. Energizer's critical suppliers and major customers have been contacted regarding Year 2000 issues. Because of the uncertainties associated with assessing the ability of major suppliers and customers to complete the remediation of their systems in time to prevent operational difficulties, Energizer will continue to contact and/or visit these business partners to gain assurances that no significant adverse consequences will result due to failure to complete remediation of their systems. As of early January, no significant issues have arisen. Because of the uncertainties involved, Energizer will continue to monitor the situation.

                            ENERGIZER HOLDINGS, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION
                              (DOLLARS IN MILLIONS)

                  THREE MONTHS ENDED DECEMBER 31, 1999 AND 1998

BUSINESS  OVERVIEW
Primary battery category sales increased significantly in the three months ended December 31, 1999, particularly in the U.S., as consumers purchased batteries in preparation for potential Y2K disruptions. A.C. Nielsen measured the U.S. primary battery market dollar sales for the 13 weeks ended December 25, 1999 at 18% higher than the same period a year ago. Other world areas experienced less dramatic sales increases in the primary battery category.

As there were no widespread power outages or other disruptions as a result of the Y2K date change, it is possible that future sales for the primary battery category will be negatively impacted due to consumer stockpiling prior to the year's end. It is not possible at this point to quantify the magnitude or duration of any declines in category sales. For the four weeks ended February 5, 2000, the primary battery category in the U.S. increased 5% compared to the same four-week period last year, according to A.C. Nielsen.

OPERATING  RESULTS
HIGHLIGHTS
Net earnings and earnings from continuing operations were $104.7 for the three months ended December 31, 1999, compared to $52.0 and $54.8, respectively, for the same period a year ago.

Earnings from continuing operations increased $49.9, or 91%, for the quarter. Included in the prior year are after-tax provisions for restructuring of $6.2. Excluding this item, earnings from continuing operations increased $43.7 or 72%. The increase is primarily attributable to increased segment profit.

SEGMENT  RESULTS
Operations are managed via four major geographic areas - North America (which includes the U.S. and Canada), Asia Pacific, Europe, and South and Central America (including Mexico). This structure is the basis for the Company's reportable operating segment information, as included in the tables in Note 4 to the Combined Financial Statements for the period ended December 31, 1999.

NORTH  AMERICA
Net sales to customers for North America increased $90.5, or 27%, in the current quarter compared to the same period last year. Significant volume increases accounted for $100.8 of sales increase, partially offset by unfavorable pricing and product mix. The overall primary battery market in the U.S. increased 18% on a dollar basis compared to the same period last year while Energizer's share increased 1.2 share points, as measured by A.C. Nielsen. Alkaline volumes increased 38% in the quarter, partially offset by a 21% decrease in carbon zinc.

Segment profit increased $45.0 or 45%. Gross margin increased $57.0, benefiting from the higher sales and leveraging of fixed costs. Advertising and promotion and marketing and distribution costs each increased 22%, in line with the sales increase, while other costs were relatively flat.

ASIA  PACIFIC
Net sales to customers for Asia Pacific increased $13.5, or 13%, in the current quarter compared to the same period last year on higher alkaline volume.

Segment profit increased $12.1, or 47%, primarily on higher sales. In addition, the prior year quarter was unfavorably impacted by production start-up costs associated with Energizer's new plant in China.

EUROPE
Net sales to customers for Europe decreased $14.3, or 13%, for the current quarter compared to the same period last year. Currency devaluation accounted for $7.4 of the decline. The remainder of the decrease resulted from lower alkaline and carbon zinc volumes of 4% and 18%, respectively.

Segment profit improved $5.8 or 276%. Gross margins increased $2.1 in spite of sales declines reflecting improvements related to a plant closing during 1999.
Lower  overhead  costs  also  contributed  to  the  profit  improvement.

SOUTH  AND  CENTRAL  AMERICA
Net sales to customers for South and Central America increased $1.5, or 4%, for the current quarter compared to the same period last year on higher volumes. Improved pricing and product mix offset the impacts of currency devaluation. Alkaline volume increased 10% while carbon zinc was nearly flat.

Segment profit was flat as higher sales contribution was offset by unfavorable currency impact and higher management costs.

CORPORATE  EXPENSES
Corporate expenses decreased $7.4 on higher pension income, favorable mark-to-market adjustments on liabilities denominated in share equivalents, and lower information systems spending.

INCOME  TAXES
Income taxes, which include federal, state and foreign taxes, were 39.7% and 43.7% of earnings from continuing operations before income taxes for the three months ended December 31, 1999 and 1998, respectively. The prior year provision was unfavorably impacted by restructuring charges with no corresponding tax benefit in certain countries. Excluding the impact of restructuring provisions, the prior year tax rate was 41.1%. The decrease in the tax rate results primarily from a lower overall foreign tax rate.

DISCONTINUED  RECHARGEABLE  OEM  BATTERY  BUSINESS
Discontinued operations consist of Energizer's worldwide rechargeable Original Equipment Manufacturers' (OEM) battery business. In March 1999, the Board of Directors of Ralston Purina Company announced its intention to exit this business to allow Energizer to focus on its primary battery business. On
November 1, 1999, this business was sold to Moltech Corporation for approximately $20.0. Actual pretax operating losses during the divestment period through the sale date totaled $15.9.

RESTRUCTURING  CHARGES
During the three-month period ended December 31, 1998, Energizer recorded net after-tax and pre-tax provisions for restructuring of $6.2 and $6.1, respectively. The charges were primarily termination benefits associated with a 1997 alkaline and carbon zinc production restructuring plan for Europe.

During the current quarter, approximately 120 employees were terminated in connection with restructuring accruals established in prior years. Activities impacting the restructuring reserve during the quarter are presented in Note 2 in the footnotes to the Combined Financial Statements.

FINANCIAL  CONDITION
Cash flow from continuing operations was $60.6 for the three months ended December 31, 1999 compared to $33.0 for the same period in fiscal 1999. The increase in cash flows is attributable to higher cash earnings partially offset by unfavorable changes in working capital items. Working capital changes included increases in accounts receivable and decreases in other current liabilities, which were partially offset by decreases in other current assets and increases in accounts payable. Working capital was $513.7 at December 31, 1999 compared to $478.1 at September 30, 1999.

Capital expenditures totaled $11.0 and $13.4 for the first quarter of fiscal 2000 and fiscal 1999, respectively.

Energizer had a net increase in borrowings of $11.9 for the three months ended December 31, 1999 and a net increase in borrowings of $6.7 for the same period in fiscal 1999. Net transactions with Ralston resulted in cash usage of $143.6 and $28.2 in the first quarter of fiscal 2000 and fiscal 1999, respectively.

It is currently expected that Energizer will have approximately $615 in debt immediately after the spin-off. The debt is expected to include $335 of long-term and $280 of short-term notes payable. Energizer anticipates that its operating cash flow, together with funds available under its credit facilities, will be sufficient to meet its anticipated future operating expenses, to fund capital expenditures and to service its debt as it becomes due.

YEAR  2000  READINESS
No  significant  system  issues  have  arisen  related  to  Y2K.


                             BUSINESS AND PROPERTIES

BACKGROUND

Energizer Holdings, Inc. is the world's largest manufacturer of primary batteries and flashlights and a global leader in the dynamic business of providing portable power. It is the successor to over 100 years of expertise in the battery and lighting products industry. Its brand names "Eveready" and "Energizer" have worldwide recognition for quality and dependability, and are marketed and sold in more than 160 countries. Energizer's subsidiaries manufacture and market a complete line of primary alkaline and carbon zinc batteries, miniature batteries and flashlights and other lighting products. Although Energizer, in November of 1999, sold its rechargeable battery manufacturing and assembly business, which produced rechargeable batteries for sale to manufacturers of rechargeable equipment, Energizer continues to market a line of rechargeable batteries for retail sale to consumers. Energizer believes it has one of the industry's most extensive product lines.

"Energizer" brand alkaline batteries are the most popular and widely used in the array of Energizer products. The batteries are offered in 1.5 volt, 4.5 volt, 6 volt and 9 volt configurations, and are available in the standard selection of sizes, including AA, AAA, AAAA, C, D and 9 volt sizes. In 1997, Energizer introduced newly designed alkaline AA and AAA batteries offering significantly improved performance in most demanding high-drain devices. Energizer has recently announced plans to introduce a super-premium alkaline battery under the brand name "Energizer e2" in the summer of 2000. Energizer also produces or distributes:
- "Energizer Industrial" batteries in three models targeted for non-consumer industrial applications;
- lithium batteries, available in AA, miniature and cylindrical sizes, for use in high-performance applications such as cameras, camcorders, memory backup, CD players and portable computers;
- a line of miniature batteries, available in several chemistries, including silver oxide, zinc-air and manganese dioxide systems, for use in electronic watches, calculators, hearing aids, cameras, miniature radios, remote controls and electronic thermometers;
- the "Eveready" brand "Super Heavy Duty" and "Classic" lines of carbon zinc batteries for economy applications; and
- a line of rechargeable batteries and battery packs under the "Energizer" brand name.

Energizer is also the world's largest manufacturer of portable lighting devices, offering more than 60 different lighting products for consumer and industrial use.

Energizer's subsidiaries operate 23 manufacturing facilities in 16 countries on 4 continents, and its worldwide workforce of over 11,000 employees produce approximately 6 billion battery cells annually.

     Both in the United States and worldwide, the proliferation of portable electronic devices, including radios, cellphones, cameras, compact disc players, pagers, remote controls and electronic games and battery-powered toys, continues at an accelerated pace. The sheer numbers of these devices, as well as their high power drain characteristics, have created a strong and growing demand for primary batteries, particularly alkaline cells which have substantially greater service life than the less expensive carbon zinc cells. Smaller alkaline sizes utilized in small and miniature portable devices are particularly in demand. Driven by growth in devices as well as increased power requirements, global demand for primary batteries has grown an average of 7% annually over the last five years, and global demand for alkaline primary batteries has grown an average of 10-11%. Industry studies project that demand for alkaline batteries will continue to grow by 10-11% through 2002 on a global basis. Demand in the United States and western Europe, where alkaline batteries account for 50% or more of primary batteries sold, is expected to continue growing at 7-8%. In other regions where the majority of primary batteries sold are still carbon zinc, alkaline battery demand is expected to grow at double digit rates as consumer preference continues to shift from carbon zinc to alkaline.

     In response to the power demands of portable electronic devices, the battery industry has focused on increasing the service life of batteries as well as the quality of their performance under high-drain conditions. The battery industry has been notable for the pace of innovations in product life, product design and applied technology. Energizer and its competitors have made, and continue to make, significant investments in research and development with the goal of further commercially successful innovations. This competition, as well as technological advances, have led to constantly higher standards of product performance for alkaline primary batteries. However, the research and development efforts associated with constant innovation in the industry have been expensive, and may have contributed to the blurring of consumer perceptions about relative brand performance.

     The battery business is relatively capital intensive, and capital needs can fluctuate widely from year to year as technologies change. Contributing factors to these capital needs are:
- the constantly higher standards for product performance required to maintain competitiveness in the alkaline battery segment;
- the requirement of absolute precision in the physical and chemical characteristics of batteries produced which mandates frequent capital expenditures to guarantee such precision; and
- manufacturing volume in the billions of units, which volume continues to grow in most segments at a rate of 5 to 10% per year.

As noted, despite the fact that carbon zinc primary batteries are substantially less expensive on a per unit basis than alkaline primary batteries, there has been a worldwide shift in consumer preference from carbon zinc to alkaline. Alkaline batteries are now the dominant primary battery in North America, Australia, and Europe, and the shift from carbon zinc to alkaline is accelerating in Asia and Latin America. Reflecting the shift in preference, Energizer has closed or consolidated a number of its carbon zinc manufacturing facilities, and has reserved funds related to restructuring its world-wide battery production capacity and certain administrative functions in each of the last four years. Energizer continues to review its worldwide manufacturing capacity for both carbon zinc and alkaline batteries. See "BUSINESS AND
PROPERTIES -- Properties" for more information on Energizer's manufacturing capacity.

The battery business, particularly in North America, tends to be seasonal, with large purchases of batteries by consumers during the Christmas holiday season, and increases in retailer inventories during late summer and autumn.

PATENTS,  TECHNOLOGY  AND  TRADEMARKS

Energizer's operating subsidiaries own a number of trademarks which Energizer considers of substantial importance and which are used individually or in conjunction with other Energizer trademarks. These include "Eveready", "Energizer", "Energizer Advanced Formula", "Energizer e2", the Energizer Bunny and the Energizer Man character.

     Energizer's ability to compete effectively in the battery industry depends in part on its ability to maintain the proprietary nature of its technology and manufacturing processes through a combination of patent and trade secret protection, non-disclosure agreements, licensing, and cross-licensing agreements. Energizer's subsidiaries own or license from third parties a considerable number of patents, patent applications and other technology which Energizer believes are extremely significant to its business. These primarily relate to battery product and lighting device improvements, additional battery product features, and manufacturing processes.

     As of November 30, 1999, Eveready Battery Company, Inc., a subsidiary of Energizer, held 190 United States patents which have a range of expiration dates from September, 2000 to November, 2016, and had 132 patent applications pending. It routinely prepares additional patent applications for filing in the United States. Eveready also actively pursues foreign patent protection in a number of foreign countries. As of November 30, 1999, Eveready had been granted approximately 540 foreign patents and had approximately 480 patent applications pending in foreign countries.

     Patent applications in the United States are maintained in secrecy until patents issue, and since publications of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, Eveready cannot be certain that it was the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions.

ENERGIZER'S  OBJECTIVES  AND  STRATEGY

     Energizer's  objective  is  to enhance its revenue growth and profitability by:
-     forging  new  cooperative  relationships  with its major retail customers;
-     designing  more  effective  workforce  incentives;
- delivering premium-quality battery and lighting products and increasing consumer perceptions of their advantages;
- maintaining its strong market positions in North America, Europe and Asia and expanding into new battery markets with significant opportunities for growth; and
- managing manufacturing, sales and marketing efforts in the most cost-efficient manner possible.

Energizer  plans  to achieve its objective through the following key strategies:

- Provide World-Class Retailer Support. Energizer intends to forge mutually profitable relationships with its major retail customers based on cooperative strategic planning and creative solutions to retailer concerns. It believes that enhancing retailer margins and reinforcing customer loyalty to retail stores will fuel continued Energizer growth. Energizer intends to offer a higher degree of customer support, including business-building consultations, joint promotional and advertising efforts, in-store merchandising, inventory management, improved category management and strategically positioned and integrated private-label, and "Energizer" and "Eveready" branded products. Energizer will focus on more effective marketing initiatives, the positioning of its products and effective responses to customer needs.

- Design More Effective Compensation Programs Directly Linked to the Value of the Energizer Stock. Energizer is redesigning its compensation programs to motivate its workforce to achieve Energizer's strategic goals. In connection with its request for the tax rulings, Ralston has represented to the IRS that Energizer will establish an employee stock ownership plan, with a significant company match, which will provide Energizer Stock ownership accounts for approximately 3,200 union and non-union employees. It is anticipated that within one year of the distribution, employees will own, under the plan, over 4% of the outstanding Energizer Stock, and over 5% within five years. In addition, the Energizer Incentive Stock Plan authorizes the grant of stock options and other Energizer Stock-based awards to directors, officers and other key management personnel. By providing its workforce with compensation programs that contain a significant equity component, Energizer intends to align employees' personal interests with those of Energizer's stockholders, motivating them to enhance the long-term value of the Energizer Stock.

-     Build  Brand  Franchise  Through  Research  and  Development  Efforts  and
Effective Consumer Communication. Because of its innovative and intensive research and development efforts, and its insistence on the reliability, quality and long-life of its products, Energizer believes that its batteries and lighting products are among the best available to consumers worldwide. However, as the battery products industry is so highly competitive, there have been ever-escalating advances in alkaline battery technology. As a result, consumer perceptions about relative brand performance are often blurred and confused. Energizer plans to maintain its strong research and development orientation, but, as the ability to leverage innovative advancements with consumers has become more and more limited, it will focus its efforts on advances which will be readily appreciated by consumers. It will also explore joint research and investment ventures which are likely to result in more effective or efficient research efforts. Finally, it will improve its advertising and promotional efforts so that consumers are more attuned to the advantages of Energizer products. Energizer participates in all retail segments (primary, watch, hearing aid, photo, rechargeable and lighting products) and will continue to leverage its sales and category expertise across all product lines to increase their value to consumers and to Energizer's retailer customers.

- Maintain Strong Market Share and Continue to Expand Geographically. Energizer intends to increase sales through further penetration of existing markets in North America, Europe and Southeast Asia and expansion into broader markets with significant opportunities for growth. Energizer may expand its portfolio of products to target all major price segments in its various markets. As consumers in Asia, Africa and Latin America increasingly choose alkaline batteries over carbon zinc, Energizer will aggressively price and promote its "Energizer" brand alkaline products in those regions. Substantially all advertising and promotional funds in those regions will be devoted to building a strong position in the alkaline sector. Energizer believes these efforts should be strengthened by its continuing ability to offer a broad portfolio of products (including carbon zinc batteries) to its retailer customers in those markets. Energizer also will continue to pursue acquisitions and joint venture opportunities to expand or complement its current market areas, technology and product lines.

- Maintain Effective Cost-Control Programs, and Develop More Efficient Manufacturing and Distribution Operations. Energizer intends to embark on a number of cost-saving and productivity programs as part of its strategy to maximize operating efficiencies. Since 1995, the Energizer business has restructured its worldwide battery production capacity as a result of the consumer shift from carbon zinc to alkaline batteries, and closed a number of manufacturing facilities. Energizer will continue to review its battery production capacity and its business structure to determine if additional savings can be realized. Energizer intends to improve the quality and effectiveness of its promotional spending, and is investigating ways to create more effective sales and distribution methods through partnerships with other non-battery manufacturers. It has created a Global Account Management Team consisting of sales, marketing, manufacturing and finance experts dedicated to servicing the needs of multi-national accounts, and has reorganized its United States sales team into a new Customer Management Team to focus on key accounts in leading retail categories. Energizer also intends to take other steps which will reduce its selling and distribution expenses, including reducing administrative and operating costs.

     The  Management  Strategy  and  Finance Committee, consisting of Mr. Daniel
Corbin, Mr. Patrick Mulcahy and Mr. William Stiritz, as chairman, will be responsible for determining the strategic direction of Energizer's businesses, subject to oversight and approval of the board of directors, and for monitoring Energizer's financial performance, industry activity, and worldwide economic developments which are likely to affect ongoing strategic plans. The Committee will also be responsible for Energizer's investment and financing policies and will make recommendations to the board regarding acquisitions, reduction or increase of debt levels and other uses for Energizer cash not needed for ongoing operations. For more information regarding the individuals comprising the Committee, see "MANAGEMENT - Executive Officers of Energizer".


SALES  AND  DISTRIBUTION

     Energizer's battery and lighting products are marketed primarily through a direct sales force to mass merchandisers, wholesalers and other customers, but also through exclusive and non-exclusive distributors and rack jobbers of consumer packaged goods products. Third party food brokers may be used to make headquarters contacts in the retail food industry and to merchandise Energizer's products at retail locations. In the United States, the direct sales team has been reorganized into a new Customer Management Team focused on key business accounts in several categories, including food, mass merchandise and specialty. Energizer distributes its products to consumers through numerous retail locations worldwide, including mass merchandisers and warehouse clubs, food, drug and convenience stores, electronics specialty stores and department stores, hardware and automotive centers and military stores.

Although a large percentage of Energizer's sales are attributable to a relatively small number of retail customers, only Wal-Mart Stores, Inc. and its subsidiaries, Sam's West, Inc., Sam's East, Inc., and McLane Company, Inc., all of which are under common control, as a group account for more than ten percent of Energizer's sales and revenue. For the fiscal year ended September 30, 1999, those customers accounted for, in the aggregate, approximately 13.5% of Energizer's sales.


COMPETITION

     The battery business is highly competitive, both in the United States and on a global basis, as a number of large battery manufacturers compete for consumer acceptance and, increasingly, limited retail shelf space. Competition is based upon brand perceptions, product performance, customer service and price.

     Energizer competes in a high-growth domestic and global market. The alkaline battery segment, both in the United States and worldwide, is the fastest growing segment of the primary battery market. Despite category growth, however, in 1998, Energizer's share of the U.S. primary battery market on both a dollar and a unit sales basis declined substantially from 1995 levels. For the first three quarters of 1999, the decline continued, although in the October to December, 1999 period, Energizer's share, as measured by A.C. Nielsen, increased
1.2 points compared to the same period of 1998. Market share has also declined in certain key global markets, and could decline even more as the demand for primary batteries in developing countries shifts from carbon zinc batteries to alkaline. Energizer's primary competitor, Duracell International, Inc., a subsidiary of The Gillette Company, has substantially greater financial, marketing and other resources, and greater market share, than Energizer does. Because of its ownership by Gillette, it also has significant advantages in distribution, sales and negotiating leverage with retailers. Duracell has attempted to segment primary battery sales by positioning its "Duracell Ultra" brand as a high-drain oriented, super premium product, and has priced that brand at a significant premium to the competition as well as to its other brands.

     In the past year, Energizer has also lost market share in the United States to Rayovac Corporation, a low-price competitor which has exerted downward pricing pressure by being very aggressive in offering retail discounts and other promotional incentives. It has positioned itself as offering substantially similar battery life as the market leading brands, but at a discounted price. Private-label sales by large retailers have also been growing in significance.

     Private-label offerings by major retailers and aggressive cost-cutting by battery competitors may be accelerating U.S. consumer perceptions that primary batteries are a commodity and that battery brands are indistinguishable. On the other hand, Duracell's segmentation of the market may create a perception of premium quality for its brands. Energizer has attempted to differentiate its products through product innovation and improvement and through extensive advertising, while at the same time offering attractive pricing to its retail customers. In order to more effectively address competitive issues in the U.S., Energizer has announced that it will compete in the super-premium category with the introduction of its "Energizer e2" brand of super-premium alkaline batteries in the summer of 2000.

     Japanese battery manufacturers have yet to make significant inroads into the United States battery market, but they provide significant competition throughout Asia. Local and regional battery manufacturers in Asia and Europe also compete for battery sales. There are, however, significant technological and capital constraints on entry into the battery products business, and Energizer and its primary competitors enjoy significant advantages in having established brand recognition and distribution channels. Full implementation of the Euro currency in 2001 will heighten awareness of price discrepancies between the various European markets for Energizer's products, and may increase retailer, government and consumer group pressure for uniform pricing across borders.

     During the past decade, retail sales of consumer products, including battery and lighting products, have been increasingly consolidated in a small number of regional and national mass merchandisers and warehouse clubs. This trend towards consolidation is occurring on a worldwide basis as well as in the United States. The consolidation of retailers has led to tremendous competition for shelf space and promotional support by all consumer packaged goods manufacturers across all categories - including primary batteries. As a result, retailers have been able to exercise great leverage in demanding price and promotional concessions, and have avoided long-term purchase agreements. Energizer and its major competitors have focused sales efforts more and more exclusively on these key accounts, and have increased advertising and promotional spending in an effort to maintain their positions with these large retailers. Ultimately, Energizer's success will hinge upon consumers' demand for its products, but collaboration with these key accounts is a critical factor in generating positive results.

     In comparison to competitors that do not compete on a global basis, Energizer generally bears higher costs associated with its global manufacturing facilities, its extensive product line, its research and development facility, and tax and financing obligations imposed by its international and multi-currency structure. These higher costs may restrict its ability to compete in particular markets on the basis of price. However, Energizer believes that brand perceptions, product performance and customer service are also significant competitive factors.

Energizer  believes  it  has  significant  competitive  advantages.
- It has very strong global brands - "Eveready" and "Energizer" - which consumers worldwide recognize and equate with long-life and reliability. The Energizer Bunny has become a cultural icon representing long-lasting quality. Energizer's full portfolio of products and brands allow its retail customers to supply the battery needs of all significant consumer segments.
- Energizer's global production complex and broad-based geographic distribution provide it with more than enough manufacturing capacity for its reasonably foreseeable needs, and enable it to offer its battery and lighting products to consumers in more than 160 countries throughout the world.
- Energizer has a significant market position in most geographic markets in which it competes. According to A.C. Nielsen, Energizer's primary battery market share in the United States for the 52 weeks ended December 25, 1999 was 31.6%, and Energizer estimates that it has a primary battery share position of 20% or more in 22 of the 30 countries with the largest primary battery sales.
- Energizer's well-trained workforce, experienced management and innovative research and product development teams enable it to create opportunities for business growth.
- Finally, Energizer's intensive research and development efforts and its focus on continuous innovation enable it to provide the highest quality products in response to constantly changing market demands. Its research efforts have given Energizer technology advancements which should keep pace with industry innovations well into the future.

The battery business is expected to remain highly competitive in the foreseeable future. Future growth opportunities for Energizer are expected to depend on its ability to
-     implement  its  strategies  for  competing  effectively  in  its  markets,
-     maintain  effective  cost  control  programs,
-     continue  its  research  and  development  efforts,  and
- develop and implement methods for more efficient manufacturing and distribution operations,

while at the same time maintaining aggressive pricing and promotion of its products.

EMPLOYEES

After the distribution, Energizer will employ approximately 11,000 production, sales, marketing and administrative employees throughout the world. Energizer believes it has good relations with its union and non-union employees.


RAW  MATERIALS

     The principal raw materials used in the Energizer business - electrolytic manganese dioxide, zinc, acetylene black, graphite, steel cans, nylon, brass wire, separator paper, and potassium hydroxide -- are sourced on a regional or global basis. Energizer believes that adequate supplies of the raw materials required for its operations are available at the present time, but cannot predict the future availability or prices of such materials. These raw materials are generally available from a number of different sources, and the prices of those raw materials are susceptible to currency fluctuations and price fluctuations due to transportation, government regulations, price controls, economic climate, or other unforeseen circumstances. In the past, Energizer has not experienced any significant interruption in availability of raw materials.

With respect to raw materials, Energizer has used the futures markets, options and other risk management tools designed to protect its margins on firm purchase price sales contracts with customers. Energizer's management has extensive experience in purchasing raw materials in the commodity markets. From time to time, management has taken positions in various ingredients to assure supply and to protect margins on anticipated sales volume. Although Energizer intends to continue to use these risk management tools to hedge or protect against such risks, it does not intend to speculate in the commodity markets, and intends to maintain a relatively low dollar level of risk related to open market positions.

GOVERNMENTAL  REGULATION;  ENVIRONMENTAL  MATTERS

The operations of Energizer, like those of other companies engaged in the battery business, are subject to various federal, state, foreign and local laws and regulations intended to protect the public health and the environment. These regulations primarily relate to worker safety, air and water quality, underground fuel storage tanks and waste handling and disposal.

     Energizer has received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a "potentially responsible party" (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to 9 federal "Superfund" sites. It may also be required to share in the cost of cleanup with respect to a state-designated site. Of these 10 sites, Energizer has reached negotiated agreement as to its liability with respect to 4 of the sites. Negotiations with the U.S. Environmental Protection Agency, the state agency that is involved on the state-designated site, and other PRP's are at various stages with respect to the remaining sites. Negotiations involve determinations of
-     the  actual  responsibility  of Energizer and the other PRP's at the site,
-     appropriate  investigatory  and/or  remedial  actions,  and
- allocation of the costs of such activities among the PRP's and other site users.

Energizer's ultimate liability in connection with those sites may depend on many factors, including
-     the  volume  of  material  contributed  to  the  site,
-     the  number  of  other  PRP's  and  their  financial  viability,  and
-     the  remediation  methods  and  technology  to  be  used.

In addition, Energizer has undertaken certain programs to reduce or eliminate the environmental contamination at the rechargeable battery facility in Gainesville, Florida, which has recently been divested. In the event that the buyer would become unable to continue such programs, Energizer could be required to bear financial responsibility for such programs as well as for other known and unknown environmental conditions at the site.

Many European countries, as well as the European Union, have been very active in adopting and enforcing environmental regulations. In many developing countries in which the Energizer business operates, there has not been significant governmental regulation relating to the environment, occupational safety, employment practices or other business matters routinely regulated in the United States. As such economies develop, it is possible that new regulations may increase the risk and expense of doing business in such countries.

     It is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters, particularly remediation, and future capital expenditures for environmental control equipment. Nevertheless, based upon the information currently available, Energizer believes that its ultimate liability arising from such environmental matters, taking into account established accruals of $5.8 million for estimated liabilities, should not be material to its financial position. Such liability could, however, be material to results of operations or cash flows for a particular quarter or annual period.

LEGAL  PROCEEDINGS

- On April 8, 1998, Zinc Products Company, a division of Alltrista Corp., a supplier of zinc cans used in the manufacture of batteries, filed suit in federal district court for the Eastern District of Tennessee against Energizer, claiming breach of contract when Energizer closed its Fremont, Ohio plant. The plaintiff claims lost profits and other damages of approximately $2.8 million. The case has been set for trial in February, 2000, but it is anticipated that the trial will be continued to a later date.

- The U.S. Patent Office has awarded priority to Strategic Electronics (Energizer's exclusive licensor) over Duracell in the patent interference relating to the on-label battery tester. Duracell is expected to appeal. An earlier decision, which denied Energizer's separate patent claims and those of Eastman Kodak Company (which are licensed to Duracell) has been appealed to the federal district court for Washington, D.C. on February 2, 1998. Kodak filed a similar appeal, naming Energizer as a defendant on January 29, 1998. In a related matter, Strategic Electronics filed a declaratory judgment suit on September 9, 1999 in the federal district court for the Central District of California seeking additional payments of approximately $1 million under the license. Energizer has filed a motion to dismiss and expects a ruling in the near future.

     Energizer or Ralston's other subsidiaries engaged in the Energizer business are parties to a number of other legal proceedings in various jurisdictions arising out of the operations of the Energizer business. Liability for all matters related to the Energizer business will be assumed by Energizer except to the extent liability is retained by Ralston in the Reorganization Agreement.

Many of the foregoing legal matters are in preliminary stages, involve complex issues of law and fact and may proceed for protracted periods of time. The amount of alleged liability, if any, from these proceedings cannot be determined with certainty. However, based upon present information, Energizer believes that its ultimate liability, if any, arising from
-     pending  legal  proceedings,
-     asserted  legal  claims  and
-     known  potential  legal  claims  which  are  likely  to  be  asserted,

should not be material to Energizer's financial position, taking into account established accruals for estimated liabilities. These liabilities, however, could be material to results of operations or cash flows for a particular quarter or annual period.


PROPERTIES

     Energizer's principal properties are its battery and lighting products manufacturing locations. Shown below are the locations of the principal properties of Energizer. All of these facilities are owned by Energizer's wholly owned subsidiaries, except as indicated. Energizer will lease the office space in St. Louis, Missouri where its principal executive offices are located. Energizer believes these facilities are adequately maintained and are suitable and adequate for the purposes for which they are used. During the fiscal year ended September 30, 1999, Energizer's alkaline manufacturing facilities were utilized, on average, at approximately 77% of capacity, and its carbon zinc facilities were utilized, on average, at approximately 56% of capacity. Energizer believes that the existing capacity should be sufficient for its current business plans.



NORTH AMERICA. . . . . . . . . . . . .  EUROPE

Asheboro, NC (2) . . . . . . . . . . .  Caudebec Les Elbeuf, France (1)(6)
Bennington, VT . . . . . . . . . . . .  La Chaux-de-Fonds, Switzerland
Garretsville, OH . . . . . . . . . . .  Slany, Czech Republic  (1)
                                        Tanfield Lea, U.K. (3)
Marietta, OH
Maryville, MO. . . . . . . . . . . . .  AFRICA
St. Albans, VT . . . . . . . . . . . .  Alexandria, Egypt
Tecamec, Mexico. . . . . . . . . . . .  Nakuru, Kenya (5)
Walkerton, Ontario, Canada (6)
Westlake, OH (4) . . . . . . . . . . .  ADMINISTRATIVE AND
                                        EXECUTIVE OFFICES
ASIA . . . . . . . . . . . . . . . . .  St. Louis, Missouri (1)
Bogang, People's Republic of China (1)  Chesterfield, Missouri (1)
Mandaue Cebu, Philippines
Ekala, Sri Lanka
Cimanggis, Indonesia
Johor, Malaysia
Jurong, Singapore (2)(7)
Tianjin, People's Republic of China

In addition to the properties identified above, Energizer and its subsidiaries own and/or operate sales offices, regional offices, storage facilities, distribution centers and terminals and related properties.

(1)  Leased  (2)  Two plants  (3) To Be Divested    (4)Research facility
(5)  Less than 20% owned interest  (6)  Bulk packaging, labeling or distribution
(7) One plant will be closed and the site returned to the Singapore govt. in early 2000.

                                   MANAGEMENT

DIRECTORS  OF  ENERGIZER

     Under the terms of the Energizer Articles of Incorporation and Bylaws, the board of directors of Energizer (the "Energizer Board") will consist of not less than 6 and no more than 10 individuals. The board will be divided into three approximately equal classes, with each class serving a three year term. The exact number of directors will be set from time to time by resolution of the board. Initially following the distribution, the Energizer Board will consist of eight individuals, only 2 of whom will be employees of Energizer and 3 of whom will be directors of Ralston. The following table sets forth information as to the persons who will serve as directors of Energizer following the distribution, their class membership, and their original terms (the directors' ages are as of December 31, 1999). Mr. Stiritz will serve as Chairman of the Energizer Board of directors.



                                 INITIAL
                                  TERM
NAME                   AGE       EXPIRES               INFORMATION
----                   ---       -------               -----------

Robert Pruzan            36       2001         President of Wasserstein Perella &
                                               Co., Inc. (investment banking).

F.S. Garrison            65       2001         Chairman of the Board, American
                                               Freightways, Inc.(trucking).

R. David Hoover          54       2001         President, Vice Chairman and Chief
                                               Financial Officer, Ball Corporation
                                               (packaging products, aerospace
                                               products).  Also a director of Datum,
                                               Inc., Maxon Corporation and ANB
                                               Corporation.

Richard A. Liddy         64       2002         Chairman, President and CEO,
                                               GenAmerica Corporation (insurance),
                                               Chairman of the Board of the
                                               Reinsurance Group of America,
                                               Incorporated (insurance), and of
                                               General American Capital Company,
                                               a registered investment company
                                               (investments).  Also a director of
                                               Brown Shoe Company, Inc., Ameren
                                               Corporation and Ralston Purina
                                               Company.

Joe R. Micheletto        63       2002         Chief Executive Officer and
                                               President, Ralcorp Holdings, Inc.
                                               (grocery products).  Also a director of
                                               Agribrands International, Inc. and Vail
                                               Resorts, Inc.

William H. Danforth      73       2002         Trustee and former Chancellor,
                                               Washington University.  Also a
                                               director of Ralston Purina Company.

J. Patrick Mulcahy       55       2003         Chief Executive Officer, Energizer
                                               Holdings, Inc.  Also a director of
                                               Solutia, Inc.

William P. Stiritz       65       2003         Chairman of the Board and Chairman
                                               of the Energizer Holdings, Inc.
                                               Management Strategy and Finance
                                               Committee.  Also Chief Executive
                                               Officer and President of Agribrands
                                               International, Inc. (international
                                               animal feeds) and a director of
                                               Ralston Purina Company, Agribrands
                                               International, Inc., Angelica
                                               Corporation, Ball Corporation, The
                                               May Department Stores Company,
                                               Ralcorp Holdings, Inc., Reinsurance
                                               Group of America, Inc. and Vail
                                               Resorts, Inc.


DIRECTORS'  MEETINGS  AND  COMMITTEES

     The Energizer Board expects to have five regularly scheduled meetings per year, but may also hold special meetings, to review significant matters affecting Energizer and to act upon matters requiring board approval. Prior to the distribution, the Energizer Board is expected to establish and delegate specific functions and areas of oversight to a Nominating and Executive Compensation Committee, a Finance Committee, an Audit Committee and an Executive Committee. Directors who are also employees or officers of Energizer will not be permitted to serve on either the Nominating and Executive Compensation or the Audit Committees. A description of these standing committees and the identity of their expected members follows:


                                              Nominating
                                                And
                                              Executive
                                               Compen-
                            Audit    Finance    sation     Executive
Board Member       Board Committee  Committee  Committee   Committee

William H. Danforth  X        X         X         X*           X
--------------------------------------------------------------------
F.S. Garrison . . .  X        X         X         X
--------------------------------------------------------------------
R. David Hoover . .  X                  X*        X
--------------------------------------------------------------------
Richard A. Liddy. .  X        X*        X                      X
--------------------------------------------------------------------
Joe R. Micheletto .  X                  X         X            X
--------------------------------------------------------------------
Robert Pruzan . . .  X                  X
--------------------------------------------------------------------
J. Patrick Mulcahy.  X                  X                      X
--------------------------------------------------------------------
William P. Stiritz.  X*                 X                      X*
--------------------------------------------------------------------


*Chairperson

AUDIT: Reviews auditing, accounting, financial reporting and internal control functions. Recommends Energizer's independent accountants and reviews their services. All members are non-employee directors.

FINANCE: Reviews Energizer's financial condition, objectives and strategies and makes recommendations to the board concerning financing requirements, dividend policy, foreign currency management and pension fund performance.

NOMINATING AND EXECUTIVE COMPENSATION: Sets compensation of executive officers, administers and approves deferrals under the Energizer Deferred Compensation Plan, administers the Energizer Incentive Stock Plan and grants stock options and other awards under that plan. Monitors management compensation and benefit programs, and reviews principal employee relations policies. Recommends nominees for election as directors or executive officers to the board. Also recommends committee memberships and compensation and benefits for directors. All members are non-employee directors.

EXECUTIVE: May exercise the authority of the board in the intervals between board meetings.

                              DIRECTOR COMPENSATION

All directors, other than J. Patrick Mulcahy, will receive the following fees for their service on the Board (Mr. Mulcahy will receive no compensation other than his normal salary from Energizer for his service on the Board or its Committees.):

                   Annual Retainer                 $30,000
                   Fee for Each Board Meeting       $1,000
                   Fee for Each Committee Meeting   $1,000

The chairpersons of the Committees will also receive an additional annual retainer of $2,000 for each Committee that they chair. Directors may elect to have these amounts paid quarterly in cash, or defer payment until their retirement under the terms of the Energizer Deferred Compensation Plan. Under the Deferred Compensation Plan, directors may elect to invest their deferrals, at the time of their annual deferral elections, in investment options which mirror the investment funds offered by the Energizer SIP. Each director's account will be increased or decreased to reflect the gain or loss on the investment funds elected. The Deferred Compensation Plan is an unfunded executive benefit plan; if Energizer elects to set aside assets to satisfy its obligations under that Plan, those assets will remain subject to the general creditors of Energizer.
Non-employee directors may also be granted non-qualified stock options to acquire shares of Energizer Stock and other Energizer Stock awards under the Energizer Incentive Stock Plan. At the present time, no awards have been made or are planned to be made to non-employee directors under the Incentive Stock Plan. For more information about the Energizer Deferred Compensation Plan and the Incentive Stock Plan, see "ENERGIZER COMPENSATION AND BENEFIT PLANS."


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Stiritz, Chairman of the Management Strategy and Finance Committee and Chairman of the Board of Energizer, is Chairman of the Nominating and Compensation Committee of the Board of Directors of Ralcorp Holdings, Inc. and also serves on the Human Resources Committee of the Board of Directors of Ball Corporation. Mr. Micheletto, a director of Energizer, is the Chief Executive Officer and President of Ralcorp Holdings, Inc. Mr. Hoover, also a director of Energizer, is the President, Vice Chairman and Chief Financial Officer of Ball Corporation.


                         EXECUTIVE OFFICERS OF ENERGIZER

Energizer's senior management team will consist primarily of individuals currently responsible for the management of Ralston's battery business, as well as several individuals that are new to the battery business but have critical strategic experience. All of these individuals are referred to as "Executive Officers" in this document. Ages shown are as of December 31, 1999.

     J. Patrick Mulcahy will be Chief Executive Officer of Energizer. Mr. Mulcahy joined Ralston in 1968 and has served as Chairman of the Board and Chief Executive Officer of Eveready Battery Company, Inc. since 1987. Mr. Mulcahy served as co-Chief Executive Officer and co-President of Ralston from October, 1997 to June, 1999. He served as Ralston's Vice President and Director, Corporate Strategic Planning and Administration 1984-86; Division Vice President, Strategic Planning 1981-84; and Division Vice President, Director of Marketing, Grocery Products Group, 1980-81. Age: 55.

     William P. Stiritz will be Chairman of the Board of Directors of Energizer and Chairman of the Management Strategy and Finance Committee. Mr. Stiritz joined Ralston in 1963 and served as Chief Executive Officer and President of Ralston from 1982 until his retirement in 1997. He has served since 1982 as Chairman of the Board of Directors of Ralston. Since 1998, he has also served as Chief Executive Officer, President and Chairman of the Board of Agribrands International, Inc., and will continue to do so following the distribution.
Age:  65.

     Patrick C. Mannix will be President of Energizer. Mr. Mannix joined the Eveready Battery Division of Union Carbide Corporation in 1963, and has served as President of Eveready Battery Company, Inc. since 1998. Mr. Mannix served as President of Eveready Battery Company, Inc., Specialty Business from 1995-98. He served as Executive Vice President, Eveready Battery Company, International from 1991-95, and Area Chairman, Asia Pacific operations, Eveready Battery Company from 1985-91. He has served as a Corporate Vice President of Ralston since 1992. Age: 54.

     Daniel E. Corbin, Jr. will be Executive Vice President, Finance and Control of Energizer. Mr. Corbin joined Ralston Purina Company in 1984 and has served as Executive Vice President and Chief Financial Officer of Eveready Battery Company, Inc. since 1986. Age: 54.

     Harry L. Strachan will be Vice President and General Counsel of Energizer. Mr. Strachan joined Eveready Battery Company, Inc. in 1987, and has served as Vice President, General Counsel and Secretary of that subsidiary since 1987.
Age:  58.

     Randy Rose will be Executive Vice President, Worldwide Sales and Marketing of Energizer. Mr. Rose joined Ralston in 1986 and served as Executive Vice President, Golden Products Division of Ralston from 1997 until April 1998, then served as Vice President, Worldwide Sales and Asia Pacific Operating Officer of the Pet Products International Division of Ralston until May, 1999 when he joined Eveready Battery Company, Inc., serving as Executive Vice President, Sales and Marketing for that subsidiary.
Mr. Rose served as Vice President and Director of the Customer Development Group of Ralston's Pet Products Group from 1993-97. Age: 45.

     Peter Conrad will be Vice President, Human Resources of Energizer. Mr. Conrad joined Eveready Battery Company, Inc. in 1997 and has served as Vice President, Human Resources of that subsidiary since 1997. Mr. Conrad served as Vice President, Human Resources for Protein Technologies International, Inc., a former subsidiary of Ralston Purina Company, from 1995-97. Age: 39.

     Joseph McClanathan will be Vice President, North America of Energizer. Mr. McClanathan joined the Eveready Battery division of Union Carbide Corporation in 1974 and has served as Vice President and Chairman, North America of Eveready Battery Company, Inc. since June, 1999. He served as Vice President, Chief Technology Officer for Eveready Battery Company, Inc. from 1996 to 1999, and as Vice President, General Manager, Energizer Power Systems division from 1993 to 1996. Age: 47.

     Ward Klein will be Vice President, Asia Pacific of Energizer. Mr. Klein joined Ralston Purina Company in 1979 and has served as Vice President and Area Chairman, Asia Pacific, Africa and Middle East since 1998. Mr. Klein served as Area Chairman, Latin America from 1996-98, Vice President, General Manager Global Lighting Products, 1994-96 and Vice President of Marketing, 1992-94.
Age:  44.

     Kapila Gunawardana will be Vice President, Pan Am of Energizer. Mr. Gunawardana joined the Eveready Battery division of Union Carbide Corporation in 1968 and has served as Vice President and Area Chairman, Pan Am since 1998. Mr. Gunawardana served as Managing Director, Eveready de Mexico from 1996-98, and as Area Finance Director, Pan Am Division of Eveready Battery Company from 1993-96.
Age:  58.

     Luis Plana will be Vice President, Europe of Energizer. Mr. Plana joined Eveready Battery Company, Inc. in 1985 and has served as Vice President and Area Chairman, Europe since 1997. Mr. Plana served as Vice Chairman, Europe for Eveready Battery Company from 1996-97, and as Managing Director from 1993-96.
Age:  55.

     Steven Sanborn will be Vice President, Technology, Research and Development. Mr. Sanborn joined Eveready Battery Company, Inc. in 1993 and has served as Vice President and Chief Technology Officer for Eveready since 1999. Mr. Sanborn served as Vice President of Technology and Engineering for Eveready's Energizer Power Systems division from 1993 to 1997 and as Vice
President,  Technology  for  Eveready  itself  from  1997  to  1999.  Age:  54.

     Joseph J. Tisone will be Vice President, Global Manufacturing. Mr. Tisone joined the Eveready Battery division of Union Carbide Corporation in 1976, and has served as Vice President, Global Manufacturing of Eveready Battery Company, Inc. since 1998. He served as Vice President/General Manager of Eveready's Energizer Power Systems division from 1997 to 1998, and as Vice President, Production of that division from 1993 to 1997. Age: 46.

     Mark Schafale will be Vice President and Controller of Energizer. Mr. Schafale joined Ralston Purina Company in 1992 and has served as Vice President and Director, Internal Audit for Ralston since 1996. Mr. Schafale served as Director, Financial Accounting from 1994-96. Age: 39.

     William Fox will be Vice President and Treasurer of Energizer. Mr. Fox joined Ralston Purina Company in 1989 and has served as Director, Global Finance since 1995. Since joining Ralston, Mr. Fox has had positions of increasing responsibility in the areas of cash management, risk management and international finance. Age: 37.

     Timothy L. Grosch will be Secretary of Energizer. Mr. Grosch joined Ralston Purina Company in 1985 and has served as Deputy General Counsel since 1996. Mr. Grosch served as Senior Counsel - Securities from 1994 - 96. Age:
45.


                             EXECUTIVE COMPENSATION

     The compensation of the executive officers will be approved by the Nominating and Executive Compensation Committee of the Energizer Board (the
"Energizer Committee"). The Energizer Committee consists entirely of non-employee directors. It is expected that compensation for the executive officers and for other executives will consist principally of base salary, annual cash bonus and long-term stock-based incentive awards.

     Salaries will be based, among other factors, on the Energizer Committee's assessment of the executive's responsibilities, experience and performance; compensation data of other companies; and the competitive environment for attracting and retaining executives.

     It is anticipated that cash bonuses will be set each year at or following the end of Energizer's fiscal year. Factors, among others, which may be considered in determining the amount of cash bonuses will be:
- the officer's individual performance (including the quality of strategic plans, organizational and management development, special project leadership and similar indicators of individual performance);
- the financial performance of the officer's business unit relative to the business plan (including such areas as sales volume, revenues, costs, cash flow and operating profit); and
- Energizer financial performance (including the measures of business unit performance listed above and, in addition, earnings per share, return on equity and total return to the shareholders in the form of stock price appreciation and dividends, if paid).

Energizer Stock-based awards will consist principally of stock options and restricted stock awards which will be granted from time to time under the Energizer Incentive Stock Plan. The Energizer Committee will base its decisions on the granting of stock-based awards on various factors, among which are:
-     the  number  of  shares  of  Energizer  Stock  outstanding,
- the number of shares of Energizer Stock authorized under the Energizer Incentive Stock Plan,
- the number of options and shares of restricted stock held by the executive for whom an award is being considered, and
-     the  other  elements  of  the  executive's  compensation.

Certain of the individuals who will be serving as executive officers of Energizer, although employed in the battery business during the last fiscal year, or employed by Ralston, were not dedicated exclusively to the Energizer business and, in fact, devoted substantial time and effort to other Ralston businesses. Other individuals did not serve as employees of either Ralston or Energizer during the last fiscal year. Accordingly, no historical information on the compensation of Energizer's executive officers is reported. Energizer's proxy statement for its 2001 Annual Meeting of Shareholders will contain information on compensation paid to the executive officers in fiscal year 2000.


                    ENERGIZER COMPENSATION AND BENEFIT PLANS

     The following is a description of the compensation and benefit plans which will be adopted by Energizer, which are substantially similar to plans in effect at Ralston. The compensation and benefit plans of Energizer are intended to attract and retain employees and to reward those employees through emphasis on performance and incentive criteria. It is anticipated that the executive officers and other key employees of Energizer will participate in those plans. After the distribution, none of the officers of Energizer will participate in any of the employee benefit plans of Ralston. However, they may be entitled to accrued benefits under Ralston plans.


                         ENERGIZER INCENTIVE STOCK PLAN

     Prior to the distribution, Ralston, as sole shareholder of the outstanding capital stock of Energizer, will approve the Energizer Incentive Stock Plan.
The  following  is  a  summary  of  the  Plan.


Purpose. The purpose of the Plan is to promote the interests of Energizer and its stockholders by:
-     attracting  and  retaining  key  employees,
-     tying  the  compensation of key employees to the performance of Energizer,
and
- providing an opportunity for participants to increase their holdings of Energizer Stock.
The Plan would also permit the Energizer Board to grant stock options and other stock awards to individual directors, if the board decides to do so.

Administration. The Plan is administered by the Energizer Committee, which has the authority to select employees to receive awards, to determine the types of awards and the number of shares of Energizer Stock covered by awards, and to set the terms and conditions of awards. The Energizer Committee may delegate its authority to select employees other than corporate officers to receive awards. However, the full board of directors will determine the amount, terms and conditions of stock options or other stock awards granted to directors. The Energizer Committee has the authority to establish rules for the administration of the Plan, and its determinations and interpretations are binding. Eligible Participants
- Any employee or officer (including corporate officers) of Energizer or any of its subsidiaries will be eligible for any award under the Plan if selected by the Energizer Committee. There are about 11,000 employees of Energizer and its subsidiaries that would be eligible for awards under the Plan.
- Any of the non-employee directors of Energizer will also be eligible to receive stock options or other stock awards under the Plan if authorized by the full board of directors.

Neither the Energizer Committee nor the board has made any decisions with respect to the individuals who may receive awards under the Plan or the amount or nature of future awards.

Shares Authorized. The number of shares of the Energizer Stock which may be issued as awards under the Plan is 15,000,000. (The number of shares authorized is subject to certain adjustments to reflect, for example, stock splits or other corporate restructurings.)

In addition, if any award is forfeited or expires, all shares which were not issued under the award will become available for additional awards under the Plan. If a restoration option is granted when shares of Energizer Stock are tendered for the exercise of any options granted under the Plan, the number of shares available for awards under the Plan will be increased by the number of shares tendered.

Any awards that may be payable in cash will not be counted against the reserve unless the actual payment is made in shares of Energizer Stock instead of cash.

Maximum Number of Shares. The maximum number of shares of the Energizer Stock that may be the subject of performance-based awards (including stock options and stock appreciation rights, but not restoration options) granted under the Plan to an employee or director during any one fiscal year is 1,900,000. The maximum number of shares that may be the subject of restoration options granted to an employee or director in any one fiscal year is 950,000. Any stock-related deferred compensation will not be applied against this limit.

Types of Awards. The Plan permits the grant of a variety of different types of awards:
-     Stock  options  and  restoration  options;
-     Stock  appreciation  rights  ("SARs") (also called phantom stock options);
-     Restricted  stock  awards;
-     Stock  equivalents;  and
-     Other  awards  valued  by  reference  to  the  Energizer  Stock.

Awards may be granted for any amount of cash consideration or for no cash consideration as long as legal requirements are met.

Stock Options: The Energizer Committee may grant stock options that qualify as "Incentive Stock Options" under Section 422 of the Internal Revenue Code ("ISOs") or options that do not so qualify ("Non-Qualifieds"). The Energizer Committee or board may also grant restoration options which are designed to replace shares of Energizer Stock used to exercise an option. The restoration options will be granted at fair market value, the shares subject to the restoration option will equal no more than the number of shares tendered, and the option will be exercisable for the remaining period of the original option grant.

All  options  granted  will  be  subject  to  the  following:
- Options are not exercisable (unless accelerated) for at least one year after they are granted, and they cannot be exercised more than ten years after grant.
- The exercise price must be paid at the time the option is exercised in either cash or in other shares of Energizer Stock.
- The exercise price cannot be less than the fair market value of the Energizer Stock on the grant date.
- The Energizer Committee or board will determine the vesting schedules of options granted under the Plan and may also impose additional conditions on exercise, including performance goals.

Stock Appreciation Rights: The holder of an SAR or phantom stock option is entitled to receive the excess of the fair market value of a specific number of shares on the date of exercise over the value of those shares on the date the award was granted. Payment of the excess will be in cash unless the Energizer Committee or board elects to make payment in shares of Energizer Stock. The Energizer Committee or board will determine the vesting schedule of SARs granted under the Plan and may also impose additional conditions on exercise.

Restricted Stock Awards: Shares of restricted stock may be awarded subject to such restrictions and other terms and conditions as the Energizer Committee or board may impose. Restricted stock may not be transferred by the holder until the restrictions lapse.

Stock Related Deferred Compensation: The Energizer Committee may permit the deferral of payment of an employee's cash bonus or other cash compensation in the form of Energizer Stock equivalents, subject to such terms and conditions as the Energizer Committee may impose. Stock equivalents track the value of the Energizer Stock, and are credited with dividend equivalents as dividends are paid on the Energizer Stock. Distribution of deferred amounts is made at the employee's retirement or other termination of employment, or at such other time elected by the employee, under conditions established by the Energizer Committee.

Federal Income Tax Consequences. If you are a recipient of awards under the Plan, the following is a summary of the principal U.S. federal income tax consequences that are generally applicable:

Options  and  SARs.
------------------
If  you  are  a  recipient  of  options  or  SARs  under  the  Plan:
- The grant of an option or SAR is not expected to result in any taxable income for you.
- If you hold an ISO, you generally will have no taxable income upon exercising the ISO if certain requirements are met (except that a liability may arise for alternative minimum tax), and Energizer will not be entitled to a tax deduction when an ISO is exercised.
- If you exercise a Non-Qualified Option, you will recognize ordinary income equal to the difference between the fair market value of the shares of Energizer Stock acquired and the exercise price. Energizer will be entitled to a tax deduction for the same amount.
- If you exercise an SAR, or if the SAR vests without exercise, the amount of any cash received will be taxable to you as ordinary income and will be deductible by Energizer.
- The tax consequences upon a sale of your shares acquired in an exercise of an option will depend on how long you held the shares prior to sale, and upon whether the shares were acquired in the exercise of an ISO or in the exercise of a Non-Qualified Option or SAR.
- If you hold shares acquired upon exercise of an ISO for at least one year after exercise and two years from the date that the ISO was granted, you will recognize long-term capital gain or loss in an amount equal to the difference between the option exercise price and the sale price of the shares. If you do not hold the shares held for that period, gain on the sale of the shares will be treated as ordinary income.
- Any gain which you realize upon the sale of shares acquired in the exercise of a Non-Qualified Option or SAR for an amount greater than their fair market value on the date of exercise, will be capital gain and any loss will be capital loss. Generally there will be no tax consequences to Energizer in connection with your disposition of shares acquired in the exercise of an option or SAR, except that Energizer may be entitled to a tax deduction in the case of a sale of ISO shares before the holding periods described above have been satisfied.

Restricted  Stock and Other Awards.  Generally, restricted stock awards will not
----------------------------------
be  taxed  to you until restrictions lapse on all, or any portion, of the award.

- When any portion of an award is released from restrictions, the fair market value of those shares on the date the restrictions lapse will be included in your income for that year and will be taxed at ordinary income tax rates. Your basis in the stock received will be equal to the fair market value at the time that restrictions lapse, and the holding period will begin on that date.
- You may elect to have the restricted stock award treated as taxable income in the year granted. You will be taxed at ordinary income tax rates on the fair market value of the award on the date of grant. Any future appreciation in value of those shares at the time they are sold will be taxed as capital gain, and any decline will be treated as a capital loss.
- If you elect to be taxed in the year the award is granted, and the award is later forfeited before restrictions lapse, the income taxes paid will not be recoverable.
- Energizer will have deductible expense equal to the fair market value of the restricted shares in whatever year you recognize ordinary income as a result of the award.

Amounts deferred in the form of stock equivalents, as well as dividend equivalents earned on such amounts, will be taxed as ordinary income for the year in which the amounts are actually distributed to you. If the distribution is made in shares of Energizer Stock, the taxable income will be equal to the fair market value of the shares on the date distributed, which will also be your basis in those shares. Energizer will have deductible expense equal to the amount distributed.

Adjustments. Certain corporate transactions or events such as stock splits, recapitalizations, spin-offs, mergers, etc. may directly affect the number of outstanding shares and/or the value of the outstanding Energizer Stock. If such transactions occur, the Energizer Committee may adjust the number of shares which may be granted under the Plan, as well as the limits on individual awards. The Energizer Committee or the board may adjust the number of shares and the exercise price under outstanding options, and the performance goals of any options or awards, and may make other adjustments which are thought appropriate to protect the value of the award to the recipient.

Transferability.  Awards  granted  under the Plan may not be transferred except:
-     by  beneficiary  designation;
-     by  will  or  the  laws  of  descent  and  distribution;  or
- if permitted by the Energizer Committee, to an immediate family member, family trust or family partnership.

Amendments. The board of directors may amend, suspend or terminate the Plan at any time. Except for permitted adjustments, no amendment, however, may
-     increase  the  number  of  shares  reserved  for  awards;
-     withdraw  the authority of the Energizer Committee to administer the Plan;
- increase the limit on the number of shares which are the subject of awards granted to any individual; or
- change the terms of any awards granted before the amendment in an adverse manner without the consent of the recipient.

Term. The Plan will continue until December 31, 2009, unless replaced or terminated at an earlier time.

                             SAVINGS INVESTMENT PLAN

     Energizer also intends to adopt the Energizer SIP, a defined contribution plan which is intended to be a 401(k) Plan and an employee stock ownership plan.

Purpose.  The  purpose  of  the  Plan  is  to:
- permit deferrals of compensation by eligible employees of Energizer and its designated subsidiaries,
- enable employees to share in the performance of Energizer through participation in the Energizer Stock fund, and
- provide employees with an attractive, convenient way to accumulate savings for their future economic security.

Eligible  Participants.
- Any regular non-union employee of Energizer's designated subsidiaries who receives regular compensation from a payroll in the United States subject to F.I.C.A.; and
- Any union employee, to the extent permitted by his or her collective bargaining agreement.

Contributions  Under  the  Plan.
If  you  are  an  eligible  employee:
- you may elect to have Energizer contribute to the Energizer SIP, on your behalf, contributions of up to 12% of your compensation, in 1% increments, rather than receive such amounts in cash. These contributions may not exceed $10,500. These before-tax contributions will not be subject to federal income tax in the year contributed;
- Energizer will contribute a matching contribution equal to 50% of your first 6% of before-tax contributions;
- You may also make after-tax contributions of 1% to 21% of your compensation, subject to certain limitations; and
- Energizer will make an additional matching contribution to a PensionPlus Match Account established in your name under the Energizer pension plan. The matching contribution will be equal to 325% of the first 1% of your after-tax contributions to the Energizer SIP. These matching contributions will also not be subject to federal income tax until distributed.

The total contributions made on your behalf will be subject to limitation as required by Sections 401(k) and 415 of the Internal Revenue Code.

Investment  of  Contributions
Amounts contributed to the Energizer SIP will be invested by the trustee in one or more funds as directed by the employee. It is contemplated that initially there will be approximately 12 such funds offering a variety of investment options. Energizer's matching contributions will be required to be invested in the Energizer ESOP Common Stock Fund. Dividends paid on shares of Energizer Stock held by the Energizer ESOP Common Stock Fund will be passed through to participants or they may, at the discretion of Energizer, be used by the Fund to acquire additional shares of Energizer Stock, which will be allocated to participant accounts to reflect dividends paid. Account balances of Energizer employees participating in the Ralston Savings Investment Plan, including shares of Ralston Stock allocated to accounts in the Ralston ESOP Common Stock Fund, will be transferred to the Energizer SIP. Energizer employees may then transfer all, or any portion, of their account balances to other funds offered by the Energizer Plan. However, participants in the Energizer SIP will not be permitted to invest additional monies in Ralston Stock following the distribution, and after a period of time all shares of Ralston Stock still retained by the Energizer SIP will be sold and the proceeds invested, according to participants' elections, in other funds offered by the Plan.

Vesting.
     An employee's before-tax and after-tax contributions will be vested from the time made. Energizer's matching contributions will vest at the rate of 25% per year, commencing in their second year of service. Employees will receive credit for periods of employment with Ralston. Matching contributions are also fully vested upon attainment of age 65 or death, or in the event the Energizer SIP is terminated. Vested account balances in the Plan will be paid out to the participant, or his or her beneficiary, upon termination of employment, retirement, disability or death.

Excess  Contributions.
     The Internal Revenue Code imposes limits on deferrals permitted in tax-qualified plans such as the Energizer SIP . Energizer will establish a nonqualified supplemental SIP under which compensation of executive officers and certain other key management employees will be deferred to the extent that their deferrals exceed the qualified plan limits in the Energizer SIP or are otherwise ineligible to be deferred into the Energizer SIP. The nonqualified supplemental SIP will offer investment options which mirror the funds offered by the Energizer SIP. To the extent that Energizer would otherwise make matching contributions to an employee's Energizer SIP account or PensionPlus Match Account but for limitations imposed by the Internal Revenue Code, Energizer will instead credit the employee's account under the supplemental SIP with an amount equal to those matching contributions. At the time of the distribution, the liabilities of Ralston to Energizer employees under the Ralston Purina Company Executive Savings Investment Plan will be transferred to, and assumed by, Energizer, and those employees will have their account balances in the Ralston plan credited to them under the Energizer supplemental SIP, into investment options elected by them.


                           DEFERRED COMPENSATION PLAN

     Energizer also intends to adopt the Energizer Deferred Compensation Plan. The purpose of the Energizer Deferred Compensation Plan is to afford certain key employees (including the executive officers), and non-employee directors, the opportunity to save a portion of their earnings in a tax-deferred investment and to create post-retirement benefits. Under the Energizer Deferred Compensation Plan, all or any part of an eligible employee's salary and bonus may be deferred by the participant until retirement or other termination of employment. Shorter-term deferrals may also be elected. Non-employee directors may defer all or a portion of their retainers and meeting fees until their service on the board ends.

The Energizer Deferred Compensation Plan initially will provide that all or any part of the participant's compensation may be deferred in various investment options which will mirror the performance of the investment funds offered by the Energizer SIP. The Deferred Compensation Plan will be a non-qualified, unfunded plan. All payments from the Plan, at termination of employment or otherwise, will be in the form of cash.

At the time of the distribution, Energizer employees who are participants in the Ralston Purina Company Deferred Compensation Plan for Key Employees, will have their account balances in that plan (other than balances under the Fixed Benefit Option of that plan) credited to them under the Energizer Deferred Compensation Plan, into investment options elected by them.

                     CHANGE OF CONTROL EMPLOYMENT AGREEMENTS


Energizer intends to enter into change of control employment agreements with certain key officers. The agreements provide that the executives will receive severance compensation in the event of their involuntary termination (including constructive termination), other than for cause, within 2 years after a change in control of Energizer. A change of control is generally defined as the acquisition of 20% or more of the outstanding shares of Energizer Stock. A change of control will also occur if the initial directors of Energizer, or their recommended or appointed successors, fail to constitute a majority of the board, or if the stockholders of Energizer approve a merger, consolidation or sale of all or substantially all of the assets of Energizer. The severance compensation consists of:

- a lump sum payment in an amount equal to 2 times the executive's annual base salary and target bonus.
- the difference between the executive's actual benefits under Energizer's various retirement plans at the time of termination and what the executive would have received if he or she had remained employed for an additional period of two years, and
- the continuation of other executive health, dental and other welfare benefits for a period of two years following the executive's termination.

No payments would be made in the event that the termination is voluntary, is due to death, disability or normal retirement, or is for cause.

In the event that it is determined that a "golden parachute" excise tax is due under the Internal Revenue Code, the aggregate present value of amounts payable or distributable to the executive would be reduced to the amount at which the payments would be deductible by Energizer and not subject to any excise tax.

                          OTHER EXECUTIVE BENEFIT PLANS

     Energizer also intends to adopt certain non-qualified executive benefit plans which will be available for participation by the executive officers and certain other key employees. These plans are substantially similar to plans offered by Ralston. A Financial Planning Plan will offer reimbursement for 80% of certain financial planning expenses, including tax and estate planning and preparation of wills and trusts. An Executive Health Plan will provide, at no cost to participants, reimbursement for up to $50,000 per year of medical, dental and vision expenses not covered by Energizer's other health and welfare plans. An Executive Group Personal Excess Liability Insurance Plan will provide, at no cost to participants, excess liability coverage in the amount of $5 million per occurrence provided that required primary insurance coverages are maintained by the participant at his or her expense. An Executive Retiree Life Plan will provide, at no cost to participants, an unfunded supplemental life insurance benefit. The Plan provides a death benefit, after retirement of the participant, to his or her named beneficiary in an amount equal, on an after-tax basis, to 50% of the participant's last full year's salary and bonus prior to retirement. An Executive Long Term Disability Plan will provide, in the event of the participant's disability, and at no additional cost, a monthly disability payment equal to the amount which would otherwise be paid to the participant under Energizer's long-term disability plan but for certain limitations of that plan. Finally, a Supplemental Executive Retirement Plan will provide a retirement benefit equal to the amount that would have been paid under Energizer's Retirement Plan but for limitations on that plan imposed by the I.R.S. Code.

                              CERTAIN TRANSACTIONS

     Energizer's subsidiaries have in the past engaged in numerous transactions with other Ralston divisions and subsidiaries. (See "NOTES TO FINANCIAL STATEMENTS - Related Party Activity".) Such transactions have included, among other things,
-     intercompany  loans,
-     other  types  of  financial  support  by  or  to  Ralston,  and
-     sharing  of  administrative  services  and  related  costs.
In addition, affiliates of Ralston or of Energizer have distributed products manufactured by the other in certain countries.

Following the distribution, Energizer and Ralston may enter into local agreements concerning the continued distribution by Energizer subsidiaries of pet products produced by Ralston and its affiliates. Employees of Ralston will administer insurance plans and programs for Energizer on an ongoing basis following the distribution, and Ralston's offshore insurance subsidiary will provide certain reinsurance coverage for assets and operations of Energizer. Terms and conditions of these agreements will be similar to those negotiated by unrelated parties at arm's length.

Except as provided in these agreements and the Bridging Agreement, administrative services provided by Ralston to Energizer and its subsidiaries will be discontinued. All other administrative services currently provided by Ralston will be either assumed by Energizer or obtained by it from third parties.

W. P. Stiritz, the Chairman of the Board of Energizer, is also Chairman of the Board of Ralston; William H. Danforth and Richard A. Liddy, directors of Energizer, are also directors of Ralston. (J. Patrick Mulcahy is resigning as a director of Ralston prior to the distribution.)

For more information about ongoing relationships between Ralston and Energizer, see "AGREEMENTS BETWEEN RALSTON AND ENERGIZER".

Robert Pruzan, a member of the board of directors of Energizer, is the president of the investment banking firm of Wasserstein Perella and Co., Inc., which in the past has performed various investment banking services for Ralston, including providing advice to the Ralston board of directors regarding the spin-off of Energizer. See "THE DISTRIBUTION - Advice Provided by Financial Advisor".


                           STOCK OWNERSHIP INFORMATION

     All of the outstanding Energizer Stock is currently held by Ralston. The following table sets forth projected Energizer Stock ownership information for the persons expected to own more than 5% of the Energizer Stock following the distribution. It also sets forth projected ownership information for each of the Energizer directors and all of the directors and executive officers as a group. These projections are based on a distribution of one share of Energizer Stock for every three shares of Ralston Stock beneficially owned by the listed persons on January 1, 2000 (including shares of Ralston Stock held in the Ralston SIP for the accounts of the executive officers and shares of Ralston Stock which could be acquired upon exercise of options prior to April 1, 2000).

                     DESCRIPTION OF ENERGIZER CAPITAL STOCK

     The following information summarizes terms and provisions of Energizer's Articles of Incorporation and the Rights Agreement. Those documents have been filed as exhibits to Energizer's Registration Statement on Form 10 which has been filed with the Securities and Exchange Commission, and are available for public review. Because this description is a summary, it may not contain all of the information that may be important to you, and you should read the filed documents.

AUTHORIZED  CAPITAL  STOCK

     Under the terms of Energizer's Articles of Incorporation, the board of directors of Energizer will have authority to issue 310 million shares of all classes of stock, of which 10 million will be shares of $.01 par value preferred stock, and 300 million will be shares of $.01 par value Energizer Stock. No shares of preferred stock are outstanding and none will be issued in connection with the distribution. Based on the number of shares of Ralston Stock outstanding at March 1, 2000, approximately 100 million shares of Energizer
Stock  will  be  issued  to  Ralston  stockholders  in  the  distribution.


ENERGIZER  COMMON  STOCK

     Voting  Rights.

The holders of Energizer Stock will be entitled to one vote per share on all matters to be voted on by stockholders. The holders will not be entitled to cumulate their votes in the election of directors. Generally, all matters on which stockholders will vote must be approved by a majority of the votes entitled to be cast by all shares of Energizer Stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. However, Energizer's Articles of Incorporation include some supermajority requirements, including:
- a requirement that the holders of at least 2/3 of the outstanding Energizer Stock (and any other voting shares that may be outstanding), and a majority of the shares not owned by the stockholder benefiting from the transaction, must approve a merger or consolidation with persons or entities that beneficially own at least 20% of the Energizer Stock, a sale of all or substantially all of Energizer's assets to those persons or entities, or certain other transactions, unless the proposed transaction is approved by a majority of the directors who were in office immediately before the time when such ownership was acquired, or by their approved successors;
- a requirement that the vote of 2/3 of the outstanding Energizer Stock (and any other voting shares that may be outstanding) is required to remove a director for cause; and
- a requirement that any amendment or repeal of specified provisions of Energizer's Articles (including these supermajority requirements) must be approved by at least 2/3 of the outstanding Energizer Stock (and any other voting shares that may be outstanding).

        Dividends

The payment and level of cash dividends, if any, by Energizer after the distribution will be at the discretion of the Energizer board of directors. It is expected that this decision will be based primarily upon the earnings, cash flow and financial requirements of the Energizer business. Restrictions on the flow of international capital may restrict the amount of funds available in the United States for the payment of dividends. In addition, although its credit facilities do not prohibit the payment of dividends by Energizer, restrictions in those facilities may significantly limit the amount of funds available for the payment of dividends. The Energizer board of directors may determine that initially no cash dividends will be paid on Energizer Stock in order to make funds available for working capital, repayment of debt, possible future acquisitions, capital expenditures, and possible repurchases of Energizer Stock. The Energizer board of directors may change its policy on dividends at any time.

        Other  Rights

If Energizer is liquidated or dissolved, any amounts required to be distributed to any holders of Energizer preferred stock must be paid before any payments are made to holders of the Energizer Stock. All holders of shares of Energizer Stock are entitled to share ratably in any assets available for distribution, after all other creditors have been satisfied.

No shares of Energizer Stock carry redemption rights. Holders of shares of Energizer Stock do not have any preemptive rights to purchase additional shares of Energizer Stock.

Immediately after the distribution, all of the outstanding shares of Energizer Stock will be validly issued, fully paid and nonassessable.

PREFERRED  STOCK

Energizer may issue preferred stock from time to time in one or more series and with the terms of each series stated in the resolutions providing for the designation and issue of the series that the board of directors adopts. The Articles of Incorporation authorize the board to determine the dividend, voting, conversion, redemption and liquidation preferences, rights, privileges and limitations pertaining to each series of preferred stock that may be issued. Without seeking any stockholder approval, the board may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of the Energizer Stock and could have anti-takeover effects.

COMMON  STOCK  PURCHASE  RIGHTS

     The Energizer board has declared a dividend distribution of one common stock purchase right for each outstanding share of Energizer Stock to be distributed to Ralston stockholders. Each right entitles the registered holder to purchase, under certain circumstances, one share of Energizer Stock from Energizer at an initial exercise price of $150 per share, subject to adjustment in some circumstances.

The rights are attached to all shares of Energizer Stock which will be distributed, and to all shares issued after the distribution, but before the date on which the rights separate from the Energizer Stock with which they are associated, as described below. No separate certificates or book-entries evidencing the rights have been distributed or made. The terms of the rights are set forth in a Rights Agreement (the "Rights Agreement") between Energizer and Continental Stock Transfer & Trust Company, as Rights Agent.

Until  the  rights  separate  from  the  shares  of  Energizer  Stock,
- the rights will be evidenced by the stockholder's physical stock certificates, and
- the transfer of shares of Energizer Stock will also be a transfer of the associated rights.

As soon as practicable after the rights separate from the shares of Energizer Stock, separate certificates ("Rights Certificates") evidencing the rights will be mailed and, thereafter, the separate Rights Certificate alone will evidence the rights.

     The rights will separate from the shares of Energizer Stock upon the earlier to occur of
- 10 days following a public announcement that a person or group of persons has acquired ownership of 20% or more of the outstanding Energizer Stock, or
- 10 business days following the launch of a tender or exchange offer that would result in a person or group owning more than 20% of the outstanding Energizer Stock. (The board may extend this period if the actual acquisition of 20% or more of the Energizer Stock has not yet occurred.)

However, the rights will not separate in the event of acquisitions of Energizer Stock by any of the following:
-     Energizer  or  any  of  its  subsidiaries,  or
-     any  employee  benefit  plan  of  Energizer  or  any  of its subsidiaries.

The rights are not exercisable until after they have separated from the shares of Energizer Stock with which they are associated. They will expire at the close of business on April 1, 2010, unless they are redeemed at an earlier time by the board.

If a third party triggers a separation of the rights from the shares of Energizer Stock by acquiring beneficial ownership of 20% or more of the outstanding stock, each holder of a right (other than the party triggering the separation) will then be able to exercise the right to acquire a share of Energizer Stock at one-third of its then-current market price. Alternatively, the board may elect, if the third party has not acquired over 50% of the outstanding Energizer Stock, to exchange each outstanding right (other than those held by the third party) for a share of Energizer Stock without any other payment of the exercise price.

If,  at  any  time  after  the  separation  of  the  rights  is  triggered,
- Energizer is acquired in a merger, statutory share exchange or other business combination in which Energizer is not the surviving corporation, or
-     50% or more of Energizer's assets or earning power is sold or transferred,

each holder of a right will have the right to receive, upon exercise and payment of the exercise price, common stock of the acquiring company having a value equal to twice the exercise price.

     The exercise price payable, and the number of shares of Energizer Stock or other securities which will be issued, upon the exercise of the rights are subject to adjustment from time to time to prevent dilution
- in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Energizer Stock,
- upon the grant to holders of the Energizer Stock of certain rights or warrants to subscribe for or purchase Energizer Stock at a price, or securities convertible into Energizer Stock with a conversion price, less than the then current market price of the Energizer Stock, or
- upon the distribution to holders of the Energizer Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Energizer Stock) or of subscription rights or warrants (other than those referred to above).

No adjustments in the exercise price will be required unless, cumulatively, they would result in an adjustment of at least 1% to the exercise price.

The Energizer Board may redeem the rights in whole, but not in part, at a price of $.01 per right, at any time prior to the time that the rights separate from the shares of Energizer Stock. Upon redemption, the right to exercise the rights will terminate.

Until a right is exercised, the holder will have no rights as a stockholder of Energizer, including the right to vote or to receive dividends.

All of the terms of the Rights Agreement may be amended by the Energizer board of directors prior to the time that the rights separate from the shares of Energizer Stock, for any reason the board deems appropriate. Prior to that time, the Energizer Board is also authorized, if it deems appropriate, to lower the threshold for causing the rights to separate, as long as the threshold is not lowered to less than:
-     10%  of  the  outstanding  Energizer  Stock,  or
- any percentage of the outstanding Energizer Stock then held by any stockholder.

After the rights separate, the terms of the Rights Agreement may be amended by the board in order to:
-     cure  any  ambiguity,  defect  or  inconsistency,
- make changes which do not adversely affect the interests of holders of the rights (other than the interests of any person triggering the separation), or,
- subject to certain limitations, shorten or lengthen any time period under the Rights Agreement.

The rights may have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Energizer on terms not approved by the Energizer board of directors. The rights should not interfere with any merger or other business combination approved by the board since the rights may be redeemed by Energizer prior to the time that the rights become exercisable.

TRANSFER  AGENT

     The transfer agent and registrar for the Energizer Stock is Continental Stock Transfer & Trust Company. Information about Continental may be obtained at (888) 509-5580.


                   ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS

     The Articles of Incorporation and bylaws of Energizer, as well as the Rights Agreement and Missouri General and Business Corporations Law contain certain terms and provisions which could delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price of the Energizer Stock. These provisions are designed to enable the Energizer board of directors to develop Energizer's business in a manner that will foster its long-term growth. They are meant to avoid the potential disruption that might be entailed by the threat of a takeover which the board believes is not in the best interests of Energizer and its shareholders. You should also review "AGREEMENTS BETWEEN RALSTON AND ENERGIZER--Agreement and Plan of Reorganization---Certain Post-Distribution Covenants" for a discussion of certain agreements between Energizer and Ralston that could also deter a takeover proposal.

     The following information summarizes terms and provisions of Energizer's Articles of Incorporation, bylaws and the Rights Agreement. Those documents have been filed as exhibits to Energizer's Registration Statement on Form 10 which has been filed with the Securities and Exchange Commission, and are available for public review. Because this description is a summary, it may not contain all of the information that may be important to you, and you should read the filed documents.


CLASSIFIED  BOARD  OF  DIRECTORS;  REMOVAL

     The Energizer bylaws provide that the number of directors will be fixed from time to time exclusively by the Energizer Board, but shall consist of not less than 6 and no more than 10 directors. Initially the Energizer Board will be comprised of eight directors. The Energizer Articles of Incorporation provide for the board to be divided into three classes of directors, as nearly equal in size as possible, serving staggered terms. The terms of three of the initial directors of Energizer will expire at the 2001 annual meeting of Energizer's stockholders, the terms of three of the initial directors will expire at the 2002 annual meeting, and the terms of the final two initial directors will expire at the 2003 annual meeting. Starting with the 2001 annual meeting of Energizer's stockholders, one class of directors will be elected each year for a three year term. See "MANAGEMENT--Directors of Energizer". Moreover, the Articles provide that directors may be removed only for cause, upon the vote of 2/3 of the outstanding Energizer Stock. The Energizer Articles also provide that, subject to any rights of holders of Energizer preferred stock, vacancies may be filled only by a majority of the remaining directors. As a result, at least two annual meetings of shareholders may be required for stockholders to change a majority of the directors, whether or not a majority of Energizer's stockholders believes that such a change would be desirable.

SHAREHOLDER  ACTION  BY  WRITTEN  CONSENT;  SPECIAL  MEETINGS

     Energizer's bylaws and Missouri law require that any action taken by written consent instead of at an annual or special meeting requires the written consent of all stockholders. The bylaws provide that special meetings of the stockholders may only be called by the board or the chairman of the board or the President. These terms may make it more difficult for stockholders to take an action that the board opposes.

ADVANCE  NOTICE  PROVISIONS

Energizer's bylaws establish an advance written notice procedure for stockholders seeking:
- to nominate candidates for election as directors at any annual meeting of stockholders, or
-     to  bring  other  business  before  an  annual  meeting  of  stockholders.

The bylaws provide that only persons who are nominated by the board, or by a stockholder who has given timely written notice to Energizer's Secretary at least 90 and no more than 120 days prior to the meeting to elect directors, will be eligible for election as Energizer's directors. The bylaws also provide that business to be conducted at any meeting of stockholders must be brought either by the board or by a stockholder who has given timely written notice to Energizer's Secretary at least 90 and no more than 120 days prior to the meeting. The stockholder's written notice, for both nominations and matters to be considered at an annual meeting, must contain additional information specified in the bylaws. See "SHAREHOLDER PROPOSALS". The advance notice provisions may preclude or deter some stockholders from bringing matters before an annual meeting or from making nominations for directors.

PREFERRED  AND  COMMON  STOCK

     Energizer's  Articles  of  Incorporation  authorize the board of directors:
-     to  create  one  or  more  series  of  preferred  stock,
- to issue shares of preferred stock in a series up to the maximum number of shares of preferred stock authorized, and
- to determine the preferences, rights, privileges, qualifications, limitations and restriction of any series, including the dividend rights, voting rights, conversion privileges, rights and terms of redemption, liquidation preferences, the number of shares constituting any series and the designation of any series.

In addition, the Articles authorize the board to issue up to approximately 200 million additional shares of Energizer Stock after the distribution (which includes shares reserved for grants of stock under the Energizer benefit plans) and up to 10 million shares of preferred stock. The number of authorized but unissued shares will provide Energizer with the ability to meet future capital needs and to provide shares for possible acquisitions and stock dividends or stock splits.

Energizer believes that the preferred stock will provide Energizer with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. Energizer will be able to issue shares of preferred stock without the expense and delay of a special stockholders' meeting. The authorized and unissued shares of preferred stock, as well as the authorized and unissued shares of Energizer Stock, will be available for issuance without further action by stockholders, unless such action is otherwise required by Missouri law.

However, although the board of directors has no intention at the present time of doing so, it could issue a series of preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their Energizer Stock over its market price. The board will make any decision to issue such shares based on its judgment as to the best interests of Energizer and its stockholders at the time of the issuance.

BUSINESS  COMBINATIONS

     In order to ensure Energizer stockholders receive a fair price for their shares of Energizer Stock if there are significant changes in the ownership of Energizer, Article Four of Energizer's Articles contains a restriction on certain business combinations. Business combinations covered by Article Four include:
- a merger or consolidation, sale or other disposition of a substantial amount of Energizer assets,
-     a  plan  of  liquidation  or  dissolution  of  Energizer,  or
- other transactions involving the transfer, issuance, reclassification or recapitalization of Energizer securities,

which  would  benefit  an  individual  or  entity  owning  more  than 20% of the
outstanding  Energizer  Stock.   Article  Four  prohibits  these  business
combinations unless they are approved by the affirmative vote of not less than 2/3 of the outstanding Energizer Stock, and a majority of the shares not owned by the stockholder benefiting from the combination.

     In certain circumstances, the board of directors may approve any of the above business combinations without the requirement of the described super-majority shareholder approval provision.

AMENDMENT  OF  CERTAIN  PROVISIONS  OF  THE  ENERGIZER  ARTICLES  AND  BYLAWS

     Energizer's Articles of Incorporation provide that the bylaws may only be amended or repealed by a majority of the board of directors. Except as otherwise provided, any amendment of the Articles requires a vote of a majority of the outstanding Energizer Stock. Amendments of the terms of the Articles relating to:
-     the  business  combinations  provisions,
-     the  directors  of  the  corporation,
-     the  by-laws  of  the  corporation,
-     the  indemnification  of  directors,  officers  and  employees,  and
-     amendment  of  the  Articles  of  Incorporation,

require  the  vote  of  2/3  of  the  outstanding shares of the Energizer Stock.

RIGHTS

     As described above, the common stock purchase rights will permit Energizer stockholders to acquire shares of Energizer Stock or common stock of an acquiring company at a substantial discount in the event of certain described acquisitions of Energizer Stock and other changes in control. See "DESCRIPTION OF ENERGIZER CAPITAL STOCK--Common Stock Purchase Rights".

CHANGE  OF  CONTROL  EMPLOYMENT  AGREEMENTS;  OTHER  SEVERANCE  ARRANGEMENTS

     Energizer will enter into change of control employment agreements with certain executive officers providing severance compensation and continuation of benefits in the event of termination following a change of control of Energizer. See "ENERGIZER COMPENSATION AND BENEFIT PLANS--Change of Control Employment Agreements".

MISSOURI  GENERAL  AND  BUSINESS  CORPORATIONS  LAW

     Energizer is incorporated under the laws of the State of Missouri.  Section
351.459 of the Missouri General and Business Corporations Law, which applies to Energizer, restricts "business combinations" between a corporation and its "interested shareholders". A business combination includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to an interested shareholder. An interested shareholder is a person or entity which owns, directly or indirectly, 20% or more of a corporation's outstanding voting stock. Section 351.459 provides that a corporation cannot engage in a business combination with an interested shareholder for a five-year period after the date that the shareholder acquires its 20% interest, unless the board of directors approves in advance either the business combination or the shareholder's acquisition of its 20% interest.

     After five years, the corporation still cannot engage in a business combination with the interested shareholder unless:
- the business combination is approved by the holders of a majority of the corporation's outstanding stock, other than shares owned by the interested shareholder; or
- the business combination meets a number of conditions regarding the consideration to be paid to the other shareholders for their shares of the corporation's stock.

A Missouri corporation may elect to opt out of Section 351.459 by so providing in its ` of incorporation or bylaws. Energizer has not elected to opt out of
Section  351.459.

Missouri has also adopted Section 351.407 which provides that a person acquiring more than one-fifth of the outstanding shares of stock of a Missouri corporation will not be able to vote those shares unless a majority of the shares held by all other stockholders approves granting voting rights. A Missouri corporation may elect to opt out of Section 351.407 by so providing in its articles of incorporation or bylaws. Energizer has not elected to opt out of Section 351.407.

Finally, Missouri has adopted Section 351.347 which provides that a board of directors of a Missouri corporation, in considering any acquisition proposals for the corporation, may consider a number of factors besides the consideration offered, including,
-     the  future  value  of  the  corporation  as  an  independent  entity;
- political, economic and other factors bearing on the current market price of the corporation's securities;
- the effects of the acquisition on employees, suppliers, customers and the communities in which the corporation conducts its business;
- the financial condition, prospects and ability to service its debts of the person making the proposal; and
- the competence, experience and integrity of the person making the proposal.

     These provisions of the Missouri General and Business Corporations Law may make it more difficult for there to be a change in control of Energizer, or for Energizer to enter into business combinations with persons acquiring large percentages of the Energizer Stock.

        INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES OF ENERGIZER

     Under the terms of its Articles, Energizer must indemnify its directors, officers and employees against any and all
-     expenses  (including  attorneys'  fees),
-     judgments,
-     fines,  and
-     amounts  paid  in  settlement,

which are incurred in any legal proceeding because of their service to Energizer. Energizer must also indemnify persons serving at its request as directors, officers and employees of its subsidiaries or other corporations. However, Energizer is not required to indemnify anyone if their conduct is determined by a court to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

     Energizer will also enter into indemnification agreements with its directors and its President. Under those agreements, Energizer will be required to indemnify them to the same extent authorized by the Articles and, furthermore, to the fullest extent authorized or permitted by Missouri law. At this time, the indemnification permitted by Missouri law is not more extensive than that required by Energizer's Articles. No indemnification will be paid under the indemnification agreements, however,
- if it is finally determined by a court that the indemnification would be unlawful,
- on account of any lawsuit to recover short-swing profits made by any officer or director in violation of Section 16(b) of the Securities Exchange Act, or
- if the conduct of the or director or the President is determined by a court to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

The agreements also provide that Energizer will advance the director or the President his expenses in defending against any lawsuit, and that the director or the President must reimburse Energizer for those expenses if a court ultimately decides that he was not entitled to indemnification.

     Energizer will also have directors' and officers' insurance which will protect each officer and director from liability for actions taken in their capacity as officers and directors. This insurance may provide broader coverage than the protections afforded to the officers and directors by Energizer's Articles and indemnification agreements. An officer or director will not be entitled to indemnification from Energizer unless this insurance coverage does not cover all of his expenses and liabilities.

     Energizer's Articles of Incorporation and the form of indemnification agreement which will be entered into with the directors and the President have been filed as exhibits to Energizer's Registration Statement on Form 10 which has been filed with the Securities and Exchange Commission, and those documents are available for public review. The above description was only a summary; for the full text of the Articles and that agreement, you should review the exhibits which have been filed with the Securities and Exchange Commission.


                              SHAREHOLDER PROPOSALS

     Energizer's Bylaws provide that stockholders desiring to nominate candidates for directors or to present a proposal or bring other business before an Energizer stockholders meeting must give advanced written notice not less than 90 nor more than 120 days prior to the meeting. In each case the notice must be given to the Secretary of Energizer, whose address is 800 Chouteau, St. Louis, Missouri 63102. The 2001 Annual Meeting of Energizer stockholders is expected to be held on January 22, 2001. To be considered, notice of any such nomination or proposal must be received no earlier than September 22, 2000, and no later than October 24, 2000. To be included in Energizer's proxy statement and form of proxy for that meeting, any proposal must also comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                             INDEPENDENT ACCOUNTANTS

     The Energizer Board has appointed PricewaterhouseCoopers LLP as Energizer's independent accountants to audit Energizer's financial statements for the fiscal year ending September 30, 2000. PricewaterhouseCoopers LLP has audited the financial statements of Ralston since 1955.

                   WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

     Energizer has filed with the Securities and Exchange Commission a Form 10 Registration Statement with respect to the shares of Energizer Stock which stockholders of Ralston will receive in the distribution. This Information Statement does not contain all of the information contained in the Form 10 and the exhibits and schedules to the Form 10. For additional information relating to Energizer and the distribution, reference is made to the Form 10 and the exhibits to the Form 10, which are on file at the offices of the Securities and Exchange Commission. Statements contained in this Information Statement as to the contents of any agreement or other document referred to are not necessarily complete and in each instance, if the agreement or document is filed as an exhibit, reference is made to the copy of the agreement or other document filed as an exhibit to the Form 10. Each statement is qualified in all respects by that reference.

     You may inspect and copy the Form 10 and the exhibits to the Form 10 that Energizer has filed with the Securities and Exchange Commission at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, as well as at the public reference facilities maintained at the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such information may be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information about the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding public companies. Shares of Ralston Stock are listed, and shares of Energizer Stock have been approved for listing, on the NYSE and reports, proxy statements and other information concerning Ralston and Energizer can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Energizer intends to furnish holders of Energizer Stock with annual reports following its first fiscal year which ends September 30, 2000. These reports will contain consolidated financial statements audited by an independent public accounting firm.

     The principal office of Energizer is located at 800 Chouteau Avenue, St. Louis, Missouri 63102 (telephone: 314/982-1888).

     Questions concerning the distribution should be directed to Ralston's Investor Relations Department, Ralston Purina Company, Checkerboard Square, 7T, St. Louis, Missouri 63164 (telephone: 314/982-2161). After the distribution, if you have questions related to your investment in Energizer Stock, you should contact Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004 (Telephone: (888) 509-5580).


                         INDEX TO FINANCIAL INFORMATION
                           OF ENERGIZER HOLDINGS, INC.

                                                          Page
                                                          ----

     Report  of  Independent  Accountants                  F-2

     Combined  Statement  of  Earnings  and                F-3
     Comprehensive  Income

     Combined  Balance  Sheet                              F-4

     Combined  Statement  of  Cash  Flows                  F-5

     Notes to Combined Financial Statements                F-6

     Condensed Combined Statement of Earnings              F-24

     Condensed Combined Balance Sheet                      F-25

     Condensed Combined Statement of Cash Flows            F-26

     Notes to Condensed Financial Statements               F-27

REPORT  OF  INDEPENDENT  ACCOUNTANTS


To the Shareholders and Board of Directors of Ralston Purina Company

In our opinion, the accompanying combined balance sheet and the related combined statements of earnings and comprehensive income and of cash flows present fairly, in all material respects, the financial position of Energizer Holdings, Inc., comprised of businesses of Ralston Purina Company as described in the Basis of Presentation note to the combined financial statements, at September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30,1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Energizer's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers  LLP

St.  Louis,  Missouri
February  17,  2000

                                ENERGIZER HOLDINGS, INC.
                 COMBINED STATEMENT OF EARNINGS AND COMPREHENSIVE INCOME
                                YEAR ENDED SEPTEMBER 30,
                                  (DOLLARS IN MILLIONS)


STATEMENT  OF  EARNINGS:
                                                           1999     1998         1997
                                                           ----     ----         ----

Net Sales . . . . . . . . . . . . . . . . . . . . . . .  $1,872.3   $1,921.8   $2,005.8
                                                         ---------  ---------  ---------

Costs and Expenses
  Cost of products sold . . . . . . . . . . . . . . . .     997.9    1,004.4    1,085.7
  Selling, general and administrative . . . . . . . . .     398.0      392.6      396.9
  Advertising and promotion . . . . . . . . . . . . . .     164.3      183.6      185.1
  Research and development. . . . . . . . . . . . . . .      48.5       46.6       41.9
  Provisions for restructuring. . . . . . . . . . . . .       7.8       21.0       78.5
  Interest expense. . . . . . . . . . . . . . . . . . .       7.6       11.1       13.8
                                                         ---------  ---------  ---------
                                                          1,624.1    1,659.3    1,801.9
                                                         ---------  ---------  ---------

Earnings from Continuing Operations before Income Taxes     248.2      262.5      203.9

Income Taxes. . . . . . . . . . . . . . . . . . . . . .     (88.4)     (54.3)     (44.6)
                                                         ---------  ---------  ---------

Earnings from Continuing Operations . . . . . . . . . .     159.8      208.2      159.3

Net Earnings/(Loss) from Discontinued Operations. . . .      (5.6)     (43.5)       0.5

Net Loss on Disposition of Discontinued Operations. . .     (74.2)         -          -
                                                         ---------  ---------  ---------

NET EARNINGS. . . . . . . . . . . . . . . . . . . . . .  $   80.0   $  164.7   $  159.8
                                                         =========  =========  =========



STATEMENT OF COMPREHENSIVE INCOME:
                                                             1999       1998       1997
                                                         ---------  ---------  ---------
Net Earnings. . . . . . . . . . . . . . . . . . . . . .  $   80.0   $  164.7   $  159.8

Other Comprehensive Income, Net of Tax
    Foreign currency translation adjustments. . . . . .       7.8      (30.4)     (17.5)
    Reclassification Adjustments. . . . . . . . . . . .      (4.5)         -          -
                                                         ---------  ---------  ---------
Comprehensive Income. . . . . . . . . . . . . . . . . .  $   83.3   $  134.3   $  142.3
                                                         =========  =========  =========


                See accompanying Notes to Combined Financial Statements.



                            ENERGIZER HOLDINGS, INC.
                             COMBINED BALANCE SHEET
                                  SEPTEMBER 30,
                              (DOLLARS IN MILLIONS)

                                              1999        1998
                                              ----        ----
ASSETS

Current Assets
  Cash and cash equivalents . . . . . . . .  $   27.8  $   49.1
  Trade receivables, net. . . . . . . . . .     441.9     440.4
  Inventories . . . . . . . . . . . . . . .     383.0     404.4
  Other current assets. . . . . . . . . . .     121.3     103.3
                                             --------  --------
    Total Current Assets. . . . . . . . . .     974.0     997.2
                                             --------  --------

Investments and Other Assets. . . . . . . .     319.7     446.9

Net Investment in Discontinued Operations .      67.2     156.6

Property at Cost
  Land. . . . . . . . . . . . . . . . . . .      16.9      17.2
  Buildings . . . . . . . . . . . . . . . .     143.0     125.9
  Machinery and equipment . . . . . . . . .     816.7     797.5
  Construction in progress. . . . . . . . .      33.5      71.6
                                             --------  --------
                                              1,010.1   1,012.2
  Accumulated depreciation. . . . . . . . .     537.3     535.3
                                             --------  --------
                                                472.8     476.9
                                             --------  --------
      Total . . . . . . . . . . . . . . . .  $1,833.7  $2,077.6
                                             ========  ========


LIABILITIES AND NET INVESTMENT IN ENERGIZER

Current Liabilities
  Current maturities of long-term debt. . .  $    0.3  $   13.2
  Notes payable . . . . . . . . . . . . . .     118.5     114.4
  Accounts payable. . . . . . . . . . . . .     128.6     149.0
  Other current liabilities . . . . . . . .     248.5     242.1
                                             --------  --------
    Total Current Liabilities . . . . . . .     495.9     518.7

Long-Term Debt. . . . . . . . . . . . . . .       1.9       1.3

Other Liabilities . . . . . . . . . . . . .      23.0      26.3

Net Investment in Energizer . . . . . . . .   1,312.9   1,531.3
                                             --------  --------
      Total . . . . . . . . . . . . . . . .  $1,833.7  $2,077.6
                                             ========  ========

            See accompanying Notes to Combined Financial Statements.


                                   ENERGIZER HOLDINGS, INC.
                               COMBINED STATEMENT OF CASH FLOWS
                                   YEAR ENDED SEPTEMBER 30,
                                     (DOLLARS IN MILLIONS)

                                                                   1999     1998       1997
                                                                   ----     ----       ----
CASH  FLOW  FROM  OPERATIONS

  Net earnings . . . . . . . . . . . . . . . . . . . . . . . . .  $  80.0   $ 164.7   $ 159.8
  Adjustments to reconcile net earnings to net cash
    flow from operations:
  Depreciation and amortization. . . . . . . . . . . . . . . . .     94.9     101.2     112.3
  Translation and exchange loss. . . . . . . . . . . . . . . . .      9.0      10.4       5.2
  Deferred income taxes. . . . . . . . . . . . . . . . . . . . .     70.4     (36.6)    (43.0)
  Non-cash restructuring charges (reversals) . . . . . . . . . .     (2.2)     (6.5)     35.7
  Net (earnings) loss from discontinued operations . . . . . . .     79.8      43.5      (0.5)
  Changes in assets and liabilities used in operations:
    (Increase) decrease in accounts receivable, net. . . . . . .     (6.4)    (34.2)     (8.5)
    (Increase) decrease in inventories . . . . . . . . . . . . .     22.1      (2.8)      6.2
    (Increase) decrease in other current assets. . . . . . . . .    (13.9)      3.6      (8.2)
    Increase (decrease) in accounts payable. . . . . . . . . . .    (21.3)      0.2     (22.5)
    Increase (decrease) in other current liabilities . . . . . .     16.2       1.5      64.9
  Other, net . . . . . . . . . . . . . . . . . . . . . . . . . .      8.6     (12.4)    (15.7)
                                                                  --------  --------  --------
    Cash flow from continuing operations . . . . . . . . . . . .    337.2     232.6     285.7
    Cash flow from discontinued operations . . . . . . . . . . .     15.1       8.7      (3.5)
                                                                  --------  --------  --------
      Net cash flow from operations. . . . . . . . . . . . . . .    352.3     241.3     282.2
                                                                  --------  --------  --------

CASH FLOW FROM INVESTING ACTIVITIES
  Property additions . . . . . . . . . . . . . . . . . . . . . .    (69.2)   (102.8)    (98.8)
  Proceeds from sale of property . . . . . . . . . . . . . . . .      1.4      14.1       9.8
  Other, net . . . . . . . . . . . . . . . . . . . . . . . . . .     (0.5)      4.6       0.7
                                                                  --------  --------  --------
    Cash used by investing activities - continuing operations. .    (68.3)    (84.1)    (88.3)
    Cash used by investing activities - discontinued operations.     (3.7)    (13.2)    (43.9)
                                                                  --------  --------  --------
      Net cash used by investing activities. . . . . . . . . . .    (72.0)    (97.3)   (132.2)
                                                                  --------  --------  --------

CASH FLOW FROM FINANCING ACTIVITIES
    Net cash proceeds from issuance of long-term debt. . . . . .      1.0      13.8      10.2
    Principal payments on long-term debt (including current
      maturities). . . . . . . . . . . . . . . . . . . . . . . .    (13.3)    (35.1)    (28.5)
    Cash proceeds from issuance of notes payables with
      maturities greater than 90 days. . . . . . . . . . . . . .     14.7      10.2       1.8
    Cash payments on notes payables with
      maturities greater than 90 days. . . . . . . . . . . . . .     (0.1)        -         -
    Net increase (decrease) in notes payable with
      maturities of 90 days or less. . . . . . . . . . . . . . .    (12.0)     32.8     (12.7)
    Net transactions with Ralston. . . . . . . . . . . . . . . .   (293.7)   (154.7)    (98.6)
                                                                  --------  --------  --------
      Net cash used by financing activities. . . . . . . . . . .   (303.4)   (133.0)   (127.8)
                                                                  --------  --------  --------

Effect of Exchange Rate Changes on Cash. . . . . . . . . . . . .      1.8      (4.6)     (1.8)
                                                                  --------  --------  --------

Net Increase (Decrease) in Cash and Cash Equivalents . . . . . .    (21.3)      6.4      20.4

Cash and Cash Equivalents, Beginning of Period . . . . . . . . .     49.1      42.7      22.3
                                                                  --------  --------  --------
Cash and Cash Equivalents, End of Period . . . . . . . . . . . .  $  27.8   $  49.1   $  42.7
                                                                  ========  ========  ========


                   See accompanying Notes to Combined Financial Statements.

                            ENERGIZER HOLDINGS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                              (DOLLARS IN MILLIONS)


BASIS  OF  PRESENTATION

     On June 10, 1999, the Board of Directors of Ralston Purina Company (Ralston) approved in principle a plan to spin off its battery business to the Ralston stockholders. In September 1999, Energizer Holdings, Inc. (Energizer) was incorporated in Missouri as an indirect subsidiary of Ralston. At the time of the spin-off, Energizer will directly or indirectly control all of the worldwide battery operations currently conducted by Ralston. To effect the spin-off,  Ralston  will  distribute  all of the outstanding shares of Energizer
$.01 par value common stock to the Ralston stockholders (the distribution). Ralston has requested a ruling from the Internal Revenue Service as to whether the distribution will qualify as a tax-free spin-off.

     Energizer is the world's largest manufacturer of primary batteries and flashlights and a global leader in the dynamic business of providing portable power. Energizer manufactures and markets a complete line of primary alkaline and carbon zinc batteries under the brands Eveready and Energizer, as well as miniature and rechargeable batteries and flashlights and other lighting products. Energizer and its subsidiaries operate 23 manufacturing facilities in 16 countries on 4 continents. Its products are marketed and sold in more than 160 countries primarily through a direct sales force, and also through distributors, to mass merchandisers, wholesalers and other customers.

     The financial statements of Energizer include the financial position, results of operations and cash flows of Energizer. Ralston's historical cost basis of assets and liabilities has been reflected in these financial statements. The financial information in these financial statements does not include certain expenses and adjustments that would have been incurred had Energizer been a separate, independent company, and may not necessarily be indicative of results that would have occurred had Energizer been a separate, independent company during the periods presented or of future results of Energizer.


USE  OF  ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


SUMMARY  OF  ACCOUNTING  POLICIES

     Energizer's significant accounting policies, which conform to generally accepted accounting principles and are applied on a consistent basis among all years presented, except as indicated, are described below.

     PRINCIPLES OF COMBINATION - These financial statements of Energizer include certain wholly owned subsidiaries of Ralston and its subsidiaries. All significant intercompany transactions are eliminated. A one-month lag is utilized in reporting all international subsidiaries in Energizer's combined financial statements.

     FOREIGN CURRENCY TRANSLATION - Financial statements of foreign operations where the local currency is the functional currency are translated using end-of-period exchange rates for assets and liabilities and average exchange rates during the period for results of operations. Related translation adjustments are reported as a separate component of Net Investment in Energizer (see Net Investment in Energizer note).

     For foreign operations where the U.S. dollar is the functional currency and for countries which are considered highly inflationary, translation practices differ in that inventories, properties, accumulated depreciation and depreciation expense are translated at historical rates of exchange, and related translation adjustments are included in earnings.

     ENVIRONMENTAL REMEDIATION LIABILITIES - Accruals for environmental remediation are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. These accruals are adjusted periodically as assessments take place and remediation efforts progress, or as additional technical or legal information becomes available.

     Accruals for environmental remediation are included in Other current liabilities or Other liabilities, depending on their nature, in the Combined Balance Sheet and are recorded at undiscounted amounts.

     FINANCIAL INSTRUMENTS - Energizer uses financial derivatives in the management of foreign currency and interest rate risks that are inherent to its business operations. Such instruments are not held or issued for trading purposes.

     Foreign exchange (F/X) instruments, including currency forwards, purchased options and zero-cost option collars, are used primarily to reduce transaction exposures associated with anticipated intercompany purchases and intercompany borrowings and, to a lesser extent, to manage other transaction and translation exposures. F/X instruments used are selected based on their risk reduction attributes and the related market conditions. The terms of such instruments are generally twelve months or less.

Realized and unrealized gains and losses from F/X instruments that hedge firm commitments are deferred as part of the cost basis of the asset or liability being hedged and are recognized in the Combined Statement of Earnings in the same period as the underlying transaction. Realized and unrealized gains or losses from F/X instruments used as hedges of existing balance sheet exposures or anticipated transactions that are not firmly committed are recognized currently in Selling, general and administrative expenses in the Combined
Statement of Earnings. However, gains or losses from F/X instruments that hedge existing balance sheet exposures are offset in the Combined Statement of Earnings by gains or losses recorded on these hedged exposures. Premiums or discounts on foreign exchange forward contracts are recognized, and premiums paid for purchased options are amortized, over the life of the related F/X instrument in Selling, general and administrative expenses in the Combined Statement of Earnings. Unrealized gains and losses, if any, on zero-cost option collars are deferred as part of the cost basis of the asset or liability being hedged. F/X instruments are generally not disposed of prior to settlement date; however, if an F/X instrument and the underlying hedged transaction were disposed of prior to the settlement date, any deferred gain or loss would be recognized immediately in the Combined Statement of Earnings.

     CASH EQUIVALENTS - For purposes of the Combined Statement of Cash Flows, cash equivalents are considered to be all highly liquid investments with a maturity of three months or less when purchased.

     INVENTORIES - Generally inventories are valued at the lower of cost or market, with cost being determined using average cost or the first-in, first-out
(FIFO)  method.

     CAPITALIZED SOFTWARE COSTS - In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires that certain internal and external costs associated with the purchase and/or development of internal use software be capitalized rather than expensed. Energizer adopted this statement as of the beginning of fiscal year 1998.

     Capitalized software costs are included in Investments and Other Assets. These costs are amortized using the straight-line method over periods of related benefit ranging from 3 to 7 years.

     PROPERTY AT COST - Expenditures for new facilities and expenditures that substantially increase the useful life of property, including interest during construction, are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and gains or losses on the disposition are reflected in earnings.

     REVENUE RECOGNITION - Revenue is recognized upon shipment of product to customers. Sales discounts, returns and allowances are included in Net sales, and the provision for doubtful accounts is included in Selling, general and administrative expenses in the Combined Statement of Earnings.

     DEPRECIATION - Depreciation is generally provided on the straight-line basis by charges to costs or expenses at rates based on the estimated useful lives of the properties. Estimated useful lives range from 3 to 25 years for machinery and equipment and 10 to 50 years for buildings. Depreciation expense was $68.4, $74.1, and $79.5 in 1999, 1998 and 1997, respectively.

     GOODWILL AND OTHER INTANGIBLE ASSETS - Amortization of goodwill, representing the excess of cost over the net tangible assets of acquired businesses, is recorded on a straight-line basis primarily over a period of 25 years, with some amounts being amortized over 40 years. The cost to purchase or develop other intangible assets, which consist primarily of patents, tradenames and trademarks, is amortized on a straight-line basis over estimated periods of related benefit ranging from seven to 40 years.

     IMPAIRMENT OF LONG-LIVED ASSETS - Energizer reviews long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in business circumstances indicate that the remaining useful life may warrant revision or that the carrying amount of the long-lived asset may not be fully recoverable. Energizer performs undiscounted cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

     ADVERTISING AND PROMOTION COSTS - Energizer advertises and promotes its products through national and regional media. Products are also advertised and promoted through cooperative programs with retailers. Energizer expenses advertising and promotion costs as incurred. Due to the seasonality of the business, with typically higher sales and volume during the holidays in the first quarter, advertising and promotion costs incurred during interim periods are generally expensed ratably in relation to revenues.

     RESEARCH AND DEVELOPMENT COSTS - Research and development costs are expensed as incurred.

     INCOME TAXES - Energizer is included in the consolidated federal income tax return filed by Ralston. U.S. income tax payments, refunds, credits, provision and deferred tax components have been allocated to Energizer in accordance with Ralston's tax allocation policy. Such policy allocates tax components included in the consolidated income tax return of Ralston to Energizer to the extent such components were generated by or related to Energizer.

     Energizer  follows  the  liability  method  of accounting for income taxes.
Deferred income taxes are recognized for the effect of temporary differences between financial and tax reporting. No additional U.S. taxes have been provided on earnings of foreign subsidiaries expected to be reinvested indefinitely. Additional income taxes are provided, however, on planned repatriation of foreign earnings after taking into account tax-exempt earnings and applicable foreign tax credits.

     EARNINGS PER SHARE - The combined financial statements of Energizer include wholly owned subsidiaries of Ralston and its subsidiaries. As such, earnings per share data does not provide meaningful information about the results of operations of Energizer.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities" in June 1998. This statement provides standards on accounting and disclosure for derivative instruments, and requires that all derivatives be measured at fair value and reported as either assets or liabilities in the balance sheet. Subsequent to the issuance of SFAS No. 133, the FASB issued SFAS No. 137 which defers the effective date of SFAS No. 133 by one year. Accordingly, Energizer will be required to adopt the provisions of SFAS No. 133 no later than the beginning of fiscal year 2001. Energizer has not completed its evaluation to determine the impact of this statement on its financial statements.


RELATED  PARTY  ACTIVITY

     CASH MANAGEMENT - In the U.S., Ralston uses a centralized cash management system. Cash deposits from Energizer are transferred to Ralston on a daily basis, and Ralston funds Energizer's disbursement bank accounts as required.
Unpaid balances of checks are included in accounts payable. No interest has been charged or credited on transactions with Ralston.

     SHARED SERVICES - Ralston provides certain general and administrative services to Energizer including finance, legal, systems, benefits, advertising and facilities. The costs of these shared services are included in Energizer's Combined Statement of Earnings generally based on utilization, which management believes to be reasonable. Costs of these shared services charged to Energizer were $20.0, $20.9, and $18.0 for 1999, 1998 and 1997, respectively.


DISCONTINUED  OPERATIONS

     In March, 1999, the Board of Directors of Ralston Purina Company announced its intention to exit Energizer's worldwide rechargeable Original Equipment Manufacturers' (OEM) battery business to allow Energizer to focus on its primary battery business. On November 1, 1999, the OEM business was sold to Moltech Corporation for approximately $20.0. This segment is accounted for as a discontinued operation in Energizer's combined financial statements.

     Included in the Net Loss on Disposition of Discontinued Operations are estimated operating losses during the divestment period of $15.0, pre-tax, or $9.6, after-tax, and a loss on disposition of $95.6, pre-tax or $64.6, after-tax. Actual pre-tax operating losses during the divestment period through September 30, 1999, totaled $12.5.

     The net loss for 1998 includes an after-tax provision of $42.7, primarily representing an impairment write-down of lithium ion rechargeable battery assets of the OEM business. Fair value of those assets was primarily determined based upon estimates of recovery value for unique manufacturing equipment. Due to rapid changes in the business environment since the beginning of the lithium ion project in 1996, it became more economical to source lithium ion cells from other manufacturers.

     The Investment in Discontinued Operations at September 30, 1999 and 1998 is primarily comprised of fixed assets, inventory and accounts receivable and payable. Results for discontinued operations are presented in the table below.




                                                    1999      1998     1997
                                                  -------  --------  ------
Net sales. . . . . . . . . . . . . . . . . . . .  $ 64.2   $ 149.4   $172.1
                                                  =======  ========  ======

Earnings/(loss) before income taxes. . . . . . .   ($9.0)   ($70.6)  $   .3
Income taxes benefit/(provision) . . . . . . . .     3.4      27.1       .2
                                                  -------  --------  ------
Net earnings/(loss) from discontinued operations   ($5.6)   ($43.5)  $  0.5
                                                  =======  ========  ======


RESTRUCTURING  ACTIVITIES

     Competition in the primary battery business has intensified over the past several years, and there continues to be a migration of demand from carbon zinc to alkaline batteries. In response to these changes, Energizer has recorded restructuring charges each year since 1994. These charges include a reduction in carbon zinc plant capacity as demand for this type of battery continues to decline, plant closures for the movement and consolidation of alkaline production to new or more efficient locations in an effort to achieve lower product costs, and staffing reorganizations and reductions in various world areas to enhance management effectiveness and reduce overhead costs. A detailed discussion of these and other charges taken since 1994 follows.

     During 1999, Energizer recorded net provisions for restructuring of $8.3, after-tax, or $9.9, pre-tax, $2.1 of which represented inventory write-downs and is classified as Cost of Products Sold in the combined statement of earnings. Of the net pre-tax charge, $7.4 relates to current year restructuring plans for the elimination of certain production capacity in North America and in Asia.

     The pre-tax charge of $7.4 for current year plans consisted of termination benefits of $3.2, other cash costs of $0.2 and fixed asset impairments of $4.0. The fixed asset impairments primarily relate to assets used for the production of lithium coin cells in North America. These assets were idled and scrapped in 1999.

   The 1999 restructuring plan provided for the termination of approximately 170 production and administrative employees and the closure of one plant in Asia. This plant closure was precipitated by the financial problems in the Asian market, which resulted in contractions in battery markets in this area. As of September 30, 1999, approximately 160 employees had been terminated and the plant was closed in connection with these charges. Substantially all actions associated with these charges will be completed by the end of the first quarter of fiscal 2000.

     The remaining $2.5 represents additional net provisions related to prior years' restructuring plans. Additional termination benefits of $5.5 related to the 1997 restructuring plan primarily represent enhanced severance related to a European plant closing. Additional provisions for other cash costs of $1.8 were recorded for fixed asset disposition costs for previously held for use assets related to the 1997 restructuring plan that were idled and held for disposal. Other non-cash charges of $2.1 relate to inventory write-offs which were more than offset by a reclassification of $4.5 from other comprehensive income to net income of cumulative translation adjustment for a subsidiary sold in connection with the 1997 plan. Also recorded in 1999 were asset proceeds greater than anticipated of $5.4 related to 1994, 1995 and 1997 restructuring plans.

     During 1998, Energizer recorded net after-tax provisions for restructuring of $12.8, or $21.3 on a pre-tax basis, of which $.3 represents inventory write-downs and is classified as Cost of Products Sold in the combined statement of earnings. Of the net pre-tax charge, $36.5 related to 1998 restructuring plans, including a voluntary early retirement option offered to most U.S. Energizer employees meeting certain age and service requirements and European business operations restructuring, primarily a reorganization of European sales forces and related employee reductions.

The total 1998 pre-tax charge of $36.5 consisted of termination benefits of $29.3, which provided for the termination or early retirement of approximately 420 sales and administrative employees, other cash costs of $4.6, fixed asset impairments of $1.1 and a non-cash investment write-off of $1.5. The other cash costs of $4.6 consisted of demolition costs of $1.5 and environmental exit costs of $0.8, both relating to assets held for disposal, lease termination costs of $1.6, and other exit costs of $.7. As of September 30, 1999, approximately 340 employees had been terminated in connection with these charges. Except for disposition of certain assets held for disposal, substantially all actions associated with the 1998 charges will be completed by the end of fiscal 2000.

     In addition, net reversals of $15.2 related to prior years' restructuring plans were recorded in 1998, comprised of $3.7 of additional charges offset by $18.9 of reversals of prior years' charges. The additional charges primarily related to asset disposition costs of $2.6 for previously held for use assets that were idled and held for disposal. The reversals included $9.4 of greater than anticipated proceeds from asset sales related to the 1994, 1995 and 1996 restructuring plans. In addition, $8.5 of termination benefits recorded in 1997 were reversed in 1998 due primarily to the modification of a European plant closing plan, driven by the changing business environment in Europe. The modifications resulted in the termination of approximately 200 fewer employees than originally anticipated.

     During 1997, Energizer recorded net provisions for restructuring of $72.0, after-tax, or $83.7, pre-tax, of which $5.2 represented inventory write-downs and is classified as Cost of Products Sold in the combined statement of earnings. Of the total pre-tax charge, $81.8 related to 1997 plans for the restructuring of Energizer's carbon zinc and alkaline production capacity, primarily in Europe and North America, and for staffing reorganization and reductions.

     The total 1997 pre-tax charge of $81.8 consisted of termination benefits of $43.8, other cash costs of $2.4, fixed asset impairments of $29.6 and non-cash charges of $6.0. The other cash costs of $2.4 consisted of legal, environmental and other exit costs. The non-cash charges of $6.0 consisted of inventory write-offs of $3.0 and an investment write-off of $3.0.

     Fixed asset impairments of $29.6 were computed using discounted cash flows to determine the fair value of the impaired plants and production assets. The net book value of these assets prior to the impairment write-down was $40.0. These assets relate to three production plants located in the United States, Canada and France, which were idled in March 1998, November 1997 and April 1999, respectively. Depreciation continued on these assets subsequent to the impairment write-down until those assets were idled.

     The 1997 charges provided for the termination of approximately 1,180 employees in production, sales and administrative capacities. As previously mentioned, the plan was modified in 1998 to terminate approximately 200 fewer employees. As of September 30, 1999, approximately 890 employees had been terminated in connection with these charges. Except for disposition of certain assets held for disposal, substantially all actions associated with the 1997 charges will be completed by the end of the first quarter of fiscal 2000, with payments extending through the end of fiscal 2000.

     The remaining $1.9 of the net 1997 provision represents additional provisions for prior years' restructuring plans of $2.5 and $2.9 for additional cash and non-cash charges, respectively, net of reversals of cash and non-cash provisions taken in prior years of $.7 and $2.8, respectively. The non-cash reversal was primarily due to fixed asset proceeds greater than originally anticipated.

     As of September 30, 1999, except for the disposition of certain assets held for disposal, substantially all activities associated with 1994, 1995 and 1996 restructuring plans are complete. The remaining accrual related to these plans was $1.6 at September 30, 1999 and primarily represents costs under a noncancellable lease and asset disposition costs.

     The carrying value of assets held for disposal at September 30, 1999 was $6.7.

     The following table presents, by major cost component and by year of provision, activity related to the restructuring charges discussed above during fiscal years 1999, 1998 and 1997, including any adjustments to the original charges.






                            1997 ROLLFORWARD             1998 ROLLFORWARD                   1999 ROLLFORWARD
                              ----------------           ----------------                   ----------------


                                  PRO-                            PRO-                         PRO-
                       BEGIN-    VISION/                  BEGIN  VISION/               BEGIN  VISION/
                       NING      REVERS-  ACTI-           NING   REVERS- ACTI-         NING   REVERS-   ACTI-
                       BALANCE     ALS    VITY  BALANCE  BALANCE  ALS    VITY  BALANCE BALANCE  ALS    VITY  BALANCE


1994 PLAN

Termination benefits. .    2.2    1.2     (3.2)    0.2    0.2      -     (0.2)    0.0    0.0      -        -     0.0
Other cash costs. . . .    2.5      -     (1.3)    1.2    1.2      -     (1.2)      -      -      -        -       -
Fixed asset impairments      -   (1.2)     1.2       -      -   (5.8)     5.8       -      -   (2.0)     2.0       -
Other noncash charges .      -      -        -       -      -      -        -       -      -      -        -       -
                         -----  ------  -------  -----  -----  ------  -------  -----  -----  ------  -------  -----
Total . . . . . . . . .    4.7      -     (3.3)    1.4    1.4   (5.8)     4.4     0.0    0.0   (2.0)     2.0     0.0
                         -----  ------  -------  -----  -----  ------  -------  -----  -----  ------  -------  -----

1995 PLAN
Termination benefits. .    8.6   (0.7)    (5.8)    2.1    2.1    0.3     (1.5)    0.9    0.9    0.1     (1.0)      -
Other cash costs. . . .    2.3    1.1     (1.5)    1.9    1.9    0.5     (1.2)    1.2    1.2      -     (0.4)    0.8
Fixed asset impairments      -   (1.6)     1.6       -      -   (2.2)     2.2       -      -   (1.5)     1.5       -
Other noncash charges .      -    2.2     (2.2)      -      -   (0.4)     0.4       -      -      -        -       -
                         -----  ------  -------  -----  -----  ------  -------  -----  -----  ------  -------  -----
Total . . . . . . . . .   10.9    1.0     (7.9)    4.0    4.0   (1.8)    (0.1)    2.1    2.1   (1.4)     0.1     0.8
                         -----  ------  -------  -----  -----  ------  -------  -----  -----  ------  -------  -----

1996 PLAN
Termination benefits. .    3.9      -     (2.8)    1.1    1.1   (0.6)    (0.5)      -      -      -        -       -
Other cash costs. . . .    1.8    0.2     (0.3)    1.7    1.7      -     (0.7)    1.0    1.0      -     (0.2)    0.8
Fixed asset impairments      -    0.7     (0.7)      -      -   (1.4)     1.4       -      -      -        -       -
Other noncash charges .      -      -        -       -      -      -        -       -      -      -        -       -
                         -----  ------  -------  -----  -----  ------  -------  -----  -----  ------  -------  -----
Total . . . . . . . . .    5.7    0.9     (3.8)    2.8    2.8   (2.0)     0.2     1.0    1.0      -     (0.2)    0.8
                         -----  ------  -------  -----  -----  ------  -------  -----  -----  ------  -------  -----

1997 PLAN
Termination benefits. .      -   43.8     (1.2)   42.6   42.6   (8.5)   (15.4)   18.7   18.7    5.5    (20.1)    4.1
Other cash costs. . . .      -    2.4     (0.2)    2.2    2.2    2.3     (2.3)    2.2    2.2    1.8     (2.7)    1.3
Fixed asset impairments      -   29.6    (29.6)      -      -      -        -       -      -   (1.9)     1.9       -
Other noncash charges .      -    6.0     (6.0)      -      -    0.6     (0.6)      -      -   (2.4)     2.4       -
                         -----  ------  -------  -----  -----  ------  -------  -----  -----  ------  -------  -----
Total . . . . . . . . .      -   81.8    (37.0)   44.8   44.8   (5.6)   (18.3)   20.9   20.9    3.0    (18.5)    5.4
                         -----  ------  -------  -----  -----  ------  -------  -----  -----  ------  -------  -----

1998 PLAN
Termination benefits. .      -      -        -       -      -   29.3    (15.0)   14.3   14.3    0.8    (13.5)    1.6
Other cash costs. . . .      -      -        -       -      -    4.6     (1.9)    2.7    2.7    0.5     (1.2)    2.0
Fixed asset impairments      -      -        -       -      -    1.1     (1.1)      -      -      -        -       -
Other noncash charges .      -      -        -       -      -    1.5     (1.5)      -      -    1.6     (1.6)      -
                         -----  ------  -------  -----  -----  ------  -------  -----  -----  ------  -------  -----
Total . . . . . . . . .      -      -        -       -      -   36.5    (19.5)   17.0   17.0    2.9    (16.3)    3.6
                         -----  ------  -------  -----  -----  ------  -------  -----  -----  ------  -------  -----

1999 PLAN
Termination benefits. .      -      -        -       -      -      -        -       -      -    3.2     (2.5)    0.7
Other cash costs. . . .      -      -        -       -      -      -        -       -      -    0.2     (0.2)      -
Fixed asset impairments      -      -        -       -      -      -        -       -      -    4.0     (4.0)      -
Other noncash charges .      -      -        -       -      -      -        -       -      -      -        -       -
                         -----  ------  -------  -----  -----  ------  -------  -----  -----  ------  -------  -----
Total . . . . . . . . .      -      -        -       -      -      -        -       -      -    7.4     (6.7)    0.7
                         -----  ------  -------  -----  -----  ------  -------  -----  -----  ------  -------  -----

          GRAND TOTAL .  $21.3  $83.7   $(52.0)  $53.0  $53.0  $21.3   $(33.3)  $41.0  $41.0  $ 9.9   $(39.6)  $11.3
                         =====  ======  =======  =====  =====  ======  =======  =====  =====  ======  =======  =====



INCOME  TAXES

     U.S. income tax payments, refunds, credits, provision and deferred tax components have been allocated to Energizer in accordance with Ralston's tax allocation policy. Such policy allocates tax components included in the consolidated income tax return of Ralston to Energizer to the extent such components were generated by or related to Energizer.

     Had the Energizer tax provision been calculated as if Energizer was a separate, independent U.S. taxpayer, the income tax provision would have been higher by approximately $11.2 in 1999. The higher provision is due primarily to the $16.6 of capital loss benefits that would not be realized on a stand-alone basis.

     The provisions for income taxes consisted of the following for the years ended September 30:



                                       1999                 1998                 1997
                             -------------------------------------------------------------
                             CONTINUING           CONTINUING           CONTINUING
                             OPERATIONS  COMBINED OPERATIONS  COMBINED OPERATIONS COMBINED
                             ----------  -------- ----------  -------- ---------  --------
Currently  payable:
     United States . . . . . . .  $(17.5)  $(27.0)  $ 47.5   $ 41.2   $ 48.6   $ 44.8
     State    .. . . . . . . . .     7.9      8.6      6.5      6.2      6.5      5.9
     Foreign . . . . . . . . . .    27.6     27.8     36.9     37.0     32.5     32.6
                                   ------  -------  -------  -------  -------   ------
          Total Current. . . . .    18.0      9.4     90.9     84.4     87.6     83.3
                                   ------  -------  -------  -------  -------   ------
Deferred:
     United States . . . . . . .    68.6     39.1    (39.0)   (57.1)   (50.4)   (46.8)
     State    .. . . . . . . . .    (0.5)    (2.2)    (0.3)    (2.8)    (2.0)    (1.5)
     Foreign . . . . . . . . . .     2.3      2.3      2.7      2.7      9.4      9.4
                                  -------   ------  -------  -------  -------  -------
          Total Deferred . . . .    70.4     39.2    (36.6)   (57.2)   (43.0)   (38.9)
                                  -------   ------  -------  -------  -------  -------

Provision for Income              $ 88.4   $ 48.6   $ 54.3   $ 27.2   $ 44.6   $ 44.4
     Taxes . . . . . . . . . . .  =======  =======  =======  =======  =======  =======

The source of pretax earnings was:


                                       1999                 1998               1997
                             -----------------------------------------------------------------
                             CONTINUING           CONTINUING           CONTINUING
                             OPERATIONS  COMBINED OPERATIONS  COMBINED OPERATIONS COMBINED
                             ----------  -------- ----------  -------- ---------  ------------

United States.                  $197.2     $ 75.4     $172.1     $102.4     $153.9      $153.1
Foreign                           51.0       53.3       90.4       89.5       50.0        51.1
                                ------     ------     ------     ------     ------      ------
Pre-tax earnings                $248.2     $128.7     $262.5     $191.9     $203.9      $204.2
                                ======     ======     ======     ======     ======      ======


     A reconciliation of income taxes with the amounts computed at the statutory federal rate follows:


                                                     1999             1998               1997
                                                     ----             ----               ----

Computed tax at federal statutory rate . . . .  $ 86.9   35.0%  $ 91.9    35.0%  $   71.4    35.0%
State income taxes, net of federal tax benefit     4.8    1.9      4.0     1.5        2.9     1.4
Foreign tax in excess of domestic rate.. . . .     8.4    3.4      4.8     1.8       20.2(a)  9.9
Taxes on repatriation of foreign earnings. . .     7.8    3.1      7.5     2.9       10.4     5.1
U.S. foreign tax credit refunds. . . . . . . .       -      -        -       -      (20.5)  (10.0)
Recognition of U.S. capital losses . . . . . .   (16.6)  (6.6)   (48.4)  (18.4)     (35.9)  (17.6)
Other,  net. . . . . . . . . . . . . . . . . .    (2.9)  (1.2)    (5.5)   (2.1)      (3.9)   (1.9)
                                                -------  -----  -------  ------  ---------  ------
                                                $ 88.4   35.6%  $ 54.3    20.7%  $   44.6    21.9%
                                                =======  =====  =======  ======  =========  ======

(a) The increased level of foreign tax in excess of the domestic rate is due to restructuring reserves for which no tax benefits were provided.

     Energizer recognized capital loss tax benefits of $16.6, $48.4 and $35.9 in 1999, 1998 and 1997, respectively, primarily related to past restructuring actions. In 1997, Ralston changed its method of computing foreign tax credits. Tax benefits of $20.5 have been allocated to Energizer related to foreign tax credit refund claims for 1993 through 1996.

     The effective tax rate for discontinued operations is higher than the federal statutory rate in 1999 and 1998 due to a higher state income tax rate.

     The deferred tax assets and deferred tax liabilities recorded on the balance sheet as of September 30 are as follows:



                                           1999          1998
                                           ----          ----
Deferred  Tax  Liabilities:

     Depreciation and property differences  $(64.7)  $(72.6)
                                            -------  -------
          Gross deferred tax liabilities .   (64.7)   (72.6)
                                            =======  =======
Deferred Tax Assets:
     Accrued liabilities . . . . . . . . .    64.3     64.0
     Tax loss carryforwards. . . . . . . .    46.4     40.7
     Capital losses. . . . . . . . . . . .       -     71.8
     Intangible assets . . . . . . . . . .    37.6     37.4
     Inventory differences             . .     3.5      5.7
     Other tax assets, non-current . . . .    12.1     21.6
                                            -------  -------
          Gross deferred tax assets. . . .   163.9    241.2
                                            -------  -------
     Valuation allowance . . . . . . . . .   (66.8)   (65.7)
                                            -------  -------
Net deferred tax assets. . . . . . . . . .  $ 32.4   $102.9
                                            =======  =======


     Total deferred tax assets/liabilities shown above include current and non-current amounts.

     Tax loss carryforwards of $2.0 expired in 1999. Future expiration of tax loss carryforwards and tax credits, if not utilized, are as follows: 2000, $3.0; 2001, $3.0; 2002, $4.4; 2003, $3.0; 2004, $2.9; thereafter or no expiration, $30.1. The valuation allowance is primarily attributed to deferred tax assets related to certain accrued liabilities, tax loss carryforwards and tax credits outside the United States.

     At September 30, 1999, approximately $72.1 of foreign subsidiary net earnings were considered permanently invested in those businesses. Accordingly, U.S. income taxes have not been provided for such earnings. It is not practicable to determine the amount of unrecognized deferred tax liabilities associated with such earnings.


PENSION  PLANS  AND  OTHER  POSTRETIREMENT  BENEFITS

     Energizer participates in Ralston's noncontributory defined benefit pension plans (Plans) covering substantially all regular employees in the United States and certain employees in other countries. The Plans provide retirement benefits based on years of service and earnings. In fiscal 1999, Ralston amended the qualified U.S. Pension Plan to allow employees to make an irrevocable election effective January 1, 1999 between two pension benefit formulas. Prior to this time, one benefit formula was used. Also effective January 1, 1999, assets of the Plan provide employee benefits in addition to normal retirement benefits. The additional benefit is equal to a 300 percent match on participants' after-tax contributions of 1 or 1.75 percent to the Savings Investment Plan. The cost of the Plans is allocated to Energizer based on Energizer's percentage of the total liability of the Plans, as shown in the table below.

     Certain other foreign pension arrangements, which include various retirement and termination benefit plans, some of which are required by local law or coordinated with government-sponsored plans, are not material in the aggregate.

     Substantially all regular Energizer employees in the United States were eligible to participate in the Ralston-sponsored defined contribution plans. In fiscal 1999, Ralston amended the contribution structure of the plans. Prior to January 1, 1999 Ralston generally matched 100% of participants' before-tax contributions up to 6 percent of compensation for employees hired prior to July 1, 1993. For employees hired on or after July 1, 1993, Ralston matched before-tax participant contributions in increasing 20 percent increments for each year of service. On January 1, 1999 and thereafter, Ralston matches 25 percent of participants' before-tax contributions up to 4 percent of compensation. In addition, participants can make after-tax contributions of 1 percent or 1.75 percent of compensation into the savings plan. This participant after-tax contribution is matched within the pension plan at 300 percent. Amounts charged to expense are shown in the table below.

     Ralston currently provides health care and life insurance benefits for certain groups of retired Energizer employees who meet specified age and years of service requirements. The cost of these benefits is allocated to Energizer based on Energizer's percentage of the total liability related to these benefits. Ralston also sponsors plans whereby certain management employees may defer compensation for cash benefits after retirement. The cost of these postretirement benefits is shown in the table below.

     The costs of defined benefit and contribution plans and other postretirement benefits allocated to Energizer are as follows:


                                    1999   1998   1997
                                   -----  -----  -----
Defined benefit plans . . . . . .  $ 5.2  $  .3  $ 6.7
Defined contribution plan . . . .    3.0    8.2    7.5
Postretirement benefits         .    5.8    4.3    5.0

NOTES  PAYABLE

     Notes payable at September 30, 1999 and 1998 consisted of notes payable to financial institutions of $118.5 and $114.4, respectively, and had a weighted average interest rate of 7.3% and 10.5%, respectively.

     At  September  30,  1999,  total  unused  lines  of  credit  were  zero.

LONG-TERM  DEBT
     The  detail  of  long-term  debt  at  September  30  is  as  follows:




                                                          1999     1998
                                                         ------  -------
Singapore subsidiary, interest rate of 5.9% at 8-31-98,
 due 1999 . . . . . . . . . . . . . . . . . . . . . . .  $   -   $ 12.9

Other, interest rates ranging from 7.6% to 18.9% at
9-30-99 and from 11.5% to 18.3% at 9-30-98, due 1999
 to 2002. . . . . . . . . . . . . . . . . . . . . . . .    2.2      1.6
                                                         ------  -------
                                                           2.2     14.5

Less current portion. . . . . . . . . . . . . . . . . .    (.3)   (13.2)
                                                         ------  -------
                                                         $ 1.9   $  1.3
                                                         ======  =======

     Aggregate maturities of long-term debt outstanding at September 30, 1999 are $1.6 and $0.3 for the years ending September 30, 2001 and 2002, respectively.


NET  INVESTMENT  IN  ENERGIZER

     The following analyzes Ralston's Net Investment in Energizer for the years ended September 30:


                                                 1999       1998       1997
                                             ---------  ---------  ---------
Balance at beginning of year          . . .  $1,531.3   $1,548.2   $1,534.5
Net earnings               .. . . . . . . .      80.0      164.7      159.8
Change in cumulative translation adjustment       3.3      (30.4)     (17.5)
Net transactions with Ralston . . . . . . .    (301.7)    (151.2)    (128.6)
                                             ---------  ---------  ---------
Balance at end of year. . . . . . . . . . .  $1,312.9   $1,531.3   $1,548.2
                                             =========  =========  =========


Included in Net Investment in Energizer are cumulative translation adjustments for non-hyperinflationary countries of $83.3, $86.6, and $56.2 at September 30, 1999, 1998 and 1997, respectively, representing net devaluation of currencies relative to the U.S. dollar over the period of investment.

     Also included in Net Investment in Energizer are accounts payable and receivable between Energizer and Ralston.


FINANCIAL  INSTRUMENTS  AND  RISK  MANAGEMENT

     FOREIGN CURRENCY CONTRACTS - Energizer enters into foreign exchange forward contracts and, to a lesser extent, purchases options and enters into zero-cost option collars, to mitigate potential losses in earnings or cash flows on foreign currency transactions. Foreign currency exposures are primarily related to anticipated intercompany purchase transactions and intercompany borrowings. Other foreign currency transactions to which Energizer is exposed include external purchase transactions and intercompany receivables, dividends and service fees.

     The table below summarizes, by instrument and by major currency, the contractual amounts of Energizer's forward exchange contracts and purchased currency options in U.S. dollar equivalents at year end. These contractual amounts represent transaction volume outstanding, and do not represent the amount of Energizer's exposure to credit or market loss. Foreign currency contracts are generally for one year or less.





                                1999    1998
                              ------  ------
INSTRUMENT
     Forwards. . . . . . . .  $133.4  $245.7
     Options            .. .    17.7     6.6
CURRENCY
     Swiss franc . . . . . .   124.2   143.9
     French franc          .       -    73.8
     Canadian dollar . . . .    17.7    19.5
     British pound . . . . .       -     6.6
     Other currencies. . . .     9.2     8.5



     CONCENTRATION OF CREDIT RISK - The counterparties to foreign currency contracts consist of a number of major international financial institutions and are generally institutions with which Energizer or Ralston maintains lines of credit. Energizer does not enter into foreign exchange contracts through brokers nor does it trade foreign exchange contracts on any other exchange or over the counter markets. Risk of currency positions and mark-to-market valuation of positions are strictly monitored at all times.

     Ralston and Energizer continually monitor positions with and credit ratings of counterparties both internally and by using outside rating agencies. Energizer has implemented policies which limit the amount of agreements it enters into with any one party. While nonperformance by these counterparties exposes Energizer to potential credit losses, such losses are not anticipated due to the control features mentioned.

   Energizer sells to a large number of customers primarily in the retail trade, including those in the mass merchandiser, drug store, supermarket and other channels of distribution throughout the world. Energizer performs ongoing evaluations of its customers' financial condition and creditworthiness, but does not generally require collateral. While the competitiveness of the retail industry presents an inherent uncertainty, Energizer does not believe a significant risk of loss from a concentration of credit risk exists with respect to accounts receivable.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - Energizer's financial instruments include cash and cash equivalents, short-term and long-term debt, foreign currency contracts and interest rate swap agreements. Due to the nature of cash and cash equivalents and short-term borrowings, including notes payable, carrying amounts on the balance sheet approximate fair value.

     Energizer's long-term debt represents borrowings in foreign countries under various credit facilities that provide for periodic interest rate resets, at least annually. Therefore, the fair market value of Energizer's long-term debt is deemed to approximate its book value at September 30, 1999 and 1998.

     The fair value of foreign currency contracts is the amount that Energizer would receive or pay to terminate the contracts, considering first, quoted market prices of comparable agreements, or in the absence of quoted market prices, such factors as interest rates, currency exchange rates and remaining maturities. Based on these considerations, Energizer would be required to make a total net payment of $2.7 and $13.3 to counterparties for outstanding foreign currency contracts at September 30, 1999 and 1998, respectively. However, these payments are unlikely due to the fact that Energizer enters into foreign currency contracts to hedge identifiable foreign currency exposures, and as such would generally not terminate such contracts.


ENVIRONMENTAL  AND  LEGAL  MATTERS

     GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS - The operations of Energizer, like those of other companies engaged in the battery business, are subject to various federal, state, foreign and local laws and regulations intended to protect the public health and the environment. These regulations primarily relate to worker safety, air and water quality, underground fuel storage tanks and waste handling and disposal.

     Energizer has received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that it has been identified as a "potentially responsible party" (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to 9 federal "Superfund" sites. It may also be required to share in the cost of cleanup with respect to a state-designated site. Liability under the applicable federal and state statutes which mandate cleanup is joint and several, meaning that a liable party may be responsible for all of the costs incurred in investigating and cleaning up contamination at a site. However, liability in such matters is typically shared by all of the financially viable responsible parties.

     Energizer's ultimate liability in connection with those sites may depend on many factors, including the volume of material contributed to the site, the number of other PRP's and their financial viability, and the remediation methods and technology to be used.

     In addition, Energizer has undertaken certain programs to reduce or eliminate the environmental contamination at the rechargeable battery facility in Gainesville, Florida, which has recently been divested. In the event that the buyer would become unable to continue such programs, Energizer could be required to bear financial responsibility for such programs as well as for other known and unknown environmental conditions at the site.

     Many European countries, as well as the European Union, have been very active in adopting and enforcing environmental regulations. In many developing countries in which the Energizer business operates, there has not been significant governmental regulation relating to the environment, occupational safety, employment practices or other business matters routinely regulated in the United States. As such economies develop, it is possible that new regulations may increase the risk and expense of doing business in such countries.

     It is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters, particularly remediation, and future capital expenditures for environmental control equipment. Nevertheless, based upon the information currently available, Energizer believes that its ultimate liability arising from such environmental matters, taking into account established accruals of $5.8 for estimated liabilities, should not be material to its financial position. Such liability could, however, be material to results of operations or cash flows for a particular quarter or annual period.

     LEGAL PROCEEDINGS - On April 8, 1998, Zinc Products Company, a division of Alltrista Corp., a supplier of zinc cans used in the manufacture of batteries, filed suit in federal district court for the Eastern District of Tennessee against Energizer, claiming breach of contract when Energizer closed its Fremont, Ohio plant. The plaintiff claims lost profits and other damages of approximately $2.8 million. The case is in discovery and no trial date has been set.

     The U.S. Patent Office continues to review the interference claims between Strategic Electronics (Energizer's licensor) and Duracell relating to use of the on-battery tester. A decision is not expected for several years. An earlier decision, which denied Energizer's separate patent claims and those of Eastman Kodak Company (which are licensed to Duracell) has been appealed to the federal district court for Washington, D.C. on February 2, 1998. Kodak filed a similar appeal, naming Energizer as a defendant on January 29, 1998. In a related matter, Strategic Electronics filed a declaratory judgment suit on September 9, 1999 in the federal district court for the Central District of California seeking additional payments of approximately $1 million under the license. Energizer has filed a motion to dismiss and expects a ruling in the near future.

     Energizer or Ralston's other subsidiaries engaged in the Energizer business are parties to a number of other legal proceedings in various jurisdictions arising out of the operations of the Energizer business.

     Many of the foregoing legal matters are in preliminary stages, and involve complex issues of law and fact and may proceed for protracted periods of time. The amount of alleged liability, if any, from these proceedings cannot be determined with certainty. However, based upon present information, Energizer believes that its ultimate liability, if any, arising from pending legal proceedings, asserted legal claims, and known potential legal claims which are likely to be asserted, should not be material to Energizer's financial position, taking into account established accruals for estimated liabilities. These liabilities, however, could be material to results of operations or cash flows for a particular quarter or annual period.


OTHER  COMMITMENTS  AND  CONTINGENCIES

     LEASE COMMITMENTS - Future minimum rental commitments under noncancellable operating leases in effect as of September 30, 1999, were: 2000 - $3.7, 2001 - $3.5, 2002 - $2.8, 2003 - $2.3, 2004 - $1.9 and thereafter - $9.0.

     Total rental expense for all operating leases was $21.5, $19.7, and $21.2 in 1999, 1998 and 1997, respectively.

SUPPLEMENTAL  BALANCE  SHEET  INFORMATION


                                                1999     1998
                                                ----     ----
INVENTORIES  -

     Raw materials and supplies     . . .  . . . . .   $   74.0                $ 66.2
     Work in process. . . . . . . . . . . . . . . . .      80.5                  79.8
     Finished products. . . . . . . . . . . . . . . . .   228.5                 258.4
                                                        -------                ------
                                                       $  383.0                $404.4
                                                         ======                ======
OTHER CURRENT ASSETS -
     Miscellaneous receivables. . . . . . . . . . . .  $   52.7                $ 39.7
     Deferred income tax benefits . . . . . . . . . . .    34.6                  31.3
     Prepaid expenses . . . . . . . . . . . . . . . . .    32.4                  29.7
     Other        . . . . . . . . . . . . . . . . . . .     1.6                   2.6
                                                        -------                ------
                                                       $  121.3                $103.3
                                                         ======                ======
INVESTMENTS AND OTHER ASSETS -
     Goodwill (net of accumulated amortization:
     1999 - $120.2, 1998 - $106.1)                     $  205.0              $  235.2
     Other intangible assets (net of accumulated
     amortization: 1999 - $343.3, 1998 - $331.0). . .      94.4                 105.5
     Deferred income tax benefits . . . . . . . . . . .     --                   72.5
     Deferred charges and other assets. . . . . . . . .    20.3                  33.7
                                                        -------                ------
                                                       $  319.7              $  446.9
                                                         ======                ======
OTHER CURRENT LIABILITIES -
     Accrued advertising, promotion and allowances. .  $  110.0              $   91.4
     Restructuring reserves . . . . . . . . . . . . .      11.3                  41.0
     Salaries, vacations and incentive compensation  ..    48.9                  47.6
     Other. . . . . . . . . . . . . . . . .                78.3                  62.1
                                                        -------                ------
                                                       $  248.5              $  242.1
                                                         ======                ======


SUPPLEMENTAL  CASH  FLOW  STATEMENT  INFORMATION



                                     1999    1998    1997
                                    ------  ------  ------
Interest paid                    .  $11.7   $14.9   $15.7
Income taxes paid. . . . . . . . .   44.0    81.2    78.7


ALLOWANCE FOR DOUBTFUL ACCOUNTS
                                     1999    1998    1997
                                    ------  ------  ------
Balance at beginning of year . . .  $19.6   $19.6   $22.2
Provision charged to expense . . .    6.7     3.4     1.7
Write-offs, less recoveries. . . .   (7.0)   (3.4)   (4.3)
                                    ------  ------  ------
Balance at end of year . . . . . .  $19.3   $19.6   $19.6
                                    ======  ======  ======

SEGMENT  INFORMATION

Energizer manufactures and markets dry cell batteries including alkaline, carbon zinc, miniature and specialty batteries, and flashlights and other lighting products throughout the world. Operations are managed via four major geographic areas - North America, which includes the U.S. and Canada, Asia Pacific, Europe, and South and Central America. This structure is the basis for the Company's reportable operating segment information disclosed below. Segment performance is evaluated based on operating profit, exclusive of general corporate expenses, restructuring charges and amortization of goodwill and intangibles. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

Intersegment sales are generally valued at market-based prices and represent the difference between total sales and external sales as presented in the table below. Segment profitability includes profit on these intersegment sales. One single mass merchandiser accounted for 13.5% of total net sales in fiscal year 1999, primarily in North America.



                                      1999                1998                 1997
                                      ----                ----                 ----

                                TOTAL     EXTERNAL   TOTAL     EXTERNAL   TOTAL     EXTERNAL
NET SALES. . . . . . . . . . .  SALES     SALES      SALES     SALES      SALES     SALES
                                --------  ---------  --------  ---------  --------  ---------
     North America . . . . . .  $1,135.9  $ 1,035.9  $1,104.3  $ 1,005.4  $1,060.5  $   974.0
     Asia Pacific. . . . . . .     430.0      384.8     448.6      396.9     525.2      475.1
     Europe. . . . . . . . . .     320.3      317.0     369.5      365.7     409.5      404.7
     South and Central America     151.2      134.6     179.9      153.8     158.5      152.0
                                          ---------            ---------            ---------
               Total Net Sales             $1,872.3            $ 1,921.8             $2,005.8
                                           ========            =========             ========




                                                               1999       1998       1997
                                                             ---------  ---------  ---------
OPERATING PROFIT BEFORE RESTRUCTURING CHARGES
AND AMORTIZATION
     North America. . . . . . . . . . . . . . . . . . . . .  $  291.4   $  279.8   $  261.1
     Asia Pacific . . . . . . . . . . . . . . . . . . . . .      89.2      100.3      121.5
     Europe . . . . . . . . . . . . . . . . . . . . . . . .      (1.2)      11.3       15.2
     South and Central America. . . . . . . . . . . . . . .      14.5       16.9       11.5
                                                             ---------  ---------  ---------
          TOTAL SEGMENT PROFITABILITY . . . . . . . . . . .     393.9      408.3      409.3
     General Corporate Expenses . . . . . . . . . . . . . .     (54.0)     (46.2)     (34.9)
     Research and Development Expense . . . . . . . . . . .     (48.5)     (46.6)     (41.9)
                                                             ---------  ---------  ---------
          Operating Profit before Restructuring Charges and
              Amortization. . . . . . . . . . . . . . . . .     291.4      315.5      332.5
     Restructuring Charges. . . . . . . . . . . . . . . . .      (9.9)     (21.3)     (83.7)
     Amortization . . . . . . . . . . . . . . . . . . . . .     (25.0)     (25.9)     (32.8)
     Interest and Other Financial Items . . . . . . . . . .      (8.3)      (5.8)     (12.1)
                                                             ---------  ---------  ---------
          Total Earnings from Continuing Operations Before
               Income Taxes . . . . . . . . . . . . . . . .  $  248.2   $  262.5   $  203.9
                                                             =========  =========  =========


                                                                 1999       1998       1997
                                                             ---------  ---------  ---------
DEPRECIATION
     North America. . . . . . . . . . . . . . . . . . . . .  $   45.0   $   50.1   $   51.2
     Asia Pacific . . . . . . . . . . . . . . . . . . . . .      11.1       10.0       13.2
     Europe . . . . . . . . . . . . . . . . . . . . . . . .      10.3       12.4       13.0
     South and Central America. . . . . . . . . . . . . . .       2.0        1.6        2.1
                                                             ---------  ---------  ---------
          Total Depreciation Expense. . . . . . . . . . . .  $   68.4   $   74.1   $   79.5
                                                             =========  =========  =========

                                                                 1999       1998       1997
                                                             ---------  ---------  ---------
ASSETS AT YEAR END
     North America. . . . . . . . . . . . . . . . . . . . .  $  815.5   $  888.0   $  830.4
     Asia Pacific . . . . . . . . . . . . . . . . . . . . .     271.4      265.0      317.4
     Europe . . . . . . . . . . . . . . . . . . . . . . . .     282.2      334.6      312.3
     South and Central America. . . . . . . . . . . . . . .      98.0       92.7       92.7
                                                             ---------  ---------  ---------
          Subtotal. . . . . . . . . . . . . . . . . . . . .   1,467.1    1,580.3    1,552.8
     Goodwill and Other Intangible Assets . . . . . . . . .     299.4      340.7      367.6
     Investment in Discontinued Operations. . . . . . . . .      67.2      156.6      193.2
                                                             ---------  ---------  ---------
          Total Assets. . . . . . . . . . . . . . . . . . .  $1,833.7   $2,077.6   $2,113.6
                                                             =========  =========  =========

                                                                 1999       1998       1997
                                                             ---------  ---------  ---------
CAPITAL EXPENDITURES
     North America. . . . . . . . . . . . . . . . . . . . .  $   39.6   $   53.7   $   44.7
     Asia Pacific . . . . . . . . . . . . . . . . . . . . .      18.4       32.6       30.4
     Europe . . . . . . . . . . . . . . . . . . . . . . . .       8.9        8.1       11.1
     South and Central America. . . . . . . . . . . . . . .       2.3        8.4       12.6
                                                             ---------  ---------  ---------
          Total Capital Expenditures. . . . . . . . . . . .  $   69.2   $  102.8   $   98.8
                                                             =========  =========  =========

Supplemental product information is presented below for revenues from external customers.



                                     1999      1998      1997
                                   --------  --------  --------
NET SALES
     Alkaline Batteries . . . . .  $1,211.0  $1,189.4  $1,185.4
     Carbon Zinc Batteries. . . .     358.8     419.7     500.4
     Lighting Products. . . . . .     128.6     131.0     127.6
     Miniature Batteries. . . . .      65.2      65.7      69.9
     Other. . . . . . . . . . . .     108.7     116.0     122.5
                                   --------  --------  --------
          Total Net Sales . . . .  $1,872.3  $1,921.8  $2,005.8
                                   ========  ========  ========

GEOGRAPHIC SEGMENT INFORMATION
---------------------------------
                                       1999      1998      1997
                                   --------  --------  --------
NET SALES
     United States. . . . . . . .  $  977.6  $  950.0  $  920.8
     International. . . . . . . .     894.7     971.8   1,085.0
                                   --------  --------  --------
          Total Net Sales . . . .  $1,872.3  $1,921.8  $2,005.8
                                   ========  ========  ========

                                       1999      1998      1997
                                   --------  --------  --------
LONG LIVED ASSETS
     United States. . . . . . . .  $  404.6  $  426.3  $  431.5
     International. . . . . . . .     387.9     410.7     437.4
                                   --------  --------  --------
          Total Long Lived Assets  $  792.5  $  837.0  $  868.9
                                   ========  ========  ========

QUARTERLY  FINANCIAL  INFORMATION  -  UNAUDITED

     The results of any single quarter are not necessarily indicative of Energizer's results for the full year. Net earnings of Energizer are significantly impacted in the first quarter by the additional sales volume associated with the Christmas holiday season.





                                          FIRST    SECOND    THIRD    FOURTH
                                         -------  --------  -------  --------
FISCAL 1999
-----------
Net sales . . . . . . . . . . . . . . .  $582.4   $ 405.7   $399.2   $ 485.0
Gross profit        . . . . . . . . . .   277.3     184.0    183.1     230.0
Earnings from continuing operations (a)    54.8      22.0     21.7      61.3
Earnings/(loss) from discontinued
    operations. . . . . . . . . . . . .    (2.8)     (2.8)       -         -
Loss on disposition of discontinued
    operations       .. . . . . . . . .       -     (74.2)       -         -
Net earnings. . . . . . . . . . . . . .    52.0     (55.0)    21.7      61.3

FISCAL 1998
-----------

Net sales . . . . . . . . . . . . . . .  $638.2   $ 410.6   $410.8   $ 462.2
Gross profit         .. . . . . . . . .   307.5     195.7    200.4     213.8
Earnings from continuing operations (a)    80.9      75.4     13.1      38.8
Earnings/(loss) from discontinued
    operations (b). . . . . . . . . . .     3.4     (40.8)    (2.2)     (3.9)
Net earnings. . . . . . . . . . . . . .    84.3      34.6     10.9      34.9



(a) Earnings from continuing operations were reduced due to provisions for restructuring and increased due to income tax benefits by the following amounts:


                               1999    1998
                              ------  -------
First quarter
   Restructuring . . . . . .  $(6.2)  $   .1
Second quarter
   Restructuring . . . . . .     .1      2.0
   Capital loss tax benefits            48.4
Third quarter
   Restructuring . . . . . .   (8.5)   (15.7)
   Capital loss tax benefits    3.3
Fourth quarter
   Restructuring . . . . . .    6.3       .8
   Capital loss tax benefits   13.3


(b) Earnings/(loss) from discontinued operations were reduced due to provisions for restructuring in the second quarter of fiscal 1998 by $42.7.





                            ENERGIZER HOLDINGS, INC.
                         COMBINED STATEMENT OF EARNINGS
                THREE  MONTHS  ENDED  DECEMBER  31,  1999  AND  1998
                                   (CONDENSED)
                        (DOLLARS IN MILLIONS--UNAUDITED)


                                                  THREE MONTHS ENDED DECEMBER 31,

                                                           1999     1998
                                                         -------  -------

Net Sales . . . . . . . . . . . . . . . . . . . . . . .  $673.6   $582.4
                                                         -------  -------

Costs and Expenses
  Cost of products sold . . . . . . . . . . . . . . . .   322.2    305.1
  Selling, general and administrative . . . . . . . . .    95.6    101.0
  Advertising and promotion . . . . . . . . . . . . . .    67.6     59.0
  Research and development. . . . . . . . . . . . . . .    11.9     11.0
  Provisions for restructuring. . . . . . . . . . . . .       -      6.1
  Interest expense. . . . . . . . . . . . . . . . . . .     2.6      2.8
                                                         -------  -------
                                                          499.9    485.0
                                                         -------  -------

Earnings from Continuing Operations before Income Taxes   173.7     97.4

Income Taxes. . . . . . . . . . . . . . . . . . . . . .   (69.0)   (42.6)
                                                         -------  -------

Earnings from Continuing Operations . . . . . . . . . .   104.7     54.8

Net Loss from Discontinued Operations . . . . . . . . .       -     (2.8)
                                                         -------  -------

Net Earnings. . . . . . . . . . . . . . . . . . . . . .  $104.7   $ 52.0
                                                         =======  =======


            See accompanying Notes to Condensed Financial Statements.



                            ENERGIZER HOLDINGS, INC.
                             COMBINED BALANCE SHEET
                                   (CONDENSED)
                        (DOLLARS IN MILLIONS - UNAUDITED)

                                                 DECEMBER 31,  SEPTEMBER 30,
                                                    1999         1999
                                                    ----         ----
ASSETS

Current Assets
  Cash and cash equivalents. . . . . . . . . . .  $   19.9  $   27.8
  Trade receivables, less allowance for doubtful
    accounts of $20.4 and $19.3, respectively. .     605.5     441.9
  Inventories
    Raw materials and supplies . . . . . . . . .      57.5      74.0
    Work in process. . . . . . . . . . . . . . .      76.6      80.5
    Finished products. . . . . . . . . . . . . .     211.5     228.5
                                                  --------  --------
      Total Inventory. . . . . . . . . . . . . .     345.6     383.0
  Other current assets . . . . . . . . . . . . .     104.2     121.3
                                                  --------  --------
    Total Current Assets . . . . . . . . . . . .   1,075.2     974.0
                                                  --------  --------

Investments and Other Assets . . . . . . . . . .     310.0     319.7

Net Investment in Discontinued Operations. . . .         -      67.2

Property at Cost . . . . . . . . . . . . . . . .   1,004.0   1,010.1
  Accumulated depreciation . . . . . . . . . . .     538.4     537.3
                                                  --------  --------
                                                     465.6     472.8
                                                  --------  --------
      Total. . . . . . . . . . . . . . . . . . .  $1,850.8  $1,833.7
                                                  ========  ========


LIABILITIES AND NET INVESTMENT IN ENERGIZER

Current Liabilities
  Current maturities of long-term debt . . . . .  $    0.3  $    0.3
  Notes payable. . . . . . . . . . . . . . . . .     130.9     118.5
  Accounts payable . . . . . . . . . . . . . . .     121.3     128.6
  Other current liabilities. . . . . . . . . . .     309.0     248.5
                                                  --------  --------
    Total Current Liabilities. . . . . . . . . .     561.5     495.9

Long-Term Debt . . . . . . . . . . . . . . . . .       1.4       1.9

Other Liabilities. . . . . . . . . . . . . . . .      22.7      23.0

Net Investment in Energizer. . . . . . . . . . .   1,265.2   1,312.9
                                                  --------  --------
      Total. . . . . . . . . . . . . . . . . . .  $1,850.8  $1,833.7
                                                  ========  ========

            See accompanying Notes to Condensed Financial Statements.





                            ENERGIZER HOLDINGS, INC.
                        COMBINED STATEMENT OF CASH FLOWS
                  THREE MONTHS ENDED DECEMBER 31, 1999 AND 1998
                                   (CONDENSED)
                        (DOLLARS IN MILLIONS - UNAUDITED)


                                                    THREE MONTHS ENDED DECEMBER 31,
                                                            1999     1998
                                                         --------  -------
CASH FLOW FROM OPERATIONS
  Net earnings. . . . . . . . . . . . . . . . . . . . .  $ 104.7   $ 52.0
  Net loss from discontinued operations . . . . . . . .        -      2.8
  Non-cash items included in income . . . . . . . . . .     23.3     25.0
  Changes in assets and liabilities used in operations.    (65.8)   (49.1)
  Other, net. . . . . . . . . . . . . . . . . . . . . .     (1.6)     2.3
                                                         --------  -------
    Cash flow from continuing operations. . . . . . . .     60.6     33.0
    Cash flow from discontinued operations. . . . . . .     53.5     (3.3)
                                                         --------  -------
      Net cash flow from operations . . . . . . . . . .    114.1     29.7
                                                         --------  -------

CASH FLOW FROM INVESTING ACTIVITIES
  Property additions. . . . . . . . . . . . . . . . . .    (11.0)   (13.4)
  Proceeds from sale of OEM business. . . . . . . . . .     20.0        -
  Proceeds from sale of property. . . . . . . . . . . .      1.1      0.8
  Other, net. . . . . . . . . . . . . . . . . . . . . .      0.5      1.4
                                                         --------  -------
    Cash used by investing activities
          - continuing operations . . . . . . . . . . .     10.6    (11.2)
                                                         --------  -------
    Cash used by investing activities
       - discontinued operations  . . . . . . . . .         (0.7)    (1.4)
                                                         --------  -------
      Net cash used by investing activities . . . . . .      9.9    (12.6)
                                                         --------  -------

CASH FLOW FROM FINANCING ACTIVITIES
    Net cash proceeds from issuance of long-term debt .        -      1.0
    Principal payments on long-term debt
      (including current maturities). . . . . . . . . .     (0.5)   (12.9)
    Net increase in notes payable . . . . . . . . . . .     12.4     18.6
    Net transactions with Ralston . . . . . . . . . . .   (143.6)   (28.2)
                                                         --------  -------
      Net cash used by financing activities . . . . . .   (131.7)   (21.5)
                                                         --------  -------

Effect of Exchange Rate Changes on Cash . . . . . . . .     (0.2)     4.2
                                                         --------  -------

Net Decrease in Cash and Cash Equivalents . . . . . . .     (7.9)    (0.2)

Cash and Cash Equivalents, Beginning of Period. . . . .     27.8     49.1
                                                         --------  -------
Cash and Cash Equivalents, End of Period. . . . . . . .  $  19.9   $ 48.9
                                                         ========  =======


            See accompanying Notes to Condensed Financial Statements.

                            ENERGIZER HOLDINGS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999
                        (DOLLARS IN MILLIONS - UNAUDITED)

NOTE 1 - The accompanying unaudited financial statements have been prepared in accordance with Article 10 of Regulation S-X and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. These statements should be read in conjunction with the financial statements and notes thereto for Energizer Holdings, Inc. (Energizer) for the year ended September 30, 1999, included elsewhere in this registration statement.

NOTE 2 - During the three-month period ended December 31, 1998, Energizer recorded net after-tax and pre-tax provisions for restructuring of $6.2 and $6.1, respectively. The charges were primarily termination benefits associated with a 1997 alkaline and carbon zinc production restructuring plan for Europe.

During the current quarter, approximately 120 employees were terminated in connection with restructuring accruals established in prior years. Activities impacting the restructuring reserve during the current quarter are presented in the following table:



                                          Provision/               Ending
                      Beginning Balance   Reversals   Activity    Balance
                      ------------------  ----------  ----------  --------
1995 PLAN
Other Cash Costs . .     $  .8              $  -       $  -        $  .8
                      ------------------  ----------  ----------  --------
Total. . . . . . . .        .8                 -          -           .8
                      ------------------  ----------  ----------  --------

1996 PLAN
Other Cash Costs . .        .8                 -          -           .8
                      ------------------  ----------  ----------  --------
Total. . . . . . . .        .8                 -          -           .8
                      ------------------  ----------  ----------  --------

1997 PLAN
Termination Benefits       4.1                 -         (1.6)       2.5
Other Cash Costs . .       1.3                 -           -         1.3
                      ------------------  ----------  ----------  --------
Total. . . . . . . .       5.4                 -         (1.6)       3.8
                      ------------------  ----------  ----------  --------

1998 PLAN
Termination Benefits       1.6                 -         (0.7)       0.9
Other Cash Costs . .       2.0                 -         (0.2)       1.8
                      ------------------  ----------  ----------  --------
Total. . . . . . . .       3.6                 -         (0.9)       2.7
                      ------------------  ----------  ----------  --------

1999 PLAN
Termination Benefits        .7                 -         (0.2)        .5
                      ------------------  ----------  ----------  --------
Total. . . . . . . .        .7                 -         (0.2)        .5
                      ------------------  ----------  ----------  --------

     Grand Total . .  $   11.3            $    -      $  (2.7)    $  8.6
                      ==================  ==========  ==========  ========

NOTE 3 - On November 1, 1999 Energizer's worldwide rechargeable Original Equipment Manufacturers' (OEM) business was sold to Moltech Corporation for approximately $20.0. The OEM business is accounted for as a discontinued operation in Energizer's combined financial statements. Actual pretax operating losses during the divestment period through the sale date totaled $15.9.

Note 4 - Energizer's operations are managed via four major geographic areas - North America (which includes the U.S. and Canada), Asia Pacific, Europe, and South and Central America (including Mexico). This structure is the basis for the Company's reportable operating segment information disclosed below. Segment performance is evaluated based on operating profit, exclusive of general corporate expenses, research and development expenses, restructuring charges and amortization of goodwill and intangibles. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

Intersegment sales are generally valued at market-based prices and represent the difference between total sales and external sales as presented in the table below. Segment profitability includes profit on these intersegment sales.



                             FOR  THE  THREE  MONTHS  ENDED  DECEMBER  31,

                                         1999                         1998
                                        ------                       ------
                                TOTAL. . . . . . . . . . . . TOTAL
NET SALES. . . . . . . . . . .  SALES   EXTERNAL SALES       SALES    EXTERNAL SALES
                               ------   -------------        -----    --------------
     North America             $ 448.9      $ 420.4          $358.2       $329.9
     Asia Pacific                138.4        119.1           118.5        105.6
     Europe                       92.5         92.0           106.9        106.3
     South and Central America    46.7         42.1            47.9         40.6
                                ------        ------          -----       ------
        Total Net Sales                     $ 673.6                       $582.4
                                             ======                        ======




                                      FOR THE THREE MONTHS ENDED DECEMBER 31,
                                                    1999       1998
                                                  --------   -------

OPERATING PROFIT BEFORE RESTRUCTURING
CHARGES AND AMORTIZATION
North America                                      $145.5     $100.5
Asia Pacific                                         38.0       25.9
Europe                                                7.9        2.1
South and Central America                             6.7        6.8
                                                  --------   -------
TOTAL SEGMENT PROFITABILITY                         198.1      135.3
General Corporate Expenses                           (5.4)     (12.8)
Research and Development Expense                    (11.9)     (11.0)
                                                   --------   -------
Operating Profit before Restructuring Charges
     and Amortization                               180.8      111.5
Restructuring Charges                                 -         (6.1)
Amortization                                         (6.1)      (6.3)
Interest and Other Financial Items                   (1.0)      (1.7)
                                                   --------   -------
Total Earnings from Continuing Operations Before
     Income Taxes                                  $173.7      $97.4
                                                  ========    =======


NOTE 5 - In 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". Accumulated other comprehensive income is included in Net Investment in Energizer in the combined balance sheet. The components of total comprehensive income for the three months ended December 31, 1999 and 1998 are shown in the following table:



                               Three  Months  Ended  December  31,

                                            1999    1998
                                          -------  -----
Net earnings . . . . . . . . . . . . . .  $104.7   $52.0
Foreign currency translation adjustments    (3.0)   15.5
                                          -------  -----
Total comprehensive income . . . . . . .  $101.7   $67.5
                                          =======  =====



                            ENERGIZER HOLDINGS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999
                        (DOLLARS IN MILLIONS - UNAUDITED)

NOTE  6  -  Investments  and  Other  Assets  consist  of  the  following:

                               December 31, September 30,

                                     1999        1999
                                   ------       ------
Goodwill. . . . . . . . . . . . .  $198.4       $205.0
Other intangible assets . . . . .    91.9         94.4
Deferred charges and other assets    19.7         20.3
                                   ------       ------
                                   $310.0       $319.7
                                   ======       ======